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Hess Corporation

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HESS CORPORATION

April 23, 2021

Dear Stockholder:

Our company’s strategy has been – and continues to be – to grow our resource base, have a low cost of supply and sustain cash flow growth. By investing only in high return, low cost opportunities, we have built a differentiated portfolio that is balanced between short cycle and long cycle assets, with Guyana as our growth engine and the Bakken, Gulf of Mexico and Southeast Asia as our cash engines. Guyana will become a significant cash engine as multiple phases of low cost oil developments come online, which we believe will drive our company’s breakeven price below $40 per barrel Brent and provide industry leading cash flow growth over the course of the decade.

Throughout the pandemic, our company has maintained a constant focus on the safety of our workforce and the communities where we operate. In response to the pandemic’s severe impact on oil prices, our priorities have been to preserve cash, preserve our operating capability and preserve the long term value of our assets. In terms of preserving cash, we came into 2020 with approximately 80% of our oil production hedged with put options for 130,000 barrels per day at $55 per barrel West Texas Intermediate (“WTI”) and 20,000 barrels per day at $60 per barrel Brent. For 2021, we have hedged 120,000 barrels per day with $55 per barrel WTI put options and 30,000 barrels per day with $60 per barrel Brent put options.

To enhance cash flow and maximize the value of our production, in March and April of 2020 when U.S. oil storage was near capacity, we chartered three very large crude carriers to store and transport more than 6 million barrels of Bakken crude oil to high value markets in Asia; all three cargoes were sold at a premium to Brent.

We reduced our 2020 capital and exploratory budget from $3 billion down to $1.8 billion, primarily by dropping from six Bakken rigs to one. We also reduced our 2020 cash operating costs by $275 million. We further strengthened our cash and liquidity position in 2020 through a $1.0 billion, three year term loan agreement. During the fourth quarter, we closed on the sale of our 28% interest in the Shenzi Field in the Gulf of Mexico for a total consideration of $505 million.

In terms of preserving capability, a key for us was continuing to operate one rig in the Bakken in 2020. Our Bakken team has made great progress over the past 10 years in Lean manufacturing capabilities and innovative practices, which have delivered significant cost efficiencies and productivity improvements that we want to preserve for the future.

To preserve the long term value of our assets, we allocated more than 80% of our 2021 capital and exploratory budget of $1.9 billion to Guyana, where our three sanctioned oil developments have a Brent breakeven oil price of between $25 and $35 per barrel, and to the Bakken, where we have a large inventory of future drilling locations that can generate attractive financial returns at $50 per barrel WTI.

On the Stabroek Block in Guyana, where Hess has a 30% interest and ExxonMobil is the operator, 2020 was another outstanding year. Three oil discoveries during the year brought total discoveries on the block to 18, and we continue to see multibillion barrels of future exploration potential remaining.

Production from Liza Phase 1 reached its nameplate capacity of 120,000 gross barrels of oil per day in December 2020, and the Liza Phase 2 development, with a capacity of 220,000 gross barrels of oil per day, is on track to achieve first oil in early 2022. In September 2020, we sanctioned our third oil development on the Stabroek Block at the Payara Field, which will have a capacity of 220,000 gross barrels of oil per day and is expected to achieve first oil in 2024.

In the Bakken, our 2020 net production came in well above our original guidance for the year and 27% above that of 2019. As WTI oil prices moved above $50 per barrel, in February 2021 we added a second rig, which will allow us to maintain net production in the range of 175,000 barrels of oil equivalent per day and sustain long term cash flow generation from our largest operated asset.

Proved reserves at the end of 2020 stood at 1.17 billion barrels of oil equivalent. Net proved reserve additions and revisions in 2020 totaled 117 million barrels of oil equivalent, including negative net price revisions of 79 million barrels of oil equivalent, replacing 95% of 2020 production.

Sustainability

As we execute our company’s strategy, we will continue to be guided by our longstanding commitment to sustainability. In keeping with our Hess values, we strive to help address societal inequities by fostering a diverse and inclusive work environment and creating opportunities in the communities where we operate. Our board of directors is climate change literate and actively engaged in overseeing Hess’ sustainability practices. We are committed to transparency – our strategy and reporting are closely aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”). We are proud to have been recognized throughout 2020 by a number of third party organizations as an industry leader in our environmental, social and governance performance and disclosure.

We recognize that climate change is one of the greatest scientific challenges of the 21st century that must be addressed while at the same time providing the safe, affordable and reliable energy that is fundamental to human prosperity and world economic growth. We support the aim of the Paris Agreement and a global ambition to achieve net zero emissions by 2050. Our business planning includes actions we will undertake to continue reducing our carbon footprint in keeping with the findings of the U.N. Intergovernmental Panel on Climate Change.

Our board and senior leadership have set aggressive targets for greenhouse gas (“GHG”) emissions reduction. In 2020, we significantly surpassed our five year targets to reduce Scope 1 and 2 GHG emissions intensity by 25% and flaring intensity by 50% from our operated assets – reducing GHG emissions intensity and flaring intensity by approximately 40% and 60%, respectively, compared with 2014 levels. We recently announced our new five year GHG reduction targets for 2025, which are to reduce operated Scope 1 and 2 GHG emissions intensity by approximately 44% and methane emissions intensity by approximately 50% from 2017.

In addition, we are investing in technological and scientific advances designed to reduce, capture and store carbon emissions, including groundbreaking work being conducted by the Salk Institute to develop plants with larger root systems that according to the Salk Institute are capable of absorbing and storing potentially billions of tons of carbon per year from the atmosphere.

We have tested the resilience of Hess’ portfolio under the supply and demand scenarios from the International Energy Agency (“IEA”). The IEA’s Sustainable Development Scenario, which assumes all the pledges of the Paris Climate Agreement are met, projects oil and gas will still be 46% of the global energy mix in 2040. Our current asset portfolio is robust, and our pipeline of forward investments is projected to provide strong financial returns under the Sustainable Development Scenario.

Commitment to Shareholders

We will continue to execute our strategy that has positioned our company to deliver industry leading cash flow growth and financial returns over the course of the decade. We are proud of our employees for their many accomplishments and grateful for the counsel and guidance of our directors. Thank you, our shareholders, for your continued support and interest in our company.

You are cordially invited to participate in our annual meeting of stockholders, which will be held as a virtual meeting, on Wednesday, June 2, 2021 at 9:00 a.m., Central Time. We look forward to sharing more about our company at our annual meeting.

Sincerely,

Independent Chairman of the Board of Directors	Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, natural gas liquids and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; information about sustainability goals and targets and planned social, safety and environmental policies, programs and initiatives; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements:

•

fluctuations in market prices of crude oil, natural gas liquids and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic (“COVID-19”);

•

reduced demand for our products, including due to COVID-19 or the outbreak of any other public health threat, or due to the impact of competing or alternative energy products and political conditions and events;

•

potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels;

•

changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring as well as fracking bans;

•

disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to COVID-19;

•	the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control;

•	unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits;

•	availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services;

•	any limitations on our access to capital or increase in our cost of capital, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets;

•	liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and

•	other factors described in Item 1A – Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

HESS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 2, 2021, at 9:00 a.m.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held on Wednesday, June 2, 2021, at 9:00 a.m., Central Time, for the following purposes:

1.	To elect eleven directors for the ensuing one-year term (pages 2 to 19 of the accompanying proxy statement);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (page 49);

3.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accountants (pages 50-51);

4.	To approve amendment no. 1 to our 2017 long term incentive plan (pages 52-61); and

5.	To transact any other business which properly may be brought before the meeting.

Due to the ongoing health impact of COVID-19 and in order to protect our stockholders, employees and others and align with relevant gathering and travel restrictions, the annual meeting will be held as a virtual only meeting of stockholders. If you are a stockholder of record at the close of business on April 12, 2021, the record date for the annual meeting, you will be able to attend the annual meeting as well as submit questions and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/HES2021. You will not be able to attend the annual meeting in person. Additional information on how to participate in the virtual annual meeting can be found on page 62. This does not represent a change in our stockholder engagement philosophy, and we intend to return to an in-person meeting next year.

By order of the board of directors,

Timothy B. Goodell

Secretary

April 23, 2021

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card in the envelope provided to you, or to use the telephone or internet method of voting described in your proxy card, so that if you are unable to attend the meeting and vote electronically your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 2, 2021:

Hess Corporation’s notice of meeting, proxy statement and 2020 annual report are available at www.proxyvote.com.

The attached proxy statement is dated April 23, 2021 and is first being mailed to stockholders on or about April 23, 2021.

PROXY SUMMARY

The following section is only a summary of key elements of the proxy statement. This summary is intended to assist you in reviewing the proxy statement in advance of the annual meeting of stockholders. It does not contain all of the information you should consider, and we encourage you to read this entire proxy statement before submitting your vote.

2021 Annual Meeting Information

Date & Time Wednesday, June 2, 2021 at 9:00 a.m., Central Time	Place Online at www.virtualshareholdermeeting.com/ HES2021	Record Date April 12, 2021

Voting Matters

Proposals		Board Vote Recommendation	Page Reference

1.	Election of eleven director nominees for one-year term expiring in 2022	✓ FOR each nominee	2

2.	Advisory approval of the compensation of our named executive officers	✓ FOR	49

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2021	✓ FOR	50

4.	Approval of amendment no. 1 to our 2017 long term incentive plan	✓ FOR	52

Your vote is important to us. Please exercise your right to vote.

How to Vote

Over the Internet	By Telephone
Visit the website listed on your Notice of Internet Availability of Proxy Materials or proxy card or voting instruction form.	Call the toll-free telephone number listed on your proxy card or voting instruction form.

By Mail	At the Annual Meeting
Follow the instructions on your proxy card or voting instruction form.

Stockholders are invited to attend the virtual annual meeting and vote electronically.

To participate, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (or on your voting instruction form or as provided by your bank, broker or other nominee in the case of beneficial holders). See page 64 for more information.

2021 PROXY STATEMENT	ii

Proxy Summary

Our Purpose: To Be the World’s Most Trusted Energy Partner

Hess Corporation is a global Exploration and Production (“E&P”) company engaged in the exploration, development, production, transportation, purchase and sale of crude oil, natural gas liquids, and natural gas.

As a leading independent energy company, our purpose is to be the world’s most trusted energy partner through our strong company values and focus on long-term strategy. We are committed to developing oil and gas resources in an environmentally responsible and sustainable manner. We are focused on building a company that makes a positive impact for all stakeholders: our investors, employees, partners and the communities in which we do business.

Hess Values

Our company values set the framework and establish the ethical standards by which we conduct our business.

•  INTEGRITY: We are committed to the highest level of integrity in all our relationships.

•  PEOPLE: We are committed to attracting, retaining and energizing the best people by investing in their professional development and providing them with challenging and rewarding opportunities for personal growth.

•  PERFORMANCE: We are committed to a culture of performance that demands and rewards outstanding results throughout our business.

•  VALUE CREATION: We are committed to creating stockholder value based on sustained financial performance and long-term profitable growth.

•  SOCIAL RESPONSIBILITY: We are committed to meeting the highest standards of corporate citizenship by protecting the health and safety of our employees, safeguarding the environment and creating a long-lasting, positive impact on the communities where we do business.

•  INDEPENDENT SPIRIT: We are committed to preserving the special qualities and unique personality that have made us a successful independent enterprise.

Corporate Culture and Human Capital Management

Our workplace culture is guided by the Hess values and reinforced by developing quality leadership, fostering diversity, equity and inclusion, emphasizing continuous learning, creating opportunities for engagement, driving innovation and embracing Lean processes. We are pursuing a Life at Hess initiative to optimize the work experience for our multigenerational workforce and unlock the discretionary effort that is required to perform at a high level on a sustained basis. The Life at Hess framework encompasses programs, policies and practices, and a listening system that draws on in-person dialogues, pulse polls and data analytics to help leaders understand employees’ issues and perspectives and to ensure the health of our company culture and alignment with our values and strategic business priorities. During 2020, due to COVID-19, we adapted our Life at Hess initiative for a work experience that was largely away from the office and with stringent health and safety protocols throughout our operations. We offered supplemental medical resources, mental wellness programs and access to third-party medical experts, at no cost to employees. Employee turnover, diversity, equity and inclusion and leadership development metrics, along with qualitative data are considered by our Diversity, Equity and Inclusion Council and at the executive level. They are also discussed at the compensation and management development committee regularly throughout the year and shared with the full board of directors. Directors have opportunities throughout the year to meet with employees, including virtually due to COVID-19.

iii	2021 PROXY STATEMENT

Proxy Summary

Strategy of Value Creation

Our strategy is to grow our resource base, have a low cost of supply and sustain cash flow growth – investing in high return, low cost projects to move down the cost curve and be profitable in a lower price environment with increasing cash generation and returns to stockholders. Consistent with this strategy, we have built a differentiated portfolio that is balanced between short cycle and long cycle assets, with Guyana as our growth engine and the Bakken, Gulf of Mexico and Southeast Asia as our cash engines. We are confident in our company’s strategy, positioning us to manage through a low price environment to deliver long-term value to our stockholders.

Corporate Performance Highlights

In 2020, we built upon our strong performance in 2018 and 2019 to achieve a number of important milestones in Guyana and the Bakken, while substantially reducing cash costs and capital and exploratory expenditures in response to the sharp decline in oil prices due to COVID-19.

Strategy & Operations

Liza Phase 1 reached its nameplate capacity of 120,000 gross barrels of oil per day (“bopd”) in December 2020	40% Reduction in 2020 capital and exploratory spend from the original capital budget of $3.0 billion	$505 million total consideration, before closing adjustments, for the sale of the company’s interests in the Shenzi Field in the deepwater Gulf of Mexico

Finance and Stockholder Returns

$5.2 billion total liquidity at 12/31/2020, excluding midstream and including committed credit facilities	Ranked #1 during 2018-2020 performance period based on total shareholder return compared to peers using performance share unit methodology	150,000 bopd hedged for 2020, including 130,000 bopd with $55 per barrel WTI put options and 20,000 bopd with $60 per barrel Brent put options

Exploration and Reserves

3 Discoveries during 2020 on the Stabroek Block offshore Guyana, bringing total discoveries to 18	Payara Field sanctioned third development on the Stabroek Block offshore Guyana	95% organic reserve replacement for 2020 (158% excluding price revisions)

2021 PROXY STATEMENT	iv

Proxy Summary

Commitment to Sustainability

Hess is committed to helping meet the world’s growing energy needs in a safe, environmentally responsible, socially sensitive and profitable way. Our purpose is to be the world’s most trusted energy partner and sustainability is fundamental to our long-term strategy. We believe our focus on sustainability creates value for our stockholders and helps position us to continuously improve business performance. We recently completed a review and update of our environment, health, safety and social responsibility (“EHS & SR”) strategy, beginning with a materiality assessment to prioritize our strategic actions through 2025, which will be discussed more fully in our 2020 sustainability report.

Strategy and reporting aligned with TCFD recommendations Support aim of Paris Agreement and a global ambition to achieve net zero emissions by 2050

Outperformed 5-year emission reduction targets for 2020

Reduced operated Scope 1 and 2 greenhouse gas emissions intensity by
~40% vs. 25% target vs. 2014

Reduced flaring intensity by ~60% vs.
50% target vs. 2014

Set new 5-year emission reduction targets for 2025 Reduce operated Scope 1 and 2 greenhouse gas emissions intensity by ~44% vs. 2017 Reduce methane emissions intensity by ~50% vs. 2017

Account for cost of carbon in capital investment decisions Test resilience of portfolio under supply/demand scenarios including IEA’s ambitious Sustainable Development Scenario	Contributing to groundbreaking R&D at Salk Institute Research and development of plants capable of storing potentially billions of tons of atmospheric carbon per year	Executive compensation tied to EHS and climate change goals Bakken flaring reduction target added to 2021 annual incentive plan for all employees

Climate Change Strategy

Hess has established a climate change strategy that is closely aligned with the recommendations of the Financial Stability Board’s Task Force on Climate-Related Financial Disclosures (“TCFD”) to guide our initiatives to support the transition to a low carbon economy, reduce greenhouse gas emissions and invest in carbon-efficient technologies and innovations. Our climate change strategy ties to our broader business strategy, strategic planning and capital allocation decisions, including applying a theoretical price of carbon in our economic evaluations for significant new projects and conducting annual scenario planning exercises which incorporate the International Energy Agency’s (“IEA”) scenarios for future energy demand and carbon pricing. We understand that a substantive climate strategy requires companies to look beyond a five year timeframe and have established an executive-led taskforce to consider our medium and longer term climate strategy. These efforts help position Hess for the long term as a low-cost producer providing the energy necessary to ensure human welfare and global economic development, even in a low-carbon future.

Sustainability Focus Across Our Company

Safety	Social Responsibility

  ✓   Multidisciplinary team overseeing Hess COVID-19 response; safety of workforce and local communities is our top priority

 ✓   Reduced our severe safety incident rate by 42% since 2014

 ✓   Achieved 13% reduction in total recordable incident rate since 2014

 ✓   Reduced Tier 1 process safety incidents by 65% (2014 to 2019), down to zero incidents in 2020

✓  Guided by commitments to international voluntary initiatives including the U.N. Global Compact

✓  Invest in community programs that address societal inequities with a focus on education and workforce development

✓  Committed to making a positive impact on communities where we operate and fostering a diverse and inclusive work environment

v	2021 PROXY STATEMENT

Proxy Summary

Board Oversight of Sustainability Practices

The board is actively engaged in overseeing Hess’ sustainability practices and works alongside senior management to evaluate sustainability risks and global scenarios in making strategic decisions, including those related to climate change. Furthermore, our independent board chairman periodically accompanies our chief executive officer and other members of senior management to meet with investors to solicit shareholder views on EHS & SR topics.

The environmental, health and safety (“EHS”) committee has specific oversight responsibility and makes recommendations to the full board of directors so that sustainability risks and opportunities are taken into account when making strategic decisions. The EHS committee assists the board in identifying, evaluating and monitoring EHS & SR strategies and material risks with the potential to affect the people, environment or communities where we operate or our company’s business activities, performance and reputation. The EHS committee makes recommendations to the full board on policies, programs and practices to address such strategies and risks and monitors the company’s performance against these policies, programs and practices. The EHS committee reviews emergency response preparedness and planning and EHS & SR legal and regulatory matters that could affect the company’s business and operations, including the company’s ongoing response to COVID-19. The EHS committee also advises the board’s compensation and management development committee regarding executive compensation measures to advance the EHS & SR goals of the company.

Board Climate Literacy

Our board is climate change literate, and these and other environmental issues are discussed at the board level and taken into account in strategic decisions. Each member of the EHS committee is independent and qualified under the standards established by applicable law, New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines. EHS committee members have extensive oil and gas industry experience, including operational, regulatory and financial expertise. To supplement the expertise of EHS committee members and the full board of directors, we bring in outside subject matter experts to brief members on current and developing issues relevant to our business, such as climate change. Board members, together with our executive leadership, also participate in field visits to Hess operated and non-operated assets to better understand our key EHS & SR strategies and risks. During these visits, the EHS committee engages with the Hess workforce and observes how Hess is managing EHS & SR risks and opportunities, such as leveraging Lean and technology-focused initiatives in the field.

Environmental, Social and Governance Disclosure and Transparency

Hess is committed to transparency. The company’s disclosures, including our annual sustainability report, are aligned with the TCFD and informed by the oil and gas industry metrics published by the Sustainability Accounting Standards Board (“SASB”). Our website www.hess.com contains information on our environmental and social policies and programs. Hess is recognized as an industry leader in environmental, social and governance disclosure and transparency:

12 consecutive years Leadership status	11 consecutive years on North America Index	10 consecutive years with AA ESG Rating	8 consecutive years on U.S. Index

No. 1 oil & gas company No. 9 overall company 13 consecutive years on list	Only U.S. oil & gas producer	No. 1 oil & gas producer	Only U.S. oil & gas company at 4-Star level

2021 PROXY STATEMENT	vi

Proxy Summary

Director Nominees

	Diverse	Committee Memberships
		Audit	Compensation	Governance	EHS

Terrence J. Checki* Former EVP, Federal Reserve Bank of NY		Chair	●	●

Leonard S. Coleman, Jr.* Former President of the National League of Major League Baseball; Former Commissioner of the New Jersey Department of Energy	✓			●	●

Joaquin Duato* Vice Chairman of the Executive Committee of Johnson & Johnson	✓		●	●

John B. Hess Chief Executive Officer

Edith E. Holiday* Corporate Director and Trustee	✓			Chair

Marc S. Lipschultz* Co-founder and President of Owl Rock Capital Partners and Co-Chief Investment Officer of Owl Rock Capital Advisors			Chair

David McManus* Former EVP, Pioneer Natural Resources			●		●

Kevin O. Meyers* Former SVP of Americas E&P, ConocoPhillips		●			Chair

Karyn F. Ovelmen* Former Gas and Power Transformation Leader, General Electric Company and Former EVP and CFO, Flowserve Corporation	✓	●

James H. Quigley* Independent Chairman of the Board; Former Chief Executive Officer, Deloitte, Touche Tohmatsu Limited		●	●

William G. Schrader* Former COO, TNK-BP Russia		●			●
*	Independent Director

Independent Director Nominee Characteristics

When evaluating nominees for our board of directors, the corporate governance and nominating committee considers diversity of viewpoints, backgrounds and experience, including diversity of race, gender, ethnicity, age, national origin and cultural background to ensure effective oversight of our strategy and culture and effective representation of the interests of all stockholders.

vii	2021 PROXY STATEMENT

Proxy Summary

Executive Compensation Tied to Company Performance

Compensation Objective

We strive to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation, which includes a base salary, annual incentive, and long-term incentives. The board oversees our compensation program and ensures that we implement our objectives by setting short-term targets that lead to long-term success and long-term targets based on total shareholder return (“TSR”). We engage with our stockholders on a regular basis to ensure we fully understand the factors they consider to be most important when evaluating our company, including compensation.

Key Compensation Actions

In early March 2020, the compensation and management development committee (the “committee”) approved 2020 compensation decisions for our named executive officers (“NEOs”), including title and salary updates and establishing 2020 annual incentive plan (“AIP”) targets and long term incentive plan (“LTI”) targets, including performance share units (“PSUs”). Payouts under the AIP and PSU programs are determined based on attainment of pre-established metrics and are highly sensitive to shareholder returns and our operational performance. Shortly thereafter, COVID-19, in conjunction with global oil market disruptions, severely impacted demand for oil. In response, the company implemented a number of cost-saving measures, including reducing its E&P capital and exploratory spend, ending the year at $1.8 billion, representing a 40% reduction from the original budget of $3.0 billion. The committee observed that global economic conditions warranted changes to the previously approved 2020 AIP. When assessing possible changes, the committee focused on (i) finding opportunities to reduce the company’s cash expense in-line with the company’s other cost saving measures, and (ii) ensuring that the AIP continued to serve as a performance driver, with rigorous but attainable goals.

In support of these objectives, in June 2020, the committee determined to reduce the maximum payout under the AIP from 200% to 50% of target. The committee believed that limiting the AIP payout for 2020 to 50% of target ensured that management shared in the necessary sacrifices to achieve our critical strategic initiative of preserving cash while also maintaining salaries and benefits for employees across the company. In addition, the committee approved adjustments to weightings and targets for certain annual enterprise-level metrics to reflect the company’s shift in priorities given the dramatically changed economic and oil price environment. Revised AIP targets were intended to preserve the rigor of initial 2020 incentive targets in this context to continue incentivizing management to make positive progress during a year of significant market uncertainty.

Timeline	Component	Action
March 2020 Set pay levels and performance targets for 2020	Salary	• No increases for our CEO or COO. • Other NEOs received increases of 4.5% to 10.7% to reflect market adjustments and changes in responsibility as described on pages 26-27.
	AIP Targets	• NEO AIP target value as a percent of salary held flat.
	2020 LTI Grants	• NEO LTI awards increased 6% to 13% to reflect market adjustments and changes in responsibility.
June 2020 Took action in response to the global pandemic	AIP Target Adjustment

•  2020 AIP payout subject to a cap at 50% of target for 2020 due to the global pandemic.

•  The committee approved adjustments to weighting and targets for certain enterprise-level AIP metrics due to uncertainties from the global pandemic.

March 2021 Determined payouts for incentive plans based on 2020 performance	2020 AIP Enterprise Payout

•  AIP achieved at 117% performance, but payout capped at 50% of target due to the global pandemic.

•  Strong year operationally resulted in high final enterprise performance results of annual goals, as described on page 29.

	2018-20 PSU Payout	• PSUs earned at 200% of target. • Hess ranked first among peers and was the only company with a positive TSR over the three year performance period.

2021 PROXY STATEMENT	viii

Proxy Summary

TSR Performance

Our PSUs are tied to relative TSR to effectively measure our performance compared to peers. Our 3-year TSR as of December 31, 2020 was ranked first among peers and we were the only company with a positive TSR over this period. Our ability to navigate COVID-19 in 2020 and the low oil price environment during the last several years has resulted in our TSR far exceeding our peer companies, as indicated by our 3-year TSR performance as of December 31, 2020.

Strong Governance Practices Promote Alignment with Stockholder Interests

✓	Independent directors (10 of 11 nominees)

✓	Independent chairman

✓	Over 80% of the board refreshed since 2013

✓	Annual board and committee evaluations

✓	Stockholder proxy access

✓	Annual election of directors

✓	Strong risk-oversight culture
✓	No poison pill

✓	Stock ownership policy for executives and directors

✓	Majority vote for director elections

✓	Annual CEO performance evaluation led by the Board

✓	Independent board committees

✓	Engagement with stockholders representing approximately 70% of outstanding shares

Risk Oversight

The board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. The audit committee of the board has been delegated primary responsibility for oversight of the company’s risk management practices, and the chief risk officer periodically presents to the audit committee a comprehensive review of the company’s enterprise levels risks, the status of the enterprise risk program and risk management strategies utilized by the company under its corporate risk policy. The audit committee and the board will also receive updates at meetings during the year on any particular matters relating to specific risks that management believes needs to be brought to the attention of the committee or the board. Additionally, each of the board’s committees is assigned with overseeing risk management specific to their scope of responsibilities.

ix	2021 PROXY STATEMENT

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on Wednesday, June 2, 2021, at 9:00 a.m. Central Time virtually, via live webcast. You will be able to attend the annual meeting as well as submit questions and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/HES2021.

On or about April 23, 2021, we commenced mailing this proxy statement, the notice of annual meeting and the proxy card to stockholders. Holders of record of common stock of the company at the close of business on April 12, 2021 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. As of April 12, 2021, there were 308,421,378 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials available to stockholders over the internet. On or about April 23, 2021, we mailed the Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”). The Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

If at the close of business on April 12, 2021 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares with respect to Proposal 1, the election of directors, Proposal 2, the advisory vote on executive compensation, or Proposal 4, approval of amendment no. 1 to our 2017 long term incentive plan, without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker so that your vote can be counted.

If you are a stockholder of record, you can vote by using the internet or by calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or the Notice. A control number, located on the instruction sheet attached to the proxy card or the Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the board of directors. For more information, see “Questions and Answers About the Annual Meeting and Voting” beginning on page 62.

2021 PROXY STATEMENT	1

PROPOSAL 1: ELECTION OF DIRECTORS

Majority Voting Standard

It is intended that proxies will be voted for the nominees set forth below. The company’s by-laws provide for majority voting in uncontested elections of directors, which is the case for the election of directors at the annual meeting. To be elected as a director of the company at the annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board. The corporate governance and nominating committee is then required to make a recommendation to the board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if before the annual meeting any nominee in this proxy statement is unable to serve, or for good cause will not serve as a director, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors to fill the vacancy unless the board reduces the number of directors to be elected at the annual meeting.

Nominees for Director

The following table presents information as of January 25, 2021 about the nominees for election as directors of the company at the annual meeting, including the specific experience, qualifications, attributes and skills that led the board to conclude that such person should serve as a director. All of the directors on the board are elected for a one-year term expiring in 2022.

Terrence J. Checki

Independent Director

Age: 75

Director Since: 2014

Committees Served: Audit (Chair), Compensation, Governance

Principal Occupation: Former Executive Vice President and Head, Emerging Markets and International Affairs, Federal Reserve Bank of New York. Mr. Checki retired from the Federal Reserve Bank of New York in March 2014.

Other Directorships: Director or trustee of various Franklin Templeton funds.

Skills and Experience

Mr. Checki brings decades of experience in management, international relations, government and public policy to the Hess board. He has had key roles in the resolution of numerous economic and financial challenges in the U.S. and abroad during his tenure at the Federal Reserve Bank of New York. Mr. Checki currently chairs our audit committee.

Leonard S. Coleman, Jr.

Independent Director

Age: 71

Director Since: 2016

Committees Served: Governance, EHS

Principal Occupation: Former President of the National League of Major League Baseball and Former Commissioner of the New Jersey Department of Energy.

Other Directorships: Electronic Arts Inc., Omnicom Group Inc. and Santander Consumer USA Holdings Inc. Former Director, Aramark, Avis Budget Group, Inc., Churchill Downs, Inc. and H.J. Heinz Company.

Skills and Experience

Mr. Coleman has acquired substantial business experience over his career, including more than a decade of senior management experience in Major League Baseball, significant financial experience through his years of working as a municipal finance banker at Kidder Peabody and extensive government experience, including serving as Commissioner of the New Jersey Department of Energy. Mr. Coleman also contributes to the racial diversity of the Hess board and plays a critical role in overseeing the company’s diversity, equity and inclusion initiatives.

2	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Nominees for Director

Joaquin Duato
Independent Director Age: 58 Director Since: 2019 Committees Served: Compensation, Governance Principal Occupation: Vice Chairman of the Executive Committee, Johnson & Johnson.

Skills and Experience

Mr. Duato brings extensive experience overseeing key operational, human capital management and innovation functions. He contributes to the ethnic diversity of the Hess board, providing a unique international perspective as a dual citizen of Spain and the United States with experience living and working on-the-ground on multiple continents. Mr. Duato is responsible for Johnson & Johnson’s pharmaceuticals and consumer sectors, as well as supply chain, information technology, global services and health and wellness functions. He was named to his current role in 2018 after serving as Worldwide Chairman, Pharmaceuticals since 2011. Prior to that, he held executive positions of increasing responsibility in the pharmaceutical sector since joining Johnson & Johnson in 1989.

John B. Hess
Age: 66 Director Since: 1978 Principal Occupation: Chief Executive Officer of Hess Corporation and Hess Midstream GP LLC, the General Partner of Hess Midstream LP.

Other Directorships: Hess Midstream GP LLC and KKR & Co. Inc.

Skills and Experience

Mr. Hess has over 40 years of experience with the company. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have been long-term shareholders and have had a long-standing commitment to the company.

Edith E. Holiday

Independent Director

Age: 68

Director Since: 1993

Committees Served: Governance (Chair)

Principal Occupation: Corporate Director and Trustee. Former Assistant to the President of the United States and Secretary of the Cabinet and Former General Counsel, United States Department of the Treasury.

Other Directorships: Santander Consumer USA Holdings Inc. and White Mountains Insurance Group Ltd. (until May 2021). She also serves as a director or trustee of Franklin Templeton mutual funds. Former Director, Canadian National Railway Company, H.J. Heinz Company and RTI International.

Skills and Experience

Ms. Holiday brings deep public policy and governance expertise to the Hess board. She contributes to the gender diversity of the Hess board, and was the first woman to serve as General Counsel of the Treasury Department. Ms. Holiday possesses strong corporate governance and regulatory expertise, as well as legal and managerial experience in both the private and public sectors. She has also served in a directorship capacity across a diverse range of industries throughout her career. Ms. Holiday currently chairs our corporate governance and nominating committee.

2021 PROXY STATEMENT	3

Proposal 1: Election of Directors + Nominees for Director

Marc S. Lipschultz

Independent Director

Age: 52

Director Since: 2016

Committees Served: Compensation (Chair)

Principal Occupation: Co-founder and President of Owl Rock Capital Partners and Co-Chief Investment Officer of Owl Rock Capital Advisors. Mr. Lipschultz served as Global Head of Energy and Infrastructure at KKR & Co. LP, from 1995 to 2016 prior to founding Owl Rock.

Skills and Experience

Mr. Lipschultz brings significant energy, infrastructure, investment, finance and management experience to the Hess board after two decades at KKR & Co. LP, including as the Global Head of Energy and Infrastructure, as well as his current leadership position at Owl Rock, the investment firm that he co-founded. Mr. Lipschultz currently chairs the compensation and management development committee.

David McManus

Independent Director

Age: 67

Director Since: 2013

Committees Served: Compensation, EHS

Principal Occupation: Former Executive Vice President and Head of International Operations, Pioneer Natural Resources Co.

Other Directorships: FLEX LNG Limited and Genel Energy plc. Former Director, Caza Oil & Gas Inc., Costain Group plc. and Rockhopper Exploration plc.

Skills and Experience

Mr. McManus is an experienced international business leader in the energy industry and provides the Hess board with oil and gas project management and commercial expertise.

Kevin O. Meyers, Ph.D.

Independent Director

Age: 67

Director Since: 2013

Committees Served: EHS (Chair), Audit

Principal Occupation: Independent Energy Consultant. Former Senior Vice President of E&P for the Americas, ConocoPhillips.

Other Directorships: Denbury Inc. (formerly Denbury Resources Inc.), Hornbeck Offshore Services, Inc. and Precision Drilling Corporation, Former Director, Bill Barrett Corporation.

Skills and Experience

Dr. Meyers has over 30 years of experience in E&P, both domestic and international. Based on this experience, Dr. Meyers brings to the Hess board decades of managing E&P operations in geographies directly relevant to Hess’ focused E&P portfolio. Dr. Meyers currently chairs the environmental, health and safety committee.

4	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Nominees for Director

Karyn F. Ovelmen

Independent Director

Age: 57

Director Since: 2020

Committees Served: Audit

Principal Occupation: Former Gas and Power Transformation Leader, General Electric Company and Former Executive Vice President and Chief Financial Officer, Flowserve Corporation.

Other Directorships: ArcelorMittal S.A. Former Director, Gates Industrial Corporation plc.

Skills and Experience

Ms. Ovelmen has over 25 years of financial, accounting and operating experience across the energy, manufacturing, retail and distribution industries and also contributes to the gender diversity of the Hess board. Most recently, she served as Gas and Power Transformation Leader at the General Electric Company during 2019 and as Executive Vice President and Chief Financial Officer of Flowserve Corporation from 2015 to 2017. Prior to joining Flowserve, Ms. Ovelmen served as Executive Vice President and Chief Financial Officer of LyondellBasell Industries N.V., a multinational chemical company, from 2011 to 2015, as Executive Vice President and Chief Financial Officer of Petroplus Holdings AG, an independent oil refiner, from 2006 to 2010 and prior to that served in senior finance positions at Argus Services Corporation and Premcor Refining Group Inc. Ms. Ovelmen also spent 12 years with PricewaterhouseCoopers LLP, primarily serving energy industry accounts.

James H. Quigley

Independent Chair

Age: 68

Director Since: 2013

Committees Served: Audit, Compensation

Principal Occupation: Chairman of the Board of Hess Corporation; Former Chief Executive Officer, Deloitte, Touche Tohmatsu Limited.

Other Directorships: Former Director, Merrimack Pharmaceuticals Inc. and Wells Fargo & Company.

Skills and Experience

Mr. Quigley led Deloitte, Touche Tohmatsu Limited, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across multiple industries. He brings to the Hess board significant leadership and governance experience, on a global scale, and knowledge of financial, tax and regulatory matters that are relevant to Hess’ operations.

William G. Schrader
Independent Director Age: 62 Director Since: 2013 Committees Served: Audit, EHS Principal Occupation: Former Chief Operating Officer, TNK-BP Russia.

Other Directorships: Bahamas Petroleum Company Ltd. (Chairman). Former Director, CHC Group Ltd. and Ophir Energy plc (African oil and gas exploration company).

Skills and Experience

Mr. Schrader is an experienced international E&P executive responsible for transforming BP’s significant E&P assets, and brings to the Hess board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations and delivering returns.

The board of directors unanimously recommends that stockholders vote FOR the election of each of the eleven director nominees named above.

2021 PROXY STATEMENT	5

Proposal 1: Election of Directors + Director Nominations

Director Nominations

The corporate governance and nominating committee is responsible for recommending to the board qualified candidates for election as directors. In advance of each annual meeting, the committee meets to recommend nominees for election at the annual meeting. From time to time throughout the year, the committee reviews the mix of skills, qualifications and experience of the directors currently on the board and seeks to identify individuals whose skills, qualifications and experience will supplement and contribute to the effectiveness of the board. Members of the committee may from time to time meet with potential candidates.

The corporate governance and nominating committee and the board believe that the board collectively should encompass a broad range of skills, expertise, general industry knowledge and diversity of opinion. New perspectives and ideas are essential to the proper functioning of the board as is the experience and institutional knowledge of longer-tenured directors. The board has undergone significant refreshment over the last several years, replacing over 80% of the board since 2013. Ms. Karyn F. Ovelmen, a financial and accounting expert with significant experience in the energy industry, was appointed to the board in November 2020. The corporate governance and nominating committee continues to evaluate potential future candidates to support ongoing refreshment, prioritizing sourcing diverse director candidates with key skills that are important to our strategy.

In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience, including diversity of race, gender, ethnicity, age, national origin and cultural background. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight. The board believes this diversity is demonstrated in the varied backgrounds, experience, qualifications and skills of the current members of the board. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The corporate governance and nominating committee has retained Russell Reynolds Associates, a director and executive search and recruiting firm, to identify and review potential independent director candidates and assist the committee and the board in assessing their qualifications and promoting the consideration of diverse candidates. The committee has not paid fees to any other third parties to assist in identifying or evaluating potential nominees. Each of the nominees for election at the 2021 annual meeting were recommended by the non-management directors of the corporate governance and nominating committee, with the input of senior management, the committee’s consultants and advisors.

In addition, the company has adopted a director retirement policy, which provides that no person may be nominated to stand for election or re-election to the board of directors as a non-management director if the election would take place after such person has attained the age of 75, unless otherwise approved by the board. Upon the recommendation of the corporate governance and nominating committee, the board determined to nominate Mr. Checki to stand for re-election at the 2021 annual meeting. In reaching this decision, the corporate governance and nominating committee and the board considered Mr. Checki’s leadership of the audit committee and the desire for continuity given changes to the composition of the audit committee during 2020 as well as Mr. Checki’s extensive experience in government and public policy, including managing financial and market risks during his tenure at the Federal Reserve Bank of New York.

6	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Director Nominations

Stockholder Recommendations and Proxy Access

Stockholders may suggest candidates by writing to the corporate governance and nominating committee, in care of the corporate secretary of the company at the address set forth on page 67. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by SEC rules for director nominees and contact information for the candidate. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

In 2015, our board adopted a proxy access by-law that permits a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of our board of directors. Stockholders and nominees must satisfy the requirements set forth in the by-laws in connection with such nominations. We believe that this by-law provision provides meaningful and effective proxy access rights to our stockholders, and balances those benefits against the risk of misuse by stockholders with interests that are not shared by a significant percentage of our stockholders.

Board Evaluation

Our board is committed to continuous improvement and recognizes the importance of a rigorous evaluation process to enhance board performance and effectiveness. Our corporate governance and nominating committee oversees the annual performance evaluation of the board and ensures that each of the board’s committees conducts an annual self-evaluation. The chair of the corporate governance and nominating committee also oversees the evaluation of our board chairman.

Our board evaluations are designed to solicit input and perspective on various topics, including:

•	board structure, size and composition, including director skills and experience;

•	committee structure and allocation of responsibilities;

•	conduct of meetings, including cadence, length and opportunity for director input and meaningful discussion;

•	materials and information, including quality, timeliness and relevance;

•	director orientation and education;

•	director performance, including attendance, preparation and participation;
•	access to management and internal and external experts, resources and support;

•	key areas of focus for the board, including strategy, sustainability, crisis management and stockholder engagement;

•	committee structure and process, member and chair performance, duties and functions and management support; and

•	performance of the board chair, including communication, relationship with management, availability, focus on appropriate issues and inclusiveness.

2021 PROXY STATEMENT	7

Proposal 1: Election of Directors + Board Leadership Structure / Independent Chairman

Board Leadership Structure / Independent Chairman

Our by-laws provide separate positions for the chairman of the board and chief executive officer. Mr. Quigley serves as the independent chairman of the board and Mr. Hess serves as CEO and a director of the board.

The board currently believes that having a separate chairman and chief executive officer allows for better alignment of corporate governance with stockholder interests and aids in the board’s oversight of management and the board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s leadership and financial, governance and regulatory experience.

The chairman, an independent member of the board who has not previously served as an executive officer of the company, is appointed by the board annually.

As set forth in the company’s corporate governance guidelines, the responsibilities of the chairman include:

•	acting as chair of regular and special meetings of the board;

•	acting as chair of executive sessions or other meetings of the independent directors and leading such executive sessions and meetings;

•	determining if special meetings of the board should be called (but without prejudice to any rights of others to call special board meetings);

•	acting as a liaison between the chief executive officer and the board and facilitating communication between meetings, including discussing action items with the chief executive officer following executive sessions;
•	consulting with the chief executive officer regarding agenda items and appropriate materials for board meetings, and the allocation of time to each discussion topic on the agenda and coordinating with committee chairpersons to facilitate their meetings;

•	presiding over the annual stockholders meeting;

•	being available to participate in or facilitating appropriate meetings with stockholders; and

•	partnering with the chair of the compensation and management development committee to conduct the annual performance evaluation of the chief executive officer and relay board feedback.

Director and Nominee Independence

The board of directors has affirmatively determined that all of the current directors on the board, other than Mr. Hess, and that ten of the eleven nominees for election at the annual meeting, namely, Mr. Checki, Mr. Coleman, Mr. Duato, Ms. Holiday, Mr. Lipschultz, Mr. McManus, Dr. Meyers, Ms. Ovelmen, Mr. Quigley, and Mr. Schrader, are independent within the meaning of the rules and standards of the NYSE. The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors.

Meeting Attendance

The board of directors met ten times in 2020, including two special meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2020.

Non-management directors meet without members of management present after each regularly scheduled board meeting. The chairman of the board of directors presides at these meetings.

All of the current directors who were serving as a director at the time of last year’s annual meeting attended that meeting.

8	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Corporate Governance Guidelines

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with the rules of the NYSE. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the NYSE and the SEC applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at the address set forth on page 67.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the chairman of the board of directors, Hess Corporation, at the address set forth on page 67. Stockholders may also communicate directly to the chairman by e-mail to BoardChairman@hess.com. Communications sent by mail or e-mail will be reviewed by the chairman and will be referred for resolution and response as deemed appropriate by the chairman. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. The company’s policies provide that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related party transaction occurred in the prior fiscal year. If any proposed or existing related party transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of, and process for, the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the NYSE.

In June 2020, Mr. Hess purchased certain pieces of art owned by the company for a total of approximately $844,000 in cash. The company obtained an independent appraisal, and Mr. Hess purchased the artwork at the highest appraised value. The transaction was reviewed and approved by the audit committee in accordance with the company’s policies.

2021 PROXY STATEMENT	9

Proposal 1: Election of Directors + Committees of the Board

Committees of the Board

The board has four standing committees: the compensation and management development committee, the corporate governance and nominating committee, the audit committee and the environmental, health and safety committee. Each committee’s written charter is available on our website at www.hess.com and also available without charge upon request to the company’s corporate secretary at the address set forth on page 67. The board receives regular reports from each committee and discusses matters of particular concern or importance.

Compensation and Management Development Committee
Mr. Lipschultz (Chair) Mr. Checki Mr. Duato Mr. McManus Mr. Quigley All committee members are independent	7 meetings in 2020

The committee’s principal responsibilities are to:

•  review and approve the company’s overall compensation and human capital management philosophy;

•  establish performance goals and objectives for the company’s chief executive officer and reviews the goals set by the company’s chief executive officer for the other named executive officers;

•  review the performance and approve the compensation of the company’s chief executive officer and other named executive officers;

•  provide oversight and monitor the company’s compensation and benefit programs, including the company’s pension, savings, bonus, medical, health and wellness plans;

•  administer and make awards of stock-based compensation under the company’s long-term incentive plans;

•  review management development and succession programs;

•  oversee the assessment of potential risks to the company from its compensation programs and policies;

•  approve the retention and review the performance and independence of compensation consultants to the committee; and

•  prepare an annual report on executive compensation for the company’s proxy statement.

Executive Compensation. The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 20.

Corporate Governance and Nominating Committee
Ms. Holiday (Chair) Mr. Checki Mr. Coleman Mr. Duato All committee members are independent	6 meetings in 2020

The committee’s principal responsibilities are to:

•  develop and recommend to the board the criteria for board membership;

•  identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board;

•  review and make recommendations to the board regarding the size and composition of the board of directors and the establishment and composition of committees;

•  oversee board, committee and chair performance evaluations;

•  identify and recommend to the board potential continuing education opportunities for directors;

•  periodically review and, if appropriate, make recommendations to the board relating to board practices and corporate governance; and

•  develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

Director Candidates. This committee recommends for election as directors qualified, diverse candidates identified through a variety of sources, as described on page 6.

10	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Committees of the Board

Audit Committee
Mr. Checki (Chair) Dr. Meyers Ms. Ovelmen* Mr. Quigley* Mr. Schrader *Audit committee financial expert All committee members are independent and financially literate.	6 meetings in 2020, plus 3 additional reviews of quarterly financial results

The audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others, including to:

•  review and discuss with management, internal audit and the independent registered public accountants matters relating to the company’s financial statements, earnings releases and annual and quarterly reports;

•  meet with management, internal audit and the independent registered public accountants to review and discuss the company’s financial reporting practices and accounting policies and systems, including the appropriateness of management’s application of those policies;

•  review and discuss with management, internal audit and the independent registered public accountants the adequacy and effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures;

•  appoint and oversee the independent registered public accountants, determine their compensation and review their qualifications, performance and independence from management when deciding whether to retain the independent registered public accountants;

•  review the scope and results of the internal audit program and the performance of the internal audit function;

•  review and discuss with management the company’s policies with respect to risk assessment and risk management, including cyber-security and the company’s overall insurance coverage; and

•  review compliance with legal and regulatory requirements and company policies and procedures and discuss the effectiveness of the company’s legal, regulatory and ethical compliance programs.

No member of the audit committee serves on the audit committees of more than three public companies, including ours.

Environmental, Health and Safety Committee
Dr. Meyers (Chair) Mr. Coleman Mr. McManus Mr. Schrader All committee members are independent	5 meetings in 2020

The committee’s principal responsibilities are to:

•  assist the board’s oversight of the company’s sustainability and EHS practices, so that sustainability and EHS risks and opportunities are taken into account when making strategic decisions, including those with the potential to affect the people, environment or communities where we operate;

•  develop recommendations to the board for the formulation and adoption of policies, programs and practices to address sustainability and EHS risks and opportunities, including climate-change related issues, trends and developments;

•  review and monitor the company’s compliance with policies, programs and practices concerning sustainability, EHS and climate-change related issues;

•  identify, evaluate and monitor sustainability, EHS and climate-related risks, domestic and international, which affect or could affect the company’s business activities, performance and reputation;

•  periodically review sustainability, EHS and climate-change related legislative and regulatory issues affecting the company’s business and operations; and

•  review emergency response planning procedures for EHS events, including the company’s ongoing response to COVID-19.

2021 PROXY STATEMENT	11

Proposal 1: Election of Directors + Report of the Audit Committee

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. Ernst & Young LLP, the company’s independent registered public accountants, are responsible for expressing an opinion on the effectiveness of internal controls over financial reporting and the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee is composed of independent directors and operates in accordance with a charter approved by the board of directors, which is available at www.hess.com. The charter sets forth the audit committee’s responsibilities, which are summarized under “Committees of the Board” on page 11. The committee reviews its charter annually and, when appropriate, makes recommendations for changes to the board.

2020 Actions of the Audit Committee

The audit committee met six times during 2020 and met in executive session after each of those meetings. Additionally, the audit committee met three times to review quarterly financial results, with one quarterly review occurring during a regular meeting in 2020.

During 2020, the audit committee met with management, Ernst & Young LLP and internal auditors and among other things:

•

reviewed and discussed with management and Ernst & Young LLP our audited financial statements included in our annual report on Form 10-K and quarterly unaudited financial statements included in quarterly reports on Form 10-Q prior to filing with the SEC;

•

discussed with management and Ernst & Young LLP accounting policies and management’s application of those policies as they relate to the company’s financial results, significant judgments inherent in the financial statements, disclosures, and other matters required by generally accepted auditing standards;

•

discussed with Ernst & Young LLP all matters and communications required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including matters related to independence, received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding their independence and “critical audit matters” identified by the Ernst & Young LLP arising from the audit of the company’s financial statements;

•

reviewed and discussed with management the processes undertaken to evaluate the accuracy and fair presentation of our consolidated financial statements and the effectiveness of our systems of disclosure controls and procedures and internal control over financial reporting, including changes in light of increasing remote communications and other work-from-home practices due to COVID-19;

•

reviewed and discussed with management, the internal auditor, and Ernst & Young LLP, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s opinion about the effectiveness of our internal control over financial reporting;

•

reviewed and discussed matters related to risk, risk controls and compliance and inquired about significant financial risk exposures, assessed the steps management is taking to mitigate these risks, and reviewed our policies for risk assessment and risk management, including the company’s overall insurance coverage;

•

met with management regarding our technology systems and cyber-security incident detection, defense and response, including changes in light of increasing remote communications and other work-from-home practices due to COVID-19;

•	reviewed and assessed the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, including concerns raised on the company’s whistleblower reporting system; and

•	reviewed with the general counsel legal and regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting.

The audit committee also met separately with Ernst & Young LLP and the internal auditors without management present.

12	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Report of the Audit Committee

Assessment of Independent Registered Public Accountants

The audit committee reviews the scope of and overall plans for the annual audit and negotiates fees and approves the other terms of Ernst & Young LLP’s engagement letter. The audit committee also oversees the periodic required rotation of the lead audit partner, as required by SEC rules, and is directly involved in the selection of such partner.

The audit committee discussed with Ernst & Young LLP their independence from management and the company and considered the compatibility of all non-audit services with the auditors’ independence. The audit committee also assessed the qualifications and performance of Ernst & Young LLP in determining whether to retain them. In conducting this assessment, the audit committee considered, among other things: information relating to audit effectiveness, including the results of PCAOB inspection reports; the depth and expertise of the audit team, including their demonstrated understanding of the company’s businesses, significant accounting practices, and system of internal control over financial reporting; the quality and candor of Ernst & Young LLP’s communications with the audit committee and management; the accessibility, responsiveness, technical competence, and professionalism of the lead audit partner and other members of the audit team assigned to our account; the impact to the company of changing auditors; the appropriateness of Ernst & Young LLP’s fees; and Ernst & Young LLP’s ability to employ professional skepticism, objectivity, integrity, and trustworthiness.

The audit committee reviewed the audited December 31, 2020 financial statements of the company with management and the independent registered public accountants. Management represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC. Based on its assessment and review as described in this report, the audit committee has determined that selecting Ernst & Young LLP as independent registered public accountants for 2021 is in the best interest of the company and its stockholders. The board has unanimously proposed that the stockholders ratify this selection at the annual meeting.

Committee Members:

Terrence J. Checki, Chair

Kevin O. Meyers

Karyn F. Ovelmen

James H. Quigley

William G. Schrader

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

2021 PROXY STATEMENT	13

Proposal 1: Election of Directors + Stockholder Engagement

Stockholder Engagement

We engage with our stockholders on a regular basis to ensure we fully understand the factors they consider to be most important when evaluating our company. The purpose of our stockholder engagement program is to discuss and solicit stockholder views on our strategy, business plan, EHS & SR matters, human capital management, diversity, corporate governance and other matters of concern, including executive compensation.

During 2020, our CEO and other members of senior management, at times accompanied by our independent chairman, conducted a broad outreach effort to investors representing, in the aggregate, approximately 70% of our outstanding shares. In light of the ongoing health and safety concerns and in order to protect our stockholders, employees and others and align with relevant gathering and travel restrictions, meetings were held virtually after mid-March 2020.

Robust stockholder engagement program throughout the year

✓ Participated in 17 major investor conferences	✓	Presented at CERAWeek, a premier energy conference attended by institutional investors, industry leaders and policymakers

✓ CEO participated in over 150 meetings with institutional investors	✓	Participated in conferences hosted by Council of Institutional Investors

Topics Covered
Strategy, Performance and COVID-19 Response	Environment, Sustainability and Climate	Human Capital Management, including Diversity, Equity and Inclusion	Governance and Risk Oversight	Executive Compensation
Management and the chairman provide feedback from these meetings to the full board on a regular basis.

Risk Oversight

The board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. Additionally, each of the board’s committees is assigned with overseeing risk management specific to their scope of responsibilities, as illustrated below. Management applies a comprehensive, standardized approach to identifying and managing risks of all types across our operations. Our enterprise risk management process is used to develop a holistic risk profile for each asset and major project, drawing input from subject matter experts, performance data, incident investigations, lessons learned and recent internal audits. In these risk assessments, we identify each risk and assess its likelihood and potential impact to people, the environment, our reputation and our business, as well as other risks as appropriate.

Periodically, the chief risk officer presents a comprehensive review of the company’s enterprise levels risks, the status of the enterprise risk program and risk management strategies utilized by the company under its corporate risk policy to the audit committee, which has been delegated primary responsibility for oversight of the company’s risk management practices. The audit committee and the board will also receive updates at meetings during the year on any particular matters relating to specific risks that management believes needs to be brought to the attention of the committee or the board. In addition, the company conducts an annual risk assessment to determine the extent, if any, to which the company’s compensation programs and practices may create incentives for excessive risk-taking. For a discussion of this assessment, see “Compensation and Risk” on pages 47-48.

14	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Risk Oversight

Cyber-security is an integral part of risk management at Hess. The board appreciates the rapidly evolving nature of threats presented by cyber-security incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the company. The audit committee receives an annual report and quarterly updates from management regarding cyber-security, including the nature of threats, defense and detection capabilities, incident response plans and employee training activities. The company has not experienced a material cyber-security breach within the past three years. The company has an ongoing information security training and compliance program that occurs quarterly and is mandatory for all employees, maintains property and casualty insurance that may cover damages caused as a result of a cyber-security event, and is externally audited based on corporate standards aligned to the NIST Cybersecurity Framework.

Board Oversight of Corporate Culture and Human Capital Management

We are committed to having an engaged, diverse and inclusive workplace that fosters learning, development and innovation. The board is actively engaged in overseeing our values and its connection to our long-term strategy. Directors have the opportunity to participate in our culture first-hand through interactions with employees and visits to our assets and offices. Through the compensation and management development committee, the board meets with management to understand and monitor company culture and its alignment with our values and strategic business priorities. Employee turnover, diversity, equity and inclusion and leadership development metrics, along with qualitative data are considered by our Diversity, Equity and Inclusion Council at the executive level and are also discussed at the compensation and management development committee regularly throughout the year and shared with our board of directors. The entire board attends the compensation and management development committee meetings that involve reviews and discussions of CEO performance objectives, evaluations, management succession and compensation.

2021 PROXY STATEMENT	15

Proposal 1: Election of Directors + Ownership of Voting Securities by Certain Beneficial Owners

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of April 12, 2021 for Messrs. Hess, Brady, Kean and Goodwillie and as of December 31, 2020 for the other beneficial owners identified in the table, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

Name and address of beneficial owner	Amount and nature of beneficial ownership(a)	Percent of class
Common Stock
John B. Hess	31,644,408(b)(c)(d)(e)	10.23
Nicholas F. Brady	17,284,757(b)(c)(f)	5.60
Thomas H. Kean	23,703,178(b)(c)(d)(g)	7.69
Eugene W. Goodwillie, Jr. c/o Hess Corporation 1185 Avenue of the Americas New York, NY 10036	27,012,628(b)(c)(d)(e)(h)	8.76
FMR LLC 245 Summer Street Boston, MA 02210	30,744,642(i)	10.01
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	29,309,897(j)	9.54
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,917,031(k)	6.80
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	17,204,589(l)	5.60
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	16,557,066(m)	5.39
(a)

The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Goodwillie should not be added because they reflect shared beneficial ownership. Information with respect to FMR LLC was obtained from a Schedule 13G/A filed by such person with the SEC on February 8, 2021. Information with respect to The Vanguard Group was obtained from a Schedule 13G/A filed by such person with the SEC on February 10, 2021. Information with respect to BlackRock, Inc. was obtained from a Schedule 13G/A filed by such person with the SEC on January 29, 2021. Information with respect to Dodge & Cox was obtained from a Schedule 13G filed by such person with the SEC on February 11, 2021. Information with respect to State Street Corporation was obtained from a Schedule 13G filed by such person with the SEC on February 10, 2021. Mr. Hess may be deemed to be a control person of the company by virtue of his beneficial ownership of common stock as described below.

(b)

This amount includes 8,429,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady, Kean and Goodwillie.

(c)

This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady, Kean and Goodwillie serve on the management committee of the general partner of this limited partnership and share, inter alia, voting and dispositive power with respect to shares held by the limited partnership.

(d)

This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Kean and Goodwillie are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Messrs. Kean and Goodwillie.

(e)	This amount includes:

•	208,009 shares owned directly by Mr. Hess;

•	735,235 shares held by two annuity trusts for the benefit of Mr. Hess and his heirs, as to which Mr. Hess is sole trustee and has sole voting and dispositive power;

16	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Ownership of Voting Securities by Certain Beneficial Owners

•	28,753 shares held by a family limited liability company controlled by Mr. Hess, as to which Mr. Hess has sole voting power and dispositive power;

•	964,092 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options;

•	68,973 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power;

•

1,008,401 shares held by a trust for the benefit of Mr. Hess, of which he and Mr. Goodwillie are co-trustees, as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie;

•	15,660 shares held by a trust as to which Mr. Hess shares voting and dispositive power;

•

1,627,217 shares held by Mr. Hess’ siblings or their children, or by trusts for the benefit of Mr. Hess’ siblings or their children, as to which Mr. Hess has sole voting power pursuant to shareholders agreements among Mr. Hess and his siblings or their children and as to 678,471 shares of which he shares dispositive power pursuant to a shareholder’s agreement among Mr. Hess and a sibling and others. 315,000 of these shares (representing approximately 0.1% of Hess common stock outstanding) have been pledged by certain of the trusts. Mr. Hess has no financial or economic interest in the shares pledged by the trusts;

•	1,008,402 shares held by a trust for the benefit of Mr. Hess’ sibling, of which Mr. Hess has sole voting and shared dispositive power; and

•

2,295,946 shares held by trusts as to which Mr. Hess has sole voting power and as to which Mr. Goodwillie has shared dispositive power. These shares (representing approximately 0.7% of Hess common stock outstanding) have been pledged by certain of the trusts. Mr. Hess is not a trustee of these trusts and has no financial or economic interest in the shares pledged by the trusts.

(f)	This amount includes 37,918 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power.

(g)	This amount includes 19,458 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h)	This amount includes 24,561 shares held by a trust of which Mr. Goodwillie has sole voting and dispositive power.

(i)	This amount includes (y) 5,010,940 shares over which FMR LLC has sole voting power and (z) 30,744,642 shares over which FMR LLC has sole dispositive power.

(j)

This amount includes (x) 28,132,246 shares over which The Vanguard Group has sole dispositive power, (y) 440,338 shares over which The Vanguard Group has shared voting power and (z) 1,177,651 shares over which The Vanguard Group has shared dispositive power.

(k)

This amount includes (y) 18,370,169 shares over which Blackrock, Inc. has sole voting power and (z) 20,917,031 shares over which BlackRock, Inc. has sole dispositive power. The shares are held by subsidiaries of Blackrock, Inc.

(l)	This amount includes (y) 16,270,063 shares over which Dodge & Cox has sole voting power and (z) 17,204,589 shares over which Dodge & Cox has sole dispositive power.

(m)

This amount includes (y) 15,532,380 shares over which State Street Corporation has shared voting power and (z) 16,527,335 shares over which State Street Corporation has shared dispositive power. The shares are held by subsidiaries of State Street Corporation.

2021 PROXY STATEMENT	17

Proposal 1: Election of Directors + Ownership of Equity Securities by Management

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on April 12, 2021. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than 1% of the common stock outstanding.

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Checki, Terrence J.	23,576		—	—
Coleman, Leonard S.	17,033		—	—
Duato, Joaquin	6,392		—	—
Goodell, Timothy B.	288,038		—	147,882
Hess, John B.	31,644,408	(b)	10.23	964,092
Hill, Gregory P.	405,583		—	268,039
Holiday, Edith E.	59,131		—	—
Lowery-Yilmaz, Barbara	177,417		—	98,514
Lipschultz, Marc S.	16,184		—	—
McManus, David	35,530		—	—
Meyers, Kevin O.	32,661		—	—
Ovelmen, Karyn F.	3,089		—	—
Quigley, James H.	26,991		—	—
Rielly, John P.	429,542		—	148,232
Schrader, William G.	28,038		—	—
All directors and executive officers as a group (18 persons)	33,458,781		10.79	1,766,473
(a)

These figures include 68,973 shares vested in the name of Mr. Hess, 4,808 shares vested in the name of Mr. Rielly and 73,781 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 13,713 shares held in escrow under Hess Corporation’s long-term incentive plans for Mr. Goodell, 33,223 shares held in escrow under these plans for Mr. Hill, 14,114 shares held in escrow under these plans for Mr. Rielly, and 102,774 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

18	2021 PROXY STATEMENT

Proposal 1: Election of Directors + Director Compensation

Director Compensation

The following table shows compensation for services rendered by our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All other Compensation(2) ($)	Total ($)
Chase, Rodney F.	63,462	74,133	11,226	148,820
Checki, Terrence J.	165,000	175,014	2,472	342,486
Coleman, Leonard S.	125,000	175,014	2,985	302,999
Duato, Joaquin	121,538	175,014	516	297,068
Holiday, Edith E.	130,000	175,014	1,524	306,538
Lavizzo-Mourey, Risa	55,000	74,133	762	129,895
Lipschultz, Marc S.	125,769	175,014	276	301,060
McManus, David	125,000	175,014	1,524	301,538
Meyers, Kevin O.	150,000	175,014	12,027	337,041
Ovelmen, Karyn F.	21,277	27,941	5,081	54,299
Quigley, James H.	324,423	175,014	2,549	501,987
Schrader, William G.	140,000	175,014	1,305	316,319
(1)

Stock awards consist of 3,520 common shares granted to non-employee directors on March 6, 2020, which were fully vested on the grant date. The aggregate grant date value for 2020 stock awards was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Mr. Chase and Mses. Lavizzo-Mourey and Ovelmen received pro-rated awards of 1,491, 1,491 and 757 common shares, respectively, based on their length of service on the board in 2020.

(2)

Amounts in this column consist of (i) annual life insurance premiums for each director, (ii) medical benefits of $9,478 for Mr. Chase and Dr. Meyers and $4,739 for Ms. Ovelmen, and (iii) dental benefits of $513 for Messrs. Chase, Coleman and Schrader, $1,025 for Dr. Meyers and Mr. Quigley and $256 for Ms. Ovelmen.

Each director who was not an employee of the company or any of its subsidiaries receives an annual cash retainer of $110,000 for membership on the board of directors and the independent chairman of the board receives an additional annual cash retainer of $185,000. Directors receive an additional annual cash fee of $25,000 for service on the audit committee, $5,000 for service on the EHS committee and $10,000 for service on each of the other committees of the board of directors on which such director serves. The chairperson of the audit committee receives an annual cash fee of $30,000, the chairperson of the EHS committee receives an annual cash fee of $10,000 and the chairperson of each of the other board committees receives an annual cash fee of $15,000. In addition, each non-employee director receives shares of fully vested common stock constituting approximately $175,000 in value on the date of award. These awards are made from shares purchased by the company in the open market. For 2020, Mr. Chase and Mses. Lavizzo-Mourey and Ovelmen received a pro-rated retainer based on their length of service on the board in 2020.

2021 PROXY STATEMENT	19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and 2020 compensation decisions for our named executive officers (“NEOs”). The compensation and management development committee of our board of directors (the “compensation committee” or the “committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.

For fiscal year 2020, our NEOs were:

•	John B. Hess, Chief Executive Officer (“CEO”)

•	Gregory P. Hill, Chief Operating Officer and President, Exploration & Production (“COO & President E&P”)

•	Timothy B. Goodell, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (“EVP & GC”)

•	John P. Rielly, Executive Vice President and Chief Financial Officer (“EVP & CFO”)

•	Barbara Lowery-Yilmaz, Senior Vice President and Chief Exploration Officer (“SVP & Chief Exploration Officer”)

A Special Note Regarding COVID-19

This CD&A describes our executive compensation programs including pay and performance outcomes for 2020. In early March 2020, the committee approved 2020 compensation decisions for our NEOs, including title and salary updates and establishing 2020 AIP targets and LTI targets, as described below. Payouts under the AIP and PSU programs are determined based on attainment of pre-established metrics and are highly sensitive to shareholder returns and our operational performance. Shortly thereafter, COVID-19, in conjunction with global oil market disruptions, severely impacted demand for oil. In response, the company implemented a number of cost-saving measures, including reducing its E&P capital and exploratory spend, ending the year at $1.8 billion, representing a 40% reduction from the original budget of $3.0 billion. The committee observed that global economic conditions warranted changes to the previously approved 2020 AIP. When assessing possible changes, the committee focused on (i) finding opportunities to reduce the company’s cash expense in-line with the company’s other cost saving measures, and (ii) ensuring that the AIP continued to serve as a performance driver, with rigorous but attainable goals.

In support of these objectives, in June 2020, the committee determined to reduce the maximum payout under the AIP from 200% to 50% of target. The committee believed that limiting the AIP payout for 2020 to 50% of target ensured that management shared in the necessary sacrifices to achieve our critical strategic initiative of preserving cash while also maintaining salaries and benefits for employees across the company. In addition, the committee approved adjustments to weightings and targets for certain annual enterprise-level metrics to reflect the company’s shift in priorities given the dramatically changed economic and oil price environment. Revised AIP targets were intended to preserve the rigor of initial 2020 incentive targets in this context to continue incentivizing management to make positive progress during a year of significant market uncertainty.

CD&A Table of Contents

20	2021 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Executive Summary

Our compensation program is focused on building long-term value in an industry where oil and gas reserves are depleted annually and investments require significant capital and generally take several years before yielding returns. It is critical we maintain and grow our resource base in a capital disciplined manner while ensuring our cost of production is sufficiently low to generate returns for our stockholders in a low oil price environment. The board believes that our compensation program should set short-term targets that lead to long-term success and long-term targets based on shareholder returns, which we believe is the most effective measure of long-term value creation currently available. As a result, our annual incentive plan is designed to maintain an annual focus on management’s day-to-day efforts on outcomes largely within its control, with a strong emphasis on formulaic, metrics-driven enterprise results. Our long-term incentive plan focuses on longer term objectives, including stockholder value creation and alignment of management’s interests with those of our stockholders.

Summary of Business and Strategy. Hess Corporation is a global Exploration and Production (“E&P”) company engaged in the exploration, development, production, transportation, purchase and sale of crude oil, natural gas liquids, and natural gas. Our strategy is to grow our resource base, have a low cost of supply and sustain cash flow growth – investing in high return, low cost projects to move down the cost curve and be profitable in a lower price environment with increasing cash generation and returns to stockholders. Consistent with this strategy, we have built a differentiated portfolio that is balanced between short cycle and long cycle assets, with Guyana as our growth engine and the Bakken, Gulf of Mexico and Southeast Asia as our cash engines. We are confident in our company’s strategy, positioning us to manage through a low price environment to deliver long-term value to our stockholders.

Compensation Actions as a Result of Proactive Stockholder Engagement. Over the last several years, the committee has implemented a number of changes to our compensation program to align with a low oil price environment, our portfolio changes and feedback we received from shareholders, which include increasing the performance contingent component of our NEO’s LTI awards from 50% to 80%, eliminating restricted stock from the CEO’s LTI mix, and adding returns and cash flow metrics to AIP awards, among other changes. In early 2020, COVID-19, along with its economic and oil price impact, led to significant declines in the market value of our stock and that of our peers in the oil and gas sector and presented a challenging business environment.

The committee took the following compensation actions in 2020 and determined 2020 payout results:

Timeline	Component	Action
March 2020 Set pay levels and performance targets for 2020	Salary	• No increases for our CEO or COO. • Other NEOs received increases of 4.5% to 10.7% to reflect market adjustments and changes in responsibility as described on pages 26-27.
	AIP Targets	• NEO AIP target value as a percent of salary held flat.
	2020 LTI Grants	• NEO LTI awards increased 6% to 13% to reflect market adjustments and changes in responsibility.
June 2020 Took action in response to the global pandemic	AIP Target Adjustment

•  2020 AIP payout subject to a cap at 50% of target for 2020 due to the global pandemic.

•  The committee approved adjustments to weighting and targets for certain enterprise-level AIP metrics due to uncertainties from the global pandemic.

March 2021 Determined payouts for incentive plans based on 2020 performance	2020 AIP Enterprise Payout

•  AIP achieved at 117% performance, but payout capped at 50% of target due to the global pandemic.

•  Strong year operationally resulted in high final enterprise performance results of annual goals, as described on page 29.

	2018-20 PSU Payout	• PSUs earned at 200% of target. • Hess ranked first among peers and was the only company with a positive TSR over the three year performance period.

2021 PROXY STATEMENT	21

Executive Compensation + Compensation Discussion and Analysis

The committee follows a rigorous target setting process each year to ensure the enterprise performance metrics of our AIP include challenging, yet attainable, targets for executives designed to align our executives’ interests with those of our stockholders. The committee also considers a number of factors when determining appropriate individual AIP target percentages, including the executive’s position within the company, his or her corresponding responsibilities, and the competitive annual incentive opportunity for similar positions in other companies in our industry. The committee will also assess the outcomes of the prior year in making its decision on the targets for the current year. For 2020, the committee approved adjustments to weightings and targets for certain annual enterprise-level metrics to reflect the company’s shift in priorities given the economic crisis. The revised AIP targets preserved the rigor of the initial 2020 incentive targets while responding decisively to the disruptions in the global oil markets.

Compensation Actions in 2021. The committee approved the addition of two additional peer companies, Cabot Oil & Gas Corporation and EQT Corporation, to diversify the 2021 peer group in light of the consolidation of the company’s existing peers. Additionally, in March 2021, the committee approved changes to the 2021 AIP performance metrics to include a Bakken flaring reduction target, further emphasizing the importance of greenhouse gas emissions reduction and its integration into the company’s strategy and operations.

Corporate Performance. We built upon our strong performance in 2018 and 2019 to achieve a number of important milestones in Guyana and the Bakken, while substantially reducing cash costs and capital and exploratory expenditures in response to the sharp decline in oil prices due to COVID-19. In the first quarter of 2020, we reduced our E&P capital and exploratory budget for 2020 to $1.9 billion, and we ended the year with capital and exploratory expenditures of $1.8 billion, representing a 40% reduction from the original budget of $3.0 billion. This reduction was achieved primarily by shifting from a six rig program to one rig in the Bakken, which was accomplished in May, deferral of some 2020 development activities on the Stabroek Block, offshore Guyana, and deferral of discretionary spending across the portfolio. We also reduced cash operating costs by $275 million from our original 2020 budget. In March 2020, Hess entered into a $1.0 billion three year term loan agreement, and in November 2020, we sold our 28% working interest in the Shenzi Field for a total consideration of $505 million, before closing adjustments.

The enterprise performance metrics of our annual incentive program are designed to reward management for progress made against challenging, measurable goals that align with our overall company strategy that incentivize strong near- and long-term performance, without promoting excessive risk-taking. In 2020, the committee considered the progress made against each of these metrics in determining executive compensation payouts under the annual incentive program:

22	2021 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Strategic Priority	Annual Incentive Plan Metric
	Environment, Health and Safety	Production	Exploration Resource Additions	Capital and Exploratory Spend	Controllable Operated Cash Costs	Returns + Cash Flow
1. Invest in high return, low cost opportunities	We believe that EHS practices are vital for all stakeholders: our investors, employees, partners and the communities in which we do business
2. Build focused and balanced portfolio – robust at low prices
3. Maintain financial strength and manage for risk
4. Grow free cash flow in disciplined, reliable manner
5. Prioritize return of capital to stockholders

We are focused on building long-term value in an industry where investments require significant capital and generally take several years before generating returns. The board believes that total shareholder returns are the most effective measure of long-term value creation currently available. Accordingly, vesting and payouts under our PSUs are tied to relative TSR to effectively measure our performance compared to peers. As we were transitioning our long-term strategy to a pure-play E&P company, our 3-year relative TSR was not as strong as some of our peers and our PSUs paid out at 75%, 63% and 67% of target for the 2016-2018, 2015-2017 and 2014-2016 performance cycles, respectively. For the 2017-2019 and 2018-2020 performance cycles, our 3-year TSR was second and first among peers, respectively, resulting in a PSU payout at 200% of target. Our ability to navigate the low oil price environment and COVID-19 has resulted in our TSR far exceeding our peer companies, as indicated by our 3-year TSR performance as of December 31, 2020.

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Summary of Hess’ 2020 Executive Compensation Program

Compensation Element	Form and Objective	2020 Result	Link to Business Strategy
Base salary	• Fixed rate of pay

•  Base salaries for our CEO and COO held flat for 2020.

•  Other NEO increases were determined in early March 2020 and ranged from 4.5-10.7% to reflect market adjustments and changes in responsibility as described on pages 26-27.

•  Competitive Pay Levels. Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median.

•  Individual Performance Rewarded. Sustained performance may be recognized in individual pay components, and pay will vary above or below target based primarily on enterprise and, to a lesser degree, individual performance outcomes.

Annual Incentive Plan (“AIP”)	• Payout from 0%-200% of target • Payout based on enterprise performance factor (0%-175% of target) and individual performance, subject to maximum payout at 50% of target due to the global pandemic

•  Enterprise performance result was 117% of target, but payout was capped at 50% of target due to the global pandemic.

•  No adjustments for individual performance were made for the NEOs, as described on pages 27 to 32.

•  Balanced Focus on Controllable Outcomes and Value Creation. In our industry, the macroeconomic environment and oil prices significantly impact our financial results and stock price performance. As a result, our AIP is designed to focus on management’s day-to-day efforts on outcomes largely within its control, with a strong emphasis on formulaic, metrics-driven enterprise results, subject to board oversight and discretion.

Long-Term Incentive (“LTI”)

•  60% PSUs; payout from 0%-200% of target is at-risk based on three-year relative TSR performance compared to peers

•  20% Stock Options (40% for CEO); stock price must appreciate for any value to be realized

•  20% Restricted Stock (0% for CEO); vesting occurs ratably over three years

•  In early March 2020, NEO LTI awards increased 6% to 13% to reflect market adjustments and changes in responsibility.

•  Payout of PSUs for the 2018-2020 performance period was 200% of target, given our relative TSR performance, the only company with positive TSR over the period.

•  Long-term Orientation. Our LTI is delivered using different types of awards to balance both absolute stock price performance and stock price performance relative to peers, over varying time horizons, and retention considerations.

•  Stockholder Alignment. Mix of long-term awards is heavily performance-contingent (80% to 100%), based on grant date target value, aligning management with the long-term stockholder experience.

Pay Mix. The majority of NEO compensation is variable and performance based. For our CEO and other NEOs, approximately 88% and 81%, respectively, of 2020 target total direct compensation was variable. Variable pay directly ties each NEO’s pay to company performance outcomes, including financial results, operational results, strategic initiatives, and stock price performance. Mr. Hess’ long-term incentive mix consists of a combination of PSUs and stock options, making 100% of his long-term incentive compensation performance-contingent and closely aligning Mr. Hess’ total compensation to the company’s long-term performance.

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Compensation Program Key Practices Promote Alignment with Stockholder Interests

At our 2020 annual meeting of stockholders, over 93% of shares present and entitled to vote supported Hess’ executive compensation program, consistent with stockholder support since 2014. In addition, we regularly engage with stockholders to ensure we fully understand the factors they consider to be the most important when evaluating our executive compensation program. During 2020, our CEO and other members of senior management, at times accompanied by our independent chairman, conducted a broad outreach effort to investors representing, in the aggregate, approximately 70% of our outstanding shares. The purpose of our stockholder engagement program is to discuss and solicit stockholder views on our strategy, business plan, EHS & SR matters, human capital management, diversity, corporate governance and other matters of concern, including executive compensation. The key design change to our compensation program in 2020 is the addition of the S&P 500 Total Return Index to the comparator group to determine TSR performance for our PSUs. The committee also capped payout of our AIP to 50% of target due to the market challenges associated with COVID-19. In 2021, the committee approved the addition of two additional peer companies, Cabot Oil & Gas Corporation and EQT Corporation, to diversify the 2021 peer group in light of the consolidation of the company’s existing peers. Additionally, the committee approved changes to the 2021 AIP performance metrics to include a Bakken flaring reduction target, further emphasizing the importance of greenhouse gas emissions reduction and its integration into the company’s strategy and operations.

Our key executive compensation practices are summarized below. We believe these practices promote close alignment with the long-term interests of our stockholders.

What We Do

✓	Directly link pay to performance outcomes, operational results and stockholder returns

✓	Engage in ongoing dialogue with stockholders to incorporate feedback into our compensation programs

✓	Target total direct compensation (base salary / annual incentive / long-term incentives) within a competitive range of market median

✓	Use a structured approach to CEO performance evaluation and related compensation decisions

✓	Maintain a cap on CEO incentive compensation payments

✓	Emphasize a culture of safety (a weighted metric in the AIP for all employees)

✓	Maintain stock ownership guidelines for senior executives

✓	Conduct annual CEO performance evaluation led by the board

✓	Design compensation plans with provisions to mitigate undue risk

✓	Maintain double-trigger change-in-control severance benefits

✓	Maintain a compensation clawback policy, which includes recoupment and forfeiture provisions

✓	Have an anti-hedging policy and an anti-pledging policy for all executives

✓	Employ best-practice share counting and review share utilization annually

✓	Provide de minimis perquisites for executives

✓	Offer executives the same health and welfare benefit and savings plans as other salaried employees

✓	Devote significant time to management succession, corporate culture and leadership development efforts

✓	Retain an independent compensation consultant to advise the committee

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What We Don’t Do

No employment contracts for NEOs

No payment of dividends or dividend equivalents on unearned restricted stock or PSUs

No excise tax gross-ups in new change-in-control agreements since 2010

No re-pricing of underwater stock options without stockholder approval

No excessive severance or change-in-control benefits

Compensation Objective and Philosophy

Compensation Objective. The objective of our executive compensation program is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. The principal elements of an executive’s total compensation consist of base salary, annual incentive, and long-term incentives.

We are focused on building long-term value in an industry where investments require significant capital and generally take several years before showing returns. The board believes that the compensation program should set short-term targets that lead to long-term success and long-term targets based on total shareholder returns, which we believe to be the most effective measure of long-term value creation currently available.

We also review other elements of compensation, including retirement benefits, health and welfare plans and other benefits offered to employees generally, when evaluating comprehensive executive compensation packages.

Compensation Philosophy. Our compensation program is designed to provide competitive pay to executives, reward individual and company performance, and maintain a long-term orientation that aligns with stockholder interests. The annual incentive plan emphasizes formulaic, metrics-driven enterprise results with a focus on measures largely within management’s control that reflect the core operating functions throughout the business cycle. The long-term incentives balance absolute stock price performance and stock price performance relative to peers, and is designed to support our long-term business strategy, serve as a retention tool and align employees with stockholder interests.

Generally, we target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Sustained performance may be recognized in individual pay components and pay will vary above or below target based primarily on actual enterprise performance and, to a lesser degree, individual performance. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the groups or functions they oversee, the performance of those groups or functions, and individual performance. The committee also considers market conditions in our industry when making compensation decisions.

2020 Total Direct Compensation

We structure NEO total direct compensation so that the majority is delivered in the form of long-term incentive awards in order to provide incentives to work toward growth of long-term profitability that will enhance stockholder returns. We also structure NEOs’ cash compensation so that a significant portion is at risk under the company’s annual incentive plan, payable primarily based on enterprise results, and to a lesser degree individual performance. We further detail each component of total direct compensation below.

Base Salary. We review base salaries annually, but we do not necessarily make adjustments to NEO salaries each year. In determining base salary levels for NEOs, the committee considers the following qualitative and quantitative factors: job level and responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity and our objective of paying competitive total direct compensation if performance is met.

From time to time base salaries may be adjusted other than as a result of an annual review in order to address competitive pressures or in connection with a change in responsibility. In early March 2020, the committee increased salaries for Messrs. Goodell and Rielly for the first time since 2013 due to market adjustments and in recognition of their elevation from senior vice president to executive vice president during 2020. Ms. Lowery-Yilmaz received a salary increase and was elevated to chief exploration officer in recognition of increased responsibility and the strong success of our exploration program.

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	Salary
Name	2020	2019	% Increase 2019-2020
Hess, John B. CEO	$1,500,000	$1,500,000	0.0%
Hill, Gregory P. COO & President E&P	$1,100,000	$1,100,000	0.0%
Goodell, Timothy B. EVP & GC	$790,000	$750,000	5.3%
Rielly, John P EVP & CFO	$810,000	$775,000	4.5%
Lowery-Yilmaz, Barbara SVP & Chief Exploration Officer	$675,000	$610,000	10.7%

Annual Incentive Plan. We establish an annual incentive target for employees, including each executive officer, based upon his or her position within the company, corresponding responsibilities and competitive annual incentive opportunity for similar positions in other companies in our industry. Payouts are in cash and may range from 0% to 200% of the target annual incentive opportunity based on actual enterprise and individual performance outcomes. Annual incentive target percentages as a percent of base salary for our NEOs and other senior executives have generally been held flat over the last four years. The table reflects the determination in June 2020 by the committee to cap maximum payout at 50% of target in 2020 due to COVID-19 and its global oil market disruptions.

	2020 Annual Incentive Plan Opportunity ($)			2020 Capped Amount ($) (50% of target)
Name	Minimum (0% of target)	Target (100% of target)	Maximum (200% of target)
Hess, John B. CEO	$0	$2,250,000 (150% of salary)	$4,500,000	$1,125,000
Hill, Gregory P. COO & President E&P	$0	$1,430,000 (130% of salary)	$2,860,000	$ 715,000
Goodell, Timothy B. EVP & GC	$0	$735,000 (93% of salary)	$1,470,000	$ 367,500
Rielly, John P. EVP & CFO	$0	$735,000 (91% of salary)	$1,470,000	$ 367,500
Lowery-Yilmaz, Barbara SVP & Chief Exploration Officer	$0	$405,000 (60% of salary)	$ 810,000	$ 202,500

2020 AIP Design. Our annual incentive program is designed to motivate and reward employees for achieving the key business objectives that drive Hess’ long-term value creation. In our industry, the macroeconomic environment and oil prices have a significant impact on our financial results and stock price performance. As a result, our AIP is designed to focus management’s day-to-day efforts on outcomes largely within its control. The AIP payout for executive officers is primarily determined based on enterprise performance results that align with the company’s business strategy and apply to all employees. The committee’s change in weightings and targets from early March 2020 to June 2020 were to reflect increased focus on capital discipline and controlling cash costs in response to the sharp decline in oil prices due to COVID-19, as provided in the chart below. The committee also removed Leadership Site Visits & Safety Observations from the EHS metrics due to COVID-19 related travel restrictions.

2020 Enterprise Metrics	Initial Weighting	Final Weighting
Environment, Health & Safety (4 measures, revised to 3 measures)	20%	15%
Production	20%	15%
Capital and Exploratory Spend	15%	20%
Controllable Operated Cash Costs	15%	20%
Returns and Cash Flow (2 measures)	15%	15%
Exploration Resource Additions	15%	15%
Total	100%	100%

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Payouts under the AIP depend on enterprise performance results and can range from 0% to 175% of target. An individual performance multiplier can reduce the annual incentive payout down to zero or increase it by up to 25% of target based on actual individual performance results measured against pre-defined individual performance goals. There will be no payout associated with an enterprise metric if the threshold level for the metric is not achieved. The payout is typically capped at 200% of the target award, but for 2020 awards the committee capped payout at 50% of the target award due to COVID-19 and related disruptions in the global oil markets.

The enterprise performance metrics are selected each year to reflect the core operating functions of our management team through the business cycle and are approved by the committee. The metrics provide a balance of annual and long-term objectives for the business, as described below:

•

Environment, Health and Safety: Direct inclusion in our AIP underscores the importance of sustainability, health and safety and its integration into our strategy and operations, incentivizing management to continue to build on our industry leading performance in these areas.

•	Production and Operated Cash Costs tie to our annual financial results. The management team is incentivized to meet or exceed production goals but not at the expense of profitability or safety.

•

Capital Spend, Exploration Resource Additions, Cash Returns and EBITDAX primarily tie to our future results. In the offshore industry, it takes several years from the exploration of a resource to the generation of revenue. The board believes combining incentives for growing the resource base while also requiring adherence to a set capital budget with an emphasis on returns and cash flow, properly incentivizes management to grow our resource base without over-spending to achieve a short-term target.

ILLUSTRATION OF AIP DESIGN

Target Cash Incentive Opportunity ($)	X	Enterprise Performance Payout Range: 0%-175% of target	X	Individual Performance Modifier (0% - 114%)	=	Actual Cash Incentive Award ($)

Actual Cash Incentive Awards. The following table shows actual performance as a percent of target based on the 2020 results for each component of the AIP, and the actual cash incentive award for each NEO. The following discussion explains how the payouts for each component were determined. No individual performance adjustments were made for our NEOs. Additionally, in June 2020, the committee determined to reduce the maximum payout under the AIP from 200% to 50% of target in response to COVID-19.

Name	2020 Target Cash Incentive Opportunity	X 2020 Payout as % of Target (1)	X 2020 Individual Performance Modifier	=	2020 Actual Cash Incentive Award (1)
Hess, John B. CEO	$2,250,000	50%	100%		$1,125,000
Hill, Gregory P. COO & President E&P	$1,430,000	50%	100%		$715,000
Goodell, Timothy B. EVP & GC	$735,000	50%	100%		$367,500
Rielly, John P. EVP & CFO	$735,000	50%	100%		$367,500
Lowery-Yilmaz, Barbara SVP & Chief Exploration Officer	$405,000	50%	100%		$202,500
(1)	Enterprise performance results were 117% of target. Actual payouts were capped at 50% of target in 2020 due to COVID-19.

Rigorous Target Setting for Enterprise Performance Metrics. The committee follows a rigorous target setting process each year to ensure the AIP includes challenging, yet achievable, targets for executives. The enterprise metrics are selected each year to reflect the core operating functions of our management team through the business cycle. Given the evolution of our portfolio, including significant divestitures over the last several years, comparing

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changes in target levels on a year-over-year basis is not representative of the level of difficulty in achieving these targets. The committee relied on a thorough process and believes that targets for 2020 were set with sufficient rigor to create the proper incentives for the executive team for each of the enterprise performance metrics. The committee reconsidered the effectiveness of the goals set in early March, and revised its goals in June to reflect changes to the company’s guidance and budget to account for the impacts of COVID-19. The committee also reweighted the metrics to increase focus on capital discipline and controlling cash costs in response to the sharp decline in oil prices due to COVID-19, as described above.

2020 Enterprise Performance Metrics. The following table details our final 2020 goals for enterprise performance metrics and actual results. The below weightings and targets were established by the committee in June 2020 in consideration of the company’s shift in priorities due to COVID-19 and related disruptions in the global oil markets. The committee removed from the EHS metrics Leadership Site Visits & Safety Observations due to COVID-related travel restrictions during 2020.

2020 Metric	Rationale for Use	2020 Threshold /Target/ Maximum	2020 Result		Metric Payout
Environment, Health & Safety (3 measures)(1)	• Protects employees, contractors, communities, reputation and ensures safe operations	Varies by measure			93%
Production	• Aligned to growth • Primary output of E&P investments	318 / 323 / 328 (MBOED)	327	(2)	151%
Capital and Exploratory Spend(3)	• Aligned to sustainability and profitability	1,900 / 1,800, / 1,700 ($MM)	1,786		111%
Controllable Operated Cash Costs	• Management of expenses to maximize cash margin • Controllable component of cash margin	1,098 / 1,046 / 994 ($MM)	1,059		81%
Returns and Cash Flow	• Measure company’s use of capital (CROCE)	10.4 / 11.0 / 11.5 (%)	11.0		107%
(2 measures, CROCE & EBITDAX)	• Measure ability to generate cash from operations (EBITDAX)	2,315 / 2,420 / 2,525 ($MM)	2,421		101%
Exploration Resource Additions(4)	• Aligned to sustainability • Aligned to growth	85 / 100 / 127 (%)	Maximum		175%
(1) Includes 3 measures (equally weighted): SAP Performance Standard Test Compliance, Severe + Significant Safety Incident Rate, and Severe + Significant Environment Incident Rate.			Total:		117	%(5)

(2)  Excludes Libya. 2020 result is rounded.

(3)  Excludes Midstream.

(4)  Target performance goal reflects risked, net entitlement volumes for wells drilled in 2020. Performance above target required exceptional results and caused a payout above target.

(5)  Actual payouts were capped at 50% of target in 2020 due to COVID-19.

2020 Enterprise Performance. EHS remains a core focus of management, and the company delivered ahead of expectations on two of the three EHS measures. We delivered slightly below maximum performance under the SAP Performance Standard Test Compliance metric and above target for the Severe and Significant Safety Incident Rate. As a result of our setting our targets at a stretch level, we missed the threshold performance level set for our Severe and Significant Environmental Incident Rate.

To emphasize our production delivery and capital budget, the threshold for payout on the Production and Capital and Exploratory Spend metrics are based on our public guidance range. The target and maximum payout levels were set above our budget and the top end of guidance. In 2020, we exceeded our public guidance for production, bolstered by strong performance of plug and perf completions and increased natural gas capture in the Bakken, and our spending was below guidance, resulting in above target payout on the Production metric and Capital and Exploratory Spend metric.

We controlled costs and delivered on our strategic priorities in light of COVID-19. Our Controllable Operated Cash Costs targets were set at ambitious, stretch levels in response to the low oil price environment during 2020, resulting in below target payout levels driven by our production exceeding target, notwithstanding our disciplined approach to improving operational efficiencies and our cost per barrel of oil equivalent (“boe”) being below target. Cash Return on Capital Employed and EBITDAX approximated target performance, due to strong production performance offsetting lower commodity prices.

The Exploration Resource Addition metric far exceeded the target goal and paid out at the maximum level, driven by our continued exploration success in Guyana, including three oil discoveries in the Stabroek Block during 2020.

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The committee maintains discretion to reduce the AIP payouts below achievement levels, and in 2020 capped the maximum payout at 50% of target in response to the sharp decline in oil prices due to COVID-19. The committee believes that management continued strong performance in 2020 despite the challenging business environment.

Assessment of Individual Performance. We assess individual performance based on goals set at the beginning of each year, specific to each NEO. Following year-end, achievement of these pre-defined performance goals is assessed. The CEO conducts performance reviews for his direct reporting NEOs and makes compensation recommendations to the committee based on these reviews, with the committee making the final award determination. The cumulative assessment against these objectives for each NEO determines the modifier used (if any) to influence the final payout of their annual incentive award. The target LTI value for any NEO can be adjusted down to zero or increased by up to 25%, based on each individual performance assessment. This review can also influence the grant date dollar value of LTI compensation and base salary adjustments for the subsequent year.

The committee chairperson and chairman of the board facilitate a process with the full board of directors to review the CEO self-assessment of prior year performance and discuss specific feedback on that performance against pre-established operational, financial and organizational performance objectives. Upon review of this collective feedback, the committee makes CEO award determinations for base salary increases, annual incentive awards and long-term incentive award dollar values. Other considerations by the committee in the compensation determinations include external market reference points and overall enterprise and share price performance.

In March 2020, the committee approved the individual performance objectives for our CEO and other NEOs. The CEO’s performance goals were reaffirmed during his mid-year review in September. None of the objectives had specific weighting, but rather each objective is intended to be used together with other information the committee determines relevant to develop a holistic evaluation of individual performance. In the first quarter of 2021, the committee evaluated 2020 performance for each NEO against the approved performance objectives and in light of external market trends and enterprise performance. For Mr. Hess, the committee conducted the process described above, reviewed and considered his 2020 performance self-assessment, collectively discussed feedback on the performance objectives outlined below and concluded that his 2020 performance met or exceeded expectations.

Performance vs. Goals for our Chief Executive Officer

Strategic Initiatives

• Established and executed the company’s strategy to preserve cash, preserve capability and preserve the long-term value of our assets to address the significant decline in oil prices resulting from COVID-19.

• Reduced 2020 E&P capital and exploratory spend by 40% from $3 billion to $1.8 billion, primarily by reducing Bakken drilling rigs from six to one; reduced cash operating costs by $275 million; oversaw company’s 2020 hedging program covering 80% of oil production with put options for 130,000 bopd at $55 per barrel WTI and 20,000 bopd at $60 per barrel Brent.

• Maximized the value of production and enhanced cash flow by chartering three Very Large Crude Carriers (“VLCCs”) to store and transport more than six million barrels of Bakken crude oil to high value markets in Asia; all three cargoes were sold at a premium to Brent.

• Successfully established COVID-19 response measures and an effective communications plan, which were key to maintaining safe and reliable operations, achieving capital and operating expense reductions, supporting a productive remote working environment and instilling employee confidence in company actions related to COVID-19 and the low oil price environment.

• Sanctioned a third oil development on the Stabroek Block at Payara, which will have the capacity to produce up to 220,000 gross bopd with first oil expected in 2024.

• Enhanced the Guyana asset value with three successful exploration and appraisal wells underpinning a 4th potential development on the Stabroek Block and increasing the estimate of discovered recoverable resources by approximately 1 billion boe.

• Completed the sale of our Shenzi asset in the Gulf of Mexico for a total consideration of $505 million, before closing adjustments.

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Performance vs. Goals for our Chief Executive Officer (Continued)

Annual Operations and Financial Goals

• Met or exceeded all targets for corporate and Bakken production, cash costs, cash flow and capital and exploratory expenditures in 2020.

• Overall production, excluding Libya, of 327 Mboepd exceeded 2020 revised guidance of 320 Mboepd.

• Bakken production of 193 Mboepd exceeded 2020 revised guidance of 175 Mboepd.

• Net proved reserve additions in 2020 of 117 million boe and exceeded exploration resource target.

• E&P capital and exploratory spend of $1.8 billion was under the revised guidance of $1.9 billion and down 40% from the original budget of $3 billion.

Environment, Health, Safety and Sustainability

• Surpassed 2020 greenhouse gas (“GHG”) emissions intensity and flaring intensity reduction targets of 25% and 50% respectively from 2014 baseline; progressed Sustainability and Climate Change Strategy update with new 2025 GHG and methane emission intensity reduction targets of 44% and 50% from 2017 baseline; Hess GHG Taskforce evaluating additional medium and long term emission reduction opportunities; conducted carbon asset risk scenario planning.

• Published our 23rd annual sustainability report; Hess’ sustainability practices continue to be recognized by third party organizations: earned leadership status for the 12th consecutive year in CDP’s 2020 Global Climate Analysis, Hess’ score A- vs. E&P and global average score of C; included in 3BL’s 100 Best Corporate Citizens for the 13th consecutive year as the No. 1 oil and gas company and No. 9 overall; the Dow Jones sustainability Index for North America for the 11th consecutive year and the only U.S. oil and gas company to achieve a 4-Star rating in the Transition Pathway Initiative 2020 report.

• Continued to support the Salk Institute’s Harnessing Plants Initiative research and development program to advance the process to enhance the natural abilities of plants to store CO2 by endowing a chair for key senior leader working in the area of plant science.

• Advanced a multi-pronged approach to enhancing our Diversity, Equity and Inclusion efforts internally and externally: established internal task forces for Recruiting, Employee Development and Supplier Diversity; launched HessVOICES employee listening sessions; increased support in underserved areas in Hess communities in Houston; and initiated a partnership with the Jackie Robinson Foundation to support young minority college students with intern and mentoring programs.

Corporate Reputation and Relationship Building

• Maintained robust dialogue with investors, including more than 150 investor meetings.

• Continued meaningful engagement with employees during the pandemic through virtual town halls, leadership meetings and periodic written updates.

• Advanced Hess’ interests as a spokesperson for the industry, including speaking at CERAWeek, keynote speaker at JP Morgan, Bank of America and Wood MacKenzie energy conferences, among others, and conducted numerous interviews with trade media about industry challenges.

• Maintained strong relationships with global industry leaders and government officials on corporate and industry issues.

Messrs. Hill, Goodell and Rielly and Ms. Lowery-Yilmaz contributed to the positive outcomes listed above. In addition, specific to each individual, the committee considered, among other things, the items listed below, as well as input from the CEO and other members of the board of directors.

Mr. Hill managed the delivery of rapid responses to oil price volatility, organizational changes and enterprise cost reductions. He was instrumental in continuing the exploration success in Guyana and ensuring stable, commercial production at the Liza Field. Mr. Hill stewarded overall company production, costs and capital and exploratory expenditures that met or exceeded assigned targets. He continued to improve our environmental incident rates and advance our safety culture in the face of challenges posed by COVID-19. Mr. Hill oversaw our full transition to plug and perf completions in the Bakken, leading to increased annualized production rates while significantly reducing the costs to drill and complete these wells. In addition to managing the relationships with our strategic production partners, Mr. Hill is a crucial presence in investor meetings and community engagements.

Mr. Goodell delivered key business targets as evidenced by the company’s recognized excellence in corporate governance and world-class sustainability practices. Mr. Goodell is responsible for our global legal strategy regarding

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compliance, governance and litigation matters. Mr. Goodell also oversees our external affairs activities, internal communications teams and plays a critical role in the company’s diversity, equity and inclusion program.

Mr. Rielly delivered key business and financial targets as set forth in his performance goals. He played a critical role in our investor engagement activities, representing the company at various investor and industry conferences and was integral to the reduction in cash operating costs of $275 million and the chartering of the VLCCs. Mr. Rielly oversaw the completion of a $1.0 billion three year term loan in a difficult credit market in March 2020 as well as the company’s 2020 hedging program that hedged over 80% of oil production with put options for 130,000 barrels of oil per day at $55 per barrel WTI and 20,000 barrels of oil per day at $60 per barrel Brent.

Ms. Lowery-Yilmaz delivered key business results as set forth in her performance goals as Chief Exploration Officer. Ms. Lowery-Yilmaz has strategic responsibility for the global exploration program which was successful in exceeding reserves replacement targets, ensuring a robust pipeline of high-quality exploration prospects and ensuring stable oil production from the Liza field in Guyana. She is instrumental in maximizing exploration and development expenditures for the highest commercial value throughout the portfolio. Ms. Lowery-Yilmaz has also played a leadership role in our HESSVoices sessions with under-represented employees and the company’s broader diversity and inclusion programs.

After reviewing the 2020 pre-defined individual performance goals in light of the overall enterprise financial performance, the committee made no individual adjustments to annual incentive payments for the NEOs, as described above.

LTI Program Structure. Long-term incentive compensation is an important tool to drive behavior that supports our long-term business strategy. LTI compensation is also an important retention tool and aligns employee interests with stockholder interests. As a result, LTI compensation represents the largest portion of each executive officer’s target total direct compensation package. When determining the appropriate mix of LTI awards, the committee considers the typical time horizons of investment decisions for Hess’ business and industry, the current commodity price environment, the current performance metric for PSUs and market practice. For 2020, the committee determined to maintain the long-term incentive mix for Mr. Hess, which links 100% of his target LTI compensation to performance. As a result, 60% of Mr. Hess’ target LTI award was in the form of PSUs and 40% in the form of stock options. The committee also maintained the LTI mix for the company’s other NEOs for 2020. For such NEOs, 80% of the target LTI compensation was performance-contingent, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock.

Payout of PSUs is contingent upon the company’s TSR compared with that of our peer companies, identified on pages 33-34, over a three-year period. In addition, our TSR must be positive during the three-year performance period for payout to exceed target, even if the company outperforms peers. Use of stock options, which remain exercisable for ten years, is supported by the company’s capital intensive industry, where the time horizon for investment decisions often extends over many years. Stock options, which only provide value upon absolute stock price appreciation, also reinforce a balance between relative and absolute stock price performance goals, given that the PSU payout is primarily based on relative TSR. Use of restricted stock promotes retention and aligns long-term interests of employees and stockholders.

32	2021 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

Timing of LTI Awards. In general, awards of restricted stock, stock options and PSUs to the NEOs are made in early March after our financial statements have been audited by our independent public accountants. However, the committee retains discretion to vary the timing of awards as it deems appropriate.

Terms of LTI Awards. Restricted stock awards and stock options vest annually in equal installments over a three-year period from the date of grant and stock options remain exercisable for ten years after the date of grant. PSUs, if earned, vest 100% following the completion of the three-year performance period. We believe these vesting periods are appropriate and are generally consistent with market practice. Generally, all our awards are subject to continued employment.

Shares of restricted stock are entitled to dividend equivalents if and when such dividend equivalents are paid on shares of common stock. Dividends accrued on shares of restricted stock are paid upon vesting. To the extent earned, performance share units will be paid in shares of common stock which will vest and be issued following the end of the performance period. Dividend equivalents for PSUs will only be paid on earned PSUs, after the completion of the applicable performance period.

Value of LTI Awards. We aim to provide long-term incentive awards such that together with total cash compensation, target total direct compensation is within a competitive range of market median. Compensation is intended to vary based on company and individual performance outcomes. The committee determines individual award levels based on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and sustained performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock, stock option or performance share unit awards.

The chart below reflects the payout matrix for the 2020 PSU awards based on the company’s 2020 peer group, described below. In defining the PSU payout schedule, the following guiding principles were used: for maximum payout, performance must be approximately top 15% versus our peers; for target payout, performance must exceed median; for threshold payout, approximately 25th percentile must be achieved and no payout is earned for performance below 25th percentile. In addition, as described above, the payout can only exceed target if our TSR during the performance measurement period is positive, regardless of relative positioning versus peers.

(1)	Includes Hess Corporation

2018 PSU Award Payout. In February 2021, the committee certified performance results with respect to the January 2018 to December 2020 performance period and determined that 200% of PSUs were earned with respect to the 2018 award to be paid out in 2021, illustrating exceptional performance of the company’s stock relative to peer companies. Hess ranked first among peers for the performance period and was the only company with a positive TSR over this period.

Peer Group

The committee engages with our compensation consultant annually to identify a peer group that is an appropriate comparative group from a compensation and performance perspective. To make this determination, the committee focuses primarily on domestic E&P companies and looks at factors including revenue, market capitalization, total assets, production, and whether the company lists Hess as a peer.

2021 PROXY STATEMENT	33

Executive Compensation + Compensation Discussion and Analysis

In early 2020, the committee approved the addition of the S&P 500 Total Return Index as a comparator for evaluating performance of the 2020 PSU awards. The inclusion of the S&P 500 Total Return Index provides a unique and challenging metric that extends the comparator group beyond industry peers and measures the company’s performance against the broader market. The committee also removed Chesapeake Energy Corporation from the peer group due to the substantial decrease in its market capitalization and its business focus no longer being comparable to the company. The committee believes these changes further align executive pay with long-term stockholder interests. In October 2020, Noble Energy, Inc. was excluded from the peer group after it was acquired by Chevron Corporation, reducing the company’s 2020 final peer group to 9 comparator companies plus the S&P 500 Total Return Index.

2020 Peer Group

9 Companies
Apache Corporation	Devon Energy Corporation	Murphy Oil Corporation
ConocoPhillips	EOG Resources, Inc.	Occidental Petroleum Corporation
Continental Resources, Inc.	Marathon Oil Corporation	Pioneer Natural Resources Co.
+ S&P 500 Total Return Index

As discussed above, we generally target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Overall, our review found that target total direct compensation of our NEOs was aligned with our executive compensation philosophy.

2021 Peer Group. In early 2021, the committee approved the addition of two additional peer companies, Cabot Oil & Gas Corporation and EQT Corporation, to diversify the peer group in light of the consolidation of the company’s existing peers.

Process for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. Human resources management, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A.

To assist in its review of the compensation recommendations, the committee directly engaged the firm Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy reported exclusively to the committee, which has sole authority to engage, dismiss and approve the terms of engagement of its consultant. During 2020, Semler Brossy did not provide any additional services to the company. The committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules, and concluded that no conflict of interest concerns exist.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. The CEO meets with the committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the independent compensation consultant to review the compensation recommendations. Final decisions on compensation for the NEOs are made solely by the committee.

Additional Information

Other Benefits. We have adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. Our objective is that the value of these benefits be competitive with what is offered by companies in our peer group. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 50% of pre-tax or after-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to approximately 6% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits. As explained elsewhere in this proxy statement, all of our employees hired prior to January 1, 2017 are eligible for both a qualified defined benefit pension plan and a non-qualified supplemental plan (the restoration plan referred

34	2021 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code (the “Code”). On January 1, 2017, we closed the existing final average pay formula pension plan to new employees and introduced a cash balance pension plan for new hires which has a restoration component. Employees are eligible to participate in our pension plans after one year of service and vest in the final average pay retirement benefit after five years of service. The vesting requirement for the cash balance plan is three years. All of our NEOs are participants in the final average pay formula pension plan. While benefits from the qualified final average pay formula pension plan are payable as monthly annuities beginning at retirement, benefits from the restoration plan are payable in a single lump sum at first retirement eligibility, but no earlier than six months following termination of employment. The value of the lump sum payment is determined by the benefit formula and various assumptions, including the interest rate which is used to determine the equivalent present value of the amount that would be payable monthly if the restoration plan paid annuities. Benefits from the cash balance pension plan are payable as a lump sum or annuity, per the employee’s election.

Prior to 2010, the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for ten years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill worked for over 25 years with Royal Dutch Shell plc and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Mr. Rielly are equal to his service with his prior employer, and his supplemental benefits are offset by his pension benefits from his prior employer. Mr. Rielly had more than 16 years of experience with Ernst & Young LLP. He had a successful career at his prior employer and would have continued to accrue years of service under the pension plan of his prior employer. Again, the committee believed that an award of credited service was necessary to compensate this executive for the loss of pension benefits and to induce him to join the company.

Perquisites. The company did not provide perquisites or personal benefits valued at $10,000 or more to any of our NEOs in 2020. While we from time to time offer a very limited amount of perquisites and other personal benefits to our NEOs, perquisites are not a material part of our compensation program. The committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs.

Management Stock Ownership Guidelines. In order to further align the interests of senior management and stockholders, we maintain stock ownership guidelines for corporate officers. The guidelines provide that each corporate officer should attain a specified level of ownership of shares of the company’s common stock equal in value to a multiple of the their base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her role.

Role	Requirement (multiple of base salary)
Chief Executive Officer	6x
Chief Operating Officer	4x
Executive and Senior Vice Presidents	3x
Vice Presidents	1x

Our NEOs maintain significant ownership in Hess stock. Mr. Hess, our CEO, beneficially owns approximately 10.23% of our outstanding shares, and the other NEOs, on average, own approximately fourteen times base salary. This reflects significant alignment of interests between our NEOs and our stockholders. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options and unvested performance share units are not counted.

Anti-hedging and Anti-pledging Policies. Under our hedging policy, we prohibit directors and all employees (including executive officers) from trading in derivative or other instruments in order to hedge the economic risks of holding the company’s stock received as long-term equity incentive awards under our compensation programs. Our hedging policy does not allow any type of hedge strategy that involves creating downside protection, or that will

2021 PROXY STATEMENT	35

Executive Compensation + Compensation Discussion and Analysis

generate an offsetting gain, in the event of a decline in the value of our stock including, but not limited to, transactions involving purchasing put or selling call options, collars or forward sales contracts. However, derivative strategies that only increase downside risk and upside gains are permitted. Employees may not hedge movements in company stock held in our employee’s savings plan, issued stock or stock options they own even if they are fully vested. The purpose of our hedging policy is to align the interests, including the economic risk of ownership, of directors, employees and stockholders. In addition, we do not permit our executives to pledge shares of company stock in which they have a financial interest.

Recoupment (“Clawback”) Policy. In the event that the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under U.S. securities laws, the company has the right to recover from any current or former executive officer (not only NEOs) of the company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The committee has full authority and discretion to administer this policy and all determinations of the committee are final and binding. This policy operates in addition to any compensation recoupment provided for by law or by the company’s long-term incentive plans. Once final rules are effective regarding clawback requirements under the Dodd-Frank Act, the company intends to review its compensation recoupment policy and, if necessary, amend such policy to comply with the new mandates.

In addition, in the event of misconduct by an employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

Change-in-Control Agreements. As explained in greater detail elsewhere in this proxy statement, we have change-in-control agreements with certain executives, including our NEOs, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation, as well as other benefits, if (1) there is a change in control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control (“double-trigger”). We believe these agreements are necessary to remain competitive with the overall compensation packages afforded by companies in our peer group. We also believe these agreements work to provide security to our executives, many of whom would have key roles in negotiating and implementing a potential change-in-control transaction, and further align their interests with the best long-term interests of stockholders. In 2010, the committee decided to eliminate “golden parachute” excise tax gross-up provisions from any such agreements entered into in the future. As a result, our change-in-control agreement with Ms. Lowery-Yilmaz, which was entered into during 2015, does not contain a tax gross up provision.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the company may deduct from our federal income tax return for any single taxable year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The material terms of our incentive plans that were previously approved by stockholders allowed us to grant certain cash incentive compensation and LTI awards that were designed to meet the definition of performance-based compensation which qualified for the exception to the $1 million deduction limit. The Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception described in this paragraph. Following enactment of the Tax Cuts and Jobs Act of 2017, we generally expect that compensation paid to our CEO, CFO and other applicable covered employees in excess of $1 million will not be deductible, subject to a transition rule for compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that is not materially modified after such date. To the extent applicable to our existing plans and previously granted awards, the company may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing plans and previously granted awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. To maintain flexibility in compensating executive officers in a manner designed to promote varying

36	2021 PROXY STATEMENT

Executive Compensation + Compensation Discussion and Analysis

corporate goals in the best interest of the company, the committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the committee determines that doing so is in the best interests of the company.

Accounting Implications. In designing our compensation and benefit programs, the committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to executives.

Compensation Committee Report

The committee has reviewed and discussed this Compensation Discussion and Analysis with management, and based on this review and discussion, the committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the 2020 annual report on Form 10-K.

Compensation and Management Development Committee Members:

Marc S. Lipschultz, Chair

Terrence J. Checki

Joaquin Duato

David McManus

James H. Quigley

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation and management committee (whose names appear under “Compensation Committee Report”) is, or has ever been, an officer or employee of the company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or our compensation and management committee.

2021 PROXY STATEMENT	37

Executive Compensation + Summary Compensation Table

Summary Compensation Table

The following table sets forth information regarding compensation paid to or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compensation(1) ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Hess, John B. CEO	2020	1,500,000	—	5,099,983	3,399,997	1,125,000	—	22,743	11,147,723
	2019	1,500,000	—	4,499,973	2,999,996	3,280,500	1,190,848	22,344	13,493,661
	2018	1,500,000	—	4,499,996	2,999,999	3,550,500	—	21,945	12,572,440
Hill, Gregory P. COO & President E&P	2020	1,100,000	—	4,140,046	1,035,005	715,000	2,561,733	22,743	9,574,527
	2019	1,100,000	—	3,780,026	945,005	2,084,900	3,710,906	22,344	11,643,181
	2018	1,100,000	—	3,780,007	944,993	2,256,500	619,341	21,945	8,722,787
Goodell, Timothy B. EVP & GC	2020	790,000	—	1,700,017	424,996	367,500	581,116	22,743	3,886,372
	2019	750,000	—	1,600,053	400,002	1,020,600	765,098	22,344	4,558,097
	2018	750,000	—	1,599,987	399,994	1,104,600	251,703	21,945	4,128,229
Rielly, John P. EVP & CFO	2020	810,000	—	1,760,033	439,997	367,500	2,247,800	22,743	5,648,073
	2019	775,000	—	1,600,053	400,002	1,020,600	3,182,625	22,344	7,000,624
	2018	775,000	—	1,599,987	399,994	1,104,600	77,224	21,945	3,978,750
Lowery-Yilmaz, Barbara SVP & Chief Exploration Officer(6)	2020	675,000	—	1,640,001	409,995	202,500	535,727	22,743	3,485,966

(1)

The amounts shown in column (d) represent the discretionary component of the Annual Incentive Plan (“AIP”), reflecting individual performance. No discretionary adjustments were made in 2020. See “Assessment of Individual Performance” in the CD&A. The amounts shown in column (g) represent the components of the AIP relating to the attainment of enterprise performance metrics, paid to the NEOs, as discussed more fully under “2020 Enterprise Performance Metrics” in the CD&A.

(2)

Represents the aggregate grant date fair value of PSUs and restricted stock computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 14, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

(3)

Represents the aggregate grant date fair value for stock options computed in accordance with ASC 718. A discussion of the valuation assumptions is in Note 14, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

(4)

As described in the CD&A, Hess offers pension benefits to all U.S. employees consisting of the Employee’s Pension Plan (“EPP”) and the Pension Restoration Plan (“PRP”). There were no changes to either the EPP or PRP during 2020. In general, the value of the unreduced early retirement benefits decreases with age due to the decrease in life expectancy. The Pension Value for Mr. Hess decreased by $210,301 in 2020, primarily due to a decrease in his annual bonus average, which was partially offset by the decrease in discount rate to value lump sums under the PRP. The Pension Value for Mr. Hess decreased by $4,266,688 in 2018 primarily due to the increase in the assumed discount rate used to value lump sums under the PRP and due to the fact that Mr. Hess has met the age and service requirements for unreduced early retirement benefits and remained in employment at Hess.

(5)	Represents matching contributions by the company credited to the NEOs under the company’s employees’ savings plan.

(6)	Ms. Lowery-Yilmaz became a NEO in 2020 and, in accordance with SEC rules, only compensation information for 2020 is provided in the Summary Compensation Table.

38	2021 PROXY STATEMENT

Executive Compensation + Grants of Plan-Based Awards

Grants of Plan-Based Awards

On March 3, 2020, the committee established target bonuses and approved awards of performance shares, stock options and restricted stock to the NEOs. The following table sets forth information concerning potential payouts under the AIP and for performance share awards made under our long-term incentive plan for 2020 and individual grants of restricted stock and stock options made under our long-term incentive plan for 2020 to each of the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise Price of Option Awards ($ / Sh) (l)	Grant Date Fair Value of Stock & Option Awards(3)($) (m)
Name (a)	Award Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Hess, John B.	Performance Shares	06-Mar-20				43,860	87,719	175,438				5,099,983
	Stock Options	06-Mar-20								237,762	49.72	3,399,997
	AIP		1,125,000	2,250,000	3,937,500
Hill, Gregory P.	Performance Shares	06-Mar-20				26,703	53,406	106,812				3,105,025
	Restricted Stock	06-Mar-20							20,817			1,035,021
	Stock Options	06-Mar-20								72,378	49.72	1,035,005
	AIP		715,000	1,430,000	2,502,500
Goodell, Timothy B.	Performance Shares	06-Mar-20				10,965	21,930	43,860				1,275,010
	Restricted Stock	06-Mar-20							8,548			425,007
	Stock Options	06-Mar-20								29,720	49.72	424,996
	AIP		367,500	735,000	1,286,250
Rielly, John P.	Performance Shares	06-Mar-20				11,352	22,704	45,408				1,320,011
	Restricted Stock	06-Mar-20							8,850			440,022
	Stock Options	06-Mar-20								30,769	49.72	439,997
	AIP		367,500	735,000	1,286,250
Lowery-Yilmaz, Barbara	Performance Shares	06-Mar-20				10,578	21,156	42,312				1,230,010
	Restricted Stock	06-Mar-20							8,246			409,991
	Stock Options	06-Mar-20								28,671	49.72	409,995
	AIP		202,500	405,000	708,750
(1)

The amount shown in columns (d), (e) and (f) above represent the threshold, target and maximum payouts for the components of the 2020 AIP relating to the attainment of enterprise performance metrics. “Threshold” represents the lowest payout if the threshold level of performance is achieved for every performance metric. “Maximum” represents a payout at 175% of target. The actual amounts paid for 2020 relating to these components are shown in column (g) of the Summary Compensation Table. In June 2020, the committee capped payout of the 2020 AIP at 50% of the target award due to COVID-19 and related disruptions in the global oil markets, as discussed more fully under “Annual Incentive Plan” in the CD&A.

(2)

Relates to PSU awards issued under the Hess Corporation 2017 Long-Term Incentive Plan. Actual payout of shares earned will range from 0 to 200% of the units granted based on the relative performance of the company’s TSR over the three-year performance period ending December 31, 2022, compared with that of the company’s peer group described on pages 33-34 and payouts, if any, will occur following the committee’s certification of performance results in 2023 upon the completion of the three-year performance period. “Target” is the number of PSUs awarded in 2020. “Threshold” represents the lowest possible payout if a payout is made (50% of the units granted).

(3)

The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (j) by the closing price of the company’s common stock on the date of grant. A discussion of the valuation assumptions is in Note 14, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. The grant date fair value of PSUs granted is determined by multiplying the number of units granted as shown in column (h) by the fair value of the award as determined by a Monte Carlo valuation model ($58.14). The grant date fair value of Stock Options granted is determined by multiplying the number of options granted by the Black-Scholes Value. A discussion of the valuation assumptions is in Note 14, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

Equity awards under our long-term incentive plans are discussed in the “Compensation Discussion and Analysis” under the heading “LTI Program Structure.” Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Incentive Plan.”

2021 PROXY STATEMENT	39

Executive Compensation + Outstanding Equity Awards at Fiscal Year End

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year.

						Stock Awards
	Option Awards					Restricted Stock			Performance Share Units
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(4) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(9) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9) (g)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(15) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($)(16) (i)
Hess, John B.	150,930	—		83.88	02-Feb-21				301,668	(10)	15,925,054
	73,885	—		80.35	04-Mar-24
	90,476	—		74.49	03-Mar-25
	213,945	—		44.31	01-Mar-26
	176,775	—		51.03	06-Mar-27
	146,092	73,046	(1)	48.48	06-Mar-28
	55,309	110,620	(2)	56.74	06-Mar-29
	—	237,762	(3)	49.72	06-Mar-30
Hill, Gregory P.	62,145	—		83.88	02-Feb-21	38,419	(5)	2,028,139	188,194	(11)	9,934,761
	41,028	—		80.35	04-Mar-24
	45,000	—		74.49	03-Mar-25
	7,090	—		44.31	01-Mar-26
	65,127	—		51.03	06-Mar-27
	46,018	23,010	(1)	48.48	06-Mar-28
	17,422	34,846	(2)	56.74	06-Mar-29
	—	72,378	(3)	49.72	06-Mar-30
Goodell, Timothy B.	35,505	—		83.88	02-Feb-21	15,999	(6)	844,587	78,983	(12)	4,169,513
	17,385	—		80.35	04-Mar-24
	19,048	—		74.49	03-Mar-25
	30,009	—		44.31	01-Mar-26
	27,567	—		51.03	06-Mar-27
	19,478	9,740	(1)	48.48	06-Mar-28
	7,374	14,750	(2)	56.74	06-Mar-29
	—	29,720	(3)	49.72	06-Mar-30
Rielly, John P.	35,505	—		83.88	02-Feb-21	16,301	(7)	860,530	79,757	(13)	4,210,372
	17,385	—		80.35	04-Mar-24
	19,048	—		74.49	03-Mar-25
	30,009	—		44.31	01-Mar-26
	27,567	—		51.03	06-Mar-27
	19,478	9,740	(1)	48.48	06-Mar-28
	7,374	14,750	(2)	56.74	06-Mar-29
	—	30,769	(3)	49.72	06-Mar-30
Lowery-Yilmaz, Barbara	14,762	—		74.49	03-Mar-25	14,021	(8)	740,169	65,372	(14)	3,450,988
	18,756	—		44.31	01-Mar-26
	21,365	—		51.03	06-Mar-27
	15,096	7,548	(1)	48.48	06-Mar-28
	5,715	11,431	(2)	56.74	06-Mar-29
	—	28,671	(3)	49.72	06-Mar-30
(1)	Options vest in equal installments annually over a three-year period from the date of grant of March 6, 2018 if the NEO continues to be employed.

(2)	Options vest in equal installments annually over a three-year period from the date of grant of March 6, 2019 if the NEO continues to be employed.

40	2021 PROXY STATEMENT

Executive Compensation + Outstanding Equity Awards at Fiscal Year End

(3)	Options vest in equal installments annually over a three-year period from the date of grant of March 6, 2020 if the NEO continues to be employed.

(4)

Options may become exercisable earlier in full upon death, disability, normal retirement or a change in control. At the discretion of the committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability, normal retirement or early retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited.

(5)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 18,989 on March 6, 2021, 12,491 on March 6, 2022, and 6,939 on March 6, 2023.

(6)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 7,950 on March 6, 2021, 5,199 on March 6, 2022, and 2,850 on March 6, 2023.

(7)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 8,051 on March 6, 2021, 5,300 on March 6, 2022, and 2,950 on March 6, 2023.

(8)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 6,702 on March 6, 2021, 4,570 on March 6, 2022, and 2,749 on March 6, 2023.

(9)

Shares of restricted stock may vest earlier in full upon normal retirement, death, permanent total disability or a change in control, with proportional vesting at the discretion of the committee in the case of early retirement. The amount listed in column (g) represents the product of the closing market price of the company’s stock as of December 31, 2020 ($52.79) multiplied by the number of shares of stock subject to the award.

(10)

Number of shares shown in the table is based on achieving maximum performance goals for PSUs granted in 2018 (150,880 shares), and target performance goals for PSUs granted in 2019 (63,069 shares) and 2020 (87,719 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022 for the 2018, 2019 and 2020 grants respectively. In February 2021, the committee certified payout of the 2018 PSUs at 200%.

(11)

Number of shares shown in the table is based on achieving maximum performance goals for PSUs granted in 2018 (95,054 shares), and target performance goals for PSUs granted in 2019 (39,734 shares) and 2020 (53,406 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022 for the 2018, 2019 and 2020 grants respectively. In February 2021, the committee certified payout of the 2018 PSUs at 200%.

(12)

Number of shares shown in the table is based on achieving maximum performance goals for PSUs granted in 2018 (40,234 shares), and target performance goals for PSUs granted in 2019 (16,819 shares) and 2020 (21,930 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022 for the 2018, 2019 and 2020 grants respectively. In February 2021, the committee certified payout of the 2018 PSUs at 200%.

(13)

Number of shares shown in the table is based on achieving maximum performance goals for PSUs granted in 2018 (40,234 shares), and target performance goals for PSUs granted in 2019 (16,819 shares) and 2020 (22,704 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022 for the 2018, 2019 and 2020 grants respectively. In February 2021, the committee certified payout of the 2018 PSUs at 200%.

(14)

Number of shares shown in the table is based on achieving maximum performance goals for PSUs granted in 2018 (31,182 shares), and Target performance goals for PSUs granted in 2019 (13,034 shares) and 2020 (21,156 shares). Actual payout of shares earned will range from zero to 200 percent of the units granted and will occur following the three-year performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022 for the 2018, 2019 and 2020 grants respectively. In February 2021, the committee certified payout of the 2018 PSUs at 200%.

(15)	PSUs may vest earlier upon termination or a change in control as described under “Potential Payments upon Termination or Change in Control” beginning on page 44.

(16)

Value of PSUs reflects maximum performance level for PSUs granted in 2018 and target performance level for PSUs granted in 2019 and 2020 based on the closing price of $52.79 on December 31, 2020 as required by the SEC disclosure rules. Actual performance attained as of December 31, 2020 was at maximum performance for PSUs granted in 2018 and target performance for each respective truncated performance period for PSUs granted in 2019 and 2020. Actual payments at vesting of the PSU grants could be different based on final performance results. The performance period for the 2018 grants concluded on December 31, 2020, but the award remained unearned and unvested, subject to the committee’s certification of performance results. In February 2021, the committee certified payout on the 2018 PSUs at 200%.

2021 PROXY STATEMENT	41

Executive Compensation + Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock and performance share units under the long-term incentive plan during the last fiscal year:

			Stock Awards
	Option Awards		Restricted Stock		Performance Share Units
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)	Number of Shares Acquired on Vesting (#) (f)	Value Realized on Vesting ($) (g)(2)
Hess, John B.	—	—	—	—	226,448	13,059,256
Hill, Gregory P.	—	—	18,222	905,998	107,264	6,185,915
Goodell, Timothy B.	49,740	503,599	7,713	383,490	45,402	2,618,333
Rielly, John P.	49,740	520,864	7,713	383,490	45,402	2,618,333
Lowery-Yilmaz, Barbara	—	—	5,977	297,176	35,188	2,029,292
(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock that vested on March 6, 2020 by the closing market value price of $49.72.

(2)

Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of PSUs granted in 2017 that vested upon the committee’s certification of performance results in early 2020 by the payout multiple of 200% and by the closing market value of the underlying shares of $57.67 on February 4, 2020.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Hess, John B.	Employees’ Pension Plan	43.58	2,566,744		—
	Restoration Plan	43.58	48,458,099		—
Hill, Gregory P.	Employees’ Pension Plan	12.00	861,471		—
	Restoration Plan	22.00	18,861,434	(1)	—
Goodell, Timothy B.	Employees’ Pension Plan	12.00	767,147		—
	Restoration Plan	12.00	4,505,614		—
Rielly, John P.	Employees’ Pension Plan	19.75	1,355,310		—
	Restoration Plan	36.25	15,839,435	(2)	—
Lowery-Yilmaz, Barbara	Employees’ Pension Plan	6.50	432,611		—
	Restoration Plan	6.50	1,387,366		—
(1)	Credited years of service includes 10 years for service with prior employer. Additional years of credited service result in an increase of $8,955,715 under the restoration plan.

(2)

Credited years of service include 16.5 years for service with prior employer. Benefits shown are net amounts offset by amounts due from prior employer of $18,060 per year. Additional years of credited service result in an increase of $7,663,352 under the restoration plan.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Code, with certain modifications discussed below. On January 1, 2017, we closed the existing final average pay formula pension plan to new employees and introduced a cash balance pension plan for new hires, which has a restoration component as well. Employees participate after one year of service in the employees’ pension plans and vest in the final average pay retirement benefit after five years of service, though the vesting requirement for the cash balance plan is three years.

42	2021 PROXY STATEMENT

Executive Compensation + Pension Benefits

All of our NEOs are in the final average pay formula pension plan. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the ten years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has ten years of service. All of our NEOs, except Ms. Lowery-Yilmaz, are eligible for early retirement under the employees’ pension plan and restoration plan at December 31, 2020. The company awarded credit service for prior employment under the restoration plan for Messrs. Hill and Rielly for the reasons discussed in “Compensation Discussion and Analysis.” Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan for employees with at least 10 years of service are payable as a lump sum six months after retirement. For employees with fewer than 10 years of service, benefits are payable on the date the employee attains age 65. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 9, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020. Retirement benefits payable to Mr. Rielly under the restoration plan are offset by retirement benefits payable by his former employer.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change in control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company. None of our NEOs participate in the deferred compensation plan.

Employment Agreements and Termination Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change-in-control agreements discussed under “Potential Payments upon Termination or Change in Control,” the initial terms of employment described below for Mr. Hill.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described in the CD&A, provided Mr. Hill remained employed by the company for five years.

2021 PROXY STATEMENT	43

Executive Compensation + Potential Payments upon Termination or Change in Control

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on pages 42-43. Retirement benefits under the employees’ pension plan are payable only in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, our NEOs who are eligible for early retirement under the employees’ pension plan at December 31, 2020, a pro rata portion of their unvested equity awards would become vested at the discretion of the committee (or with respect to PSUs, with or without the consent of the committee) based on the number of calendar days elapsed in the applicable vesting period and they would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year End” table on page 40.

If any of the NEOs’ employment terminated due to death or disability (i) stock options in the “Option Awards—Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, (iii) all restricted stock awards listed in that table would have become fully vested and (iv) PSUs would vest and be paid, to the extent earned, at the end of the applicable performance period. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $5,060,000. In addition, a pro rata portion of PSUs would vest and be paid, to the extent earned, at the end of the performance period.

Change in Control

Equity Awards Under the 2008 LTIP.    In the event of a change in control of the company, pursuant to the Amended and Restated 2008 Long-Term Incentive Plan, unexercisable stock options and unvested shares of restricted stock awarded to the NEOs will not vest solely by reason of the change in control. However, upon the occurrence of a change in control, the committee has discretion to deem all applicable performance goals fully achieved and all awards fully vested, but the committee has no current intention to exercise such discretion. In addition, except as otherwise provided in any applicable award agreement, if the surviving or successor corporation to the company, or any other corporate party to the change-in-control transaction, does not assume, or substitute equivalent awards for, options or other awards outstanding under the plan, or in the event of a liquidation of the company, or if the employment of a holder of an outstanding option or award is terminated involuntarily without “cause” or by the holder for “good reason” (as those terms are defined in the Amended and Restated 2008 Long-Term Incentive Plan) then, in general: (1) any applicable target performance goals will be deemed fully achieved and those awards and restricted stock will be fully earned and vested; (2) affected options and other awards will become fully exercisable and vested; and (3) all restrictions, deferral limitations and forfeiture conditions applicable to affected awards will lapse and those awards will be deemed fully vested. In the event of a change in control, PSUs will be paid out with respect to a pro-rated portion of PSUs awarded representing the number of days lapsed in the performance cycle through the date immediately prior to the change in control based on the company’s TSR and TSR ranking through such date and will be paid at target with respect to a pro-rata portion of the PSUs representing the number of days lapsed from the change in control through the end of the performance cycle. Such amount is payable only if the NEO remains employed until the end of the three-year performance period or, if within 24 months following a change in control, the employment of the NEO is terminated by the NEO for good reason, by the company without cause, on account of death or permanent total disability or retirement under the pension plan after five years of service. See the “Outstanding Equity Awards at Fiscal Year End” table on page 40 for the number of unexercisable options and unvested shares of restricted stock held by each NEO at the end of the last fiscal year. The NEOs would also be able to exercise the stock options shown in the “Option Awards—Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) the persons serving as directors of the company as of the effective date of the Amended and Restated 2008 Long-Term Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

44	2021 PROXY STATEMENT

Executive Compensation + Potential Payments upon Termination or Change in Control

(iii) consummation of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Equity Awards Under the 2017 LTIP.    The 2017 Incentive Plan provides for potential acceleration of vesting or exercisability of awards, and other potential changes to awards, upon the occurrence of a change in control. A change in control will generally be deemed to occur in the following circumstances:

•	the acquisition of 20% or more of the outstanding voting stock of the company by any person or entity, other than acquisitions by Hess family members or Hess family-related entities;

•

the persons serving as directors of the company as of the effective date of the 2017 Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

•	consummation of a merger, consolidation or reorganization in which the stockholders of the company prior to the merger own 51% or less of the surviving corporation; or

•

consummation of a complete liquidation or dissolution of the company or sale of all or substantially all of the assets of the company, other than to a corporation more than 51% of which is owned after such sale by stockholders of the company prior to the sale.

Under the 2017 Incentive Plan, unless otherwise determined by the committee (or unless otherwise set forth in a change-in-control, employment or similar agreement or an award agreement), if a participant’s employment is terminated without cause or on account of good reason within 2 years following a change in control, each award will become fully vested. Unless otherwise set forth in a change-in-control, employment or similar agreement or an award agreement, the committee, in its discretion, may provide that performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control) or (y) converted into time-vesting restricted stock or restricted stock unit awards). In the event of a change in control, unless otherwise set forth in an employment, change-in-control or similar agreement or an award agreement, the committee may in its sole discretion provide: (i) for the cancelation of such awards for fair value; (ii) for the assumption or replacement of awards; (iii) for a period of at least 20 days prior to the change in control to exercise options or SARs whether vested or unvested or (iv) that any shares of restricted stock become fully vested.

Severance Payments.    The company has entered into change-in-control termination benefit agreements with the NEOs and certain other officers of the company. These agreements provide for “double-trigger” lump sum cash payments equal to a multiple of an executive’s annual compensation if, within 24 months following a change in control, the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Mr. Hess and two times for Messrs. Hill, Goodell and Rielly and Ms. Lowery-Yilmaz and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Mr. Hess and 24 months following termination for Messrs. Hill, Goodell and Rielly and Ms. Lowery-Yilmaz and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs, other than Ms. Lowery-Yilmaz, are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Code on “excess parachute payments” resulting from a change in control. However, the

2021 PROXY STATEMENT	45

Executive Compensation + Potential Payments upon Termination or Change in Control compensation and management development committee decided in 2010 to eliminate tax gross-up provisions in any change-in-control termination benefit agreements to be entered into thereafter. As a result, our change-in-control agreement with Ms. Lowery-Yilmaz, which was entered into during 2015, does not contain a tax gross up provision.

Potential Change-in-Control Payments and Benefits.    Set forth below is the total estimated value, assuming that a change in control occurred on December 31, 2020 and the employment of each NEO terminated on that date under circumstances entitling them to severance payments and benefits under the change-in-control termination benefit agreements, as well as the value of their unvested equity awards as of December 31, 2020.

Named Executive Officer	Cash Severance Payment ($)	Stock Options ($)(1)	Restricted Stock ($)	Performance Share Units ($)(2)	Welfare Benefits ($)	Outplacement Benefits ($)	Additional Pension Benefits ($)(3)	Excise Tax Gross-Up ($)	Total ($)
Hess, John B.	15,151,500	1,044,758	—	15,925,054	52,971	30,000	2,825,163	16,806,145	51,835,591
Hill, Gregory P.	6,713,000	321,371	2,028,086	9,934,761	24,092	30,000	2,754,786	6,536,466	28,342,562
Goodell, Timothy B.	3,789,200	133,217	844,552	4,169,513	35,314	30,000	1,228,701	—	10,230,497
Rielly, John P.	3,829,200	136,437	860,495	4,210,372	35,314	30,000	3,929,443	5,964,650	18,995,911
Lowery-Yilmaz, Barbara(4)	2,651,800	120,552	740,116	3,450,988	24,092	30,000	206,614	—	7,224,162
(1)	Reflects the in-the-money value of unvested stock options on December 31, 2020 that would become vested and exercisable upon a change in control.

(2)

Upon a change in control, performance share units pay out a pro-rata portion based on the actual performance level to date and the remainder at target. Values of the pro-rata portion of performance share units reflect a 200%, 100% and 100% performance level on December 31, 2020 for 2018, 2019 and 2020 performance awards, respectively. The value was based on the closing price of $52.79 on December 31, 2020 as required by SEC disclosure requirements. Performance attained as of December 31, 2020 was at these levels, but actual payments at vesting could be different based on final performance results.

(3)

All of the NEOs would continue to be entitled to his or her accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on page 42. Amounts reflect the value of the incremental benefit of additional years of credited service upon a change in control.

(4)	Ms. Lowery-Yilmaz entered into a Change-in-Control Agreement in 2015 with generally the same terms as the other NEOs, except her agreement does not allow for an excise tax gross-up.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2020; using the closing price of our common stock on December 31, 2020 (the last trading day of our fiscal year) of $52.79 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 31, 2020 closing price of our common stock and the exercise price); using a performance factor of 200%, 100% and 100% for outstanding PSUs from 2018, 2019 and 2020, respectively; and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2020 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2019.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plans, except that (i) the change in a majority of board of directors must occur within a 24-month period and (ii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

46	2021 PROXY STATEMENT

Executive Compensation + CEO Pay Ratio

CEO Pay Ratio

As of December 31, 2020, we had approximately 1,621 employees, of which 1,405 were located in the United States. Regardless of an employee’s role in the organization or their location, the process for determining compensation is the same: local market competitive data is reviewed to set compensation guidelines. Individual compensation decisions are then adjusted to reflect the individual’s role and responsibilities as well as his or her experience, education, specialized training and overall performance.

We identified our median employee as of December 31, 2020, which was our measurement date for determining our median employee, by using a two-step process described below. First, we reviewed compensation data reflected in our payroll records for all active full-time and part-time employees consisting of:

•	base salary, including overtime pay if applicable,

•	compensation received under the annual incentive program, and

•	the grant date fair value of long-term incentive grants, if applicable.

Next, we calculated each such employee’s total compensation as set forth above on December 31, 2020. For our employees who are not paid in United States dollars, we converted their compensation data using the spot conversion rate on December 31, 2020. These results were then ranked, excluding the Chief Executive Officer, from lowest to highest, and a median sub-group of 13 employees were identified. Once we identified these median employees, we collected additional compensation data for this sub-group in a manner consistent with how our NEOs’ compensation is presented in the “Summary Compensation Table,” including:

•	employer contributions to the company’s 401(k) plan,

•	change in pension values, and

•	company allowances.

The single individual who represented the median of this sub-group was identified and this individual’s total annual compensation was then compared to the total annual compensation value reported in the “Summary Compensation Table” for our Chief Executive Officer.

The total annual compensation for the year ended December 31, 2020 was $204,876 for our median employee and $11,147,723 for our Chief Executive Officer. The ratio of our Chief Executive Officer’s pay to that of our median employee for 2020 was approximately 54 times.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The risk assessment focused on the following areas and the results were reviewed with and approved by the company’s chief risk officer:

•	assessment of residual risk associated with certain elements and design features of the company’s compensation program;

•	calculation of approximate exposure values of each business unit by aggregating the value of material risks into a single “at risk” dollar figure (“Exposure”);

•	assignment of a compensation risk score for major business units to attribute the level of compensation risk arising from potential for risk-taking and compensation mix (“Compensation Risk”); and

•	review of higher risk areas by Exposure and Compensation Risk and appropriate mitigation plans.

The risk assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a

2021 PROXY STATEMENT	47

Executive Compensation + Compensation and Risk

capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk-taking:

•

the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped, reducing the incentive to take excessive risk for short-term gains;

•

LTI awards are made at the discretion of the compensation and management development committee with the goal of creating incentives for these employees to work for growth in the long-term profitability of the company;

•	the compensation and management development committee has the discretion to reduce the cash incentive awards as well as LTI awards as it deems appropriate;

•

senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	incentive based compensation of any current or former executive officer may be subject to recoupment in certain circumstances involving financial restatement due to material noncompliance;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•

the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

48	2021 PROXY STATEMENT

PROPOSAL 2: ADVISORY VOTE TO APPROVE

THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act enacted in 2010 and pursuant to Section 14A of the Exchange Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2017 annual meeting of stockholders. At that meeting our stockholders agreed, and the board subsequently approved, that the advisory vote on executive compensation be held on an annual basis.

Accordingly, and pursuant to Section 14A of the Exchange Act, we are asking stockholders for an advisory approval of the compensation of our named executive officers as described in the “Compensation Discussion and Analysis,” the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our overall fiscal 2020 executive compensation programs and policies and the compensation paid to our named executive officers.

Please read the “Compensation Discussion and Analysis” section beginning on page 20 for additional details about our executive compensation program, including information about the fiscal year 2020 compensation of our named executive officers, our outreach to stockholders and the continued enhancements we seek to make to our executive compensation programs to further align pay and performance.

This proposal allows our stockholders to express their opinions regarding the decisions of the committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect existing compensation or be binding on the company, the board or the committee. However, the board and the committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the committee in continuing to improve the alignment of the company’s executive compensation programs with the long-term interests of the company and its stockholders and is consistent with our commitment to high standards of corporate governance.

Hess’ 2020 advisory vote on executive compensation received the approval of over 93% of shares present and entitled to vote at the 2020 annual meeting. Following the 2020 vote, we continued the outreach program we undertook with our stockholders and other stakeholders to discuss and solicit their views on matters of interest to them relating to our executive compensation program. For the reasons stated in the “Compensation Discussion and Analysis,” we believe that our executive compensation program is tailored to our strategic plans, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of stockholder value.

The board of directors unanimously recommends stockholders vote FOR, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

The board of directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

2021 PROXY STATEMENT	49

PROPOSAL 3: RATIFICATION OF THE SELECTION

OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the company’s financial statements. Accordingly, the audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2021. Ernst & Young LLP has acted for the company in this capacity for many years. During this time, Ernst & Young LLP has gained significant knowledge about our operations and business, accounting policies and practices, and internal control over financial reporting.

The audit committee evaluated Ernst & Young LLP’s qualifications, performance and independence, as described on page 13, and the audit committee and the board believe that the continued retention of Ernst & Young LLP as the company’s independent registered public accountants is in the best interest of the company and its stockholders. Therefore, the board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Fee Information

Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2020	2019

Audit Fees	$6,076	$6,522

Audit-Related Fees	782	2,266

Tax Fees	1,161	2,249

All Other Fees	129	106

Total	$8,148	$11,143

Audit fees include fees and expenses associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements and statutory audits required internationally. These amounts also include $1.434 million and $1.324 million for 2020 and 2019, respectively, related to the audit of Hess Midstream LP.

Fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition and disposition reviews and consultations on internal accounting controls. The 2019 fees include audit related services associated with the midstream reorganization.

Tax fees include tax compliance services as well as United States and international tax advice and planning.

Other fees include advisory services associated to the company’s Environmental, Health, Safety and Social Responsibility program.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved

50	2021 PROXY STATEMENT

Proposal 3: Ratification of the Selection of Ernst & Young LLP

annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2020 and 2019, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

The board of directors unanimously recommends that stockholders vote

FOR the ratification of the selection of Ernst & Young LLP as independent registered public accountants for the year ending December 31, 2021.

2021 PROXY STATEMENT	51

PROPOSAL 4: APPROVAL OF AMENDMENT NO. 1 TO OUR 2017 LONG TERM INCENTIVE PLAN

The company is asking its stockholders to approve Amendment No. 1 (the “2021 Amendment”) to the Hess Corporation 2017 Long-Term Incentive Plan (the “2017 Incentive Plan”). Our Board adopted the 2017 Incentive Plan on March 1, 2017 and the 2017 Incentive Plan was approved by the stockholders of the Company at the 2017 Annual Meeting of Stockholders. On March 3, 2021, the board of directors adopted the 2021 Amendment, subject to its approval by our stockholders at the 2021 Annual Meeting.

Overview of 2021 Amendment

The 2021 Amendment will increase the number of shares available for issuance under the 2017 Incentive Plan by 12,000,000 shares. If the 2021 Amendment is approved by our stockholders, it will become effective June 2, 2021. If our stockholders do not approve the 2021 Amendment, the 2017 Incentive Plan will continue to remain in effect in its current form. As of April 12, 2021, there are 9,313,805 shares available for issuance under the 2017 Incentive Plan. Accordingly, if the 2021 Amendment is not approved, there may be insufficient shares available under the 2017 Incentive Plan to make annual equity awards to our employees, consultants and non-employees directors in the coming years. In this event, the board of directors may be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate employees, consultants and non-employee directors of our operating businesses.

Overview of 2017 Plan

The 2017 Incentive Plan permits the company to provide stock-based compensation to officers and other employees and consultants of the company and its subsidiaries, as well as non-employee directors of the company. The board of directors believes that the 2017 Incentive Plan offers incentive compensation opportunities that are competitive with other peer companies and that are based on the performance of the company’s common stock will motivate participants to achieve our long-term goals and further align their interests with those of the company’s other stockholders. The company’s board of directors also believes that granting stock-based awards contributes to the company’s success and is comparable with the practices of other peer companies.

The 2017 Incentive Plan, as amended by the 2021 Amendment, allows the company to grant these stock-based incentive awards to officers, employees, non-employee directors and consultants. In determining the number of shares to be reserved for issuance under the 2017 Incentive Plan, and the increase in the number of shares to be reserved by the 2021 Amendment, the board of directors considered the following:

•

Burn Rate. Burn rate measures the company’s usage of shares for the company’s equity incentive plans as a percentage of its outstanding common stock. The company has been advised by independent consultants that its average annual burn rate of less than 1% over the last three-year period is considered reasonable by most institutional stockholders for a company of our size in our industry.

•

Forecasted Grants. In determining the company’s projected share utilization, the Board of Directors considered a forecast that included the following factors: (i) the shares needed for retention and attraction of key employees; (ii) forecasted future grants to all employees and (iii) the shares available for issuance under the 2017 Incentive Plan.

•	Proxy Advisory Guidelines. The board of directors considered publicly available proxy advisory guidelines with respect to the appropriate share reserve for an equity plan.

•	Compensation Consultant. The board of directors considered the advice of the company’s independent compensation consultant.

Good Corporate Governance Practices

The 2017 Incentive Plan, as amended by the 2021 Amendment, includes a number of features that promote good governance practices and further align the interests of plan participants and our stockholders, including:

•

No liberal share counting. Shares used to pay the exercise price or withholding taxes related to an outstanding award and shares resulting from net settlement of outstanding stock appreciation rights (“SARs”) may not be used for future awards under the 2017 Incentive Plan.

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Proposal 4: Approval of Amendment No. 1 to Our 2017 Long Term Incentive Plan

•

No dividends or dividend equivalents on unearned performance share units or restricted stock. The 2017 Incentive Plan prohibits the payment of dividends or dividend equivalents on awards where the vesting provisions or performance-based goals have not been satisfied.

•	No repricing of stock options or SARs. The 2017 Incentive Plan prohibits the repricing of stock options or SARs without stockholder approval.

•	No discounted stock options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares of common stock on the grant date.

•

No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution provided that the committee may allow a participant to transfer his or her award (other than an incentive stock option) to an immediate family member or related trust or similar entity or another transferee.

•	“Double-trigger” change in control vesting. Awards granted pursuant to the 2017 Incentive Plan will not automatically vest and pay out solely as a result of a change in control.

•	No “evergreen” provision. Shares authorized for issuance under the 2017 Incentive Plan cannot be automatically replenished.

•	Administered by an independent committee. The 2017 Incentive Plan will be administered by the committee, which is made up entirely of independent directors.

•	Minimum vesting requirements. The 2017 Incentive Plan generally requires a minimum one-year vesting schedule for all awards.

•	Awards subject to clawback. Awards under the 2017 Incentive Plan will be subject to recoupment under certain circumstances.

These features of the 2017 Incentive Plan, as amended by the 2021 Amendment, supplements other good governance practices we implemented with respect to our compensation program, including stock ownership guidelines and anti-hedging and anti-pledging policies, as described in the “Compensation Discussion and Analysis.”

Aggregate Outstanding Grants

As of April 12, 2021, the status of awards under the 2017 Incentive Plan and the Amended and Restated 2008 Long-Term Incentive Plan, which are the only plans under which equity awards are outstanding and which were approved by stockholders, was as follows:

	Amended and Restated 2008 Incentive Plan	2017 Incentive Plan	Total

Stock Options

Shares of common stock subject to outstanding options	1,407,554	1,971,481	3,379,035

Weighted average exercise price per share	$59.15	$55.17	$56.83

Weighted average term remaining in years	4.63	8.28	6.76

Restricted Stock Shares of restricted stock issued and outstanding		1,650,822	1,650,822

Performance Share Units Shares underlying performance share units (PSUs)(1)		733,997	733,997

Available for Future Grant Shares of common stock available for future grants			9,313,805
(1)	The number of shares underlying PSUs reflects target payout for awards granted in 2019, 2020 and 2021.

Description of the 2017 Incentive Plan, as amended by the 2021 Amendment

The following is a summary of the material terms of the 2017 Incentive Plan, as amended by the 2021 Amendment. The summary and the features of the 2017 Incentive Plan set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the 2021 Amendment and the 2017 Incentive Plan. The

2021 PROXY STATEMENT	53

Proposal 4: Approval of Amendment No. 1 to Our 2017 Long Term Incentive Plan

2021 Amendment is attached as Annex A to this proxy statement and the 2017 Incentive Plan is attached as Annex B to this proxy statement.

Purpose. The purpose of the 2017 Incentive Plan is to promote the identity of interests between stockholders and non-employee directors of the company and officers, other employees and consultants of the company and its subsidiaries by encouraging and creating significant levels of ownership of common stock by those non-employee directors, officers, other employees and consultants. The 2017 Incentive Plan is intended to provide meaningful long-term incentive opportunities for non-employee directors, officers, other employees and consultants who are responsible for the success of the company and its subsidiaries and who are in a position to make significant contributions toward their objectives.

Administration. The 2017 Incentive Plan is administered by the compensation and management development committee of the board, or such other committee of the board of directors as the board may designate to administer the 2017 Incentive Plan. The committee may, to the extent permissible under applicable law, delegate to officers or managers of the company or its subsidiaries the authority to perform administrative functions. The committee has full and final authority to select and designate 2017 Incentive Plan participants, to determine the type, amount and conditions of awards to be granted under the 2017 Incentive Plan, and to make all determinations in connection therewith which may be necessary or advisable. Unless authority is specifically reserved to the board under the terms of the 2017 Incentive Plan, or applicable law, the committee has sole discretion in exercising such authority under the 2017 Incentive Plan.

The committee is composed of at least three members of the board, each of whom is selected by the board. The members of the committee are “disinterested persons,” within the meaning of Rule 16b-3 of the Exchange Act, and “outside directors” for purposes of section 162(m) of the Code (to the extent that an exemption from the deduction limitations of section 162(m) is sought as to an award (see “Certain Federal Income Tax Consequences of the 2017 Incentive Plan” below)), and satisfy any additional regulatory, listing and independence requirements as the board may require. Currently, the members of the committee are Mr. Lipschultz, Chair, Mr. Checki, Mr. Duato, Mr. McManus, and Mr. Quigley, each of whom is a non-employee director of the company.

Eligibility. Awards may be granted only to individuals who are officers, other employees or consultants of the company or its subsidiaries, as well as to non-employee directors of the company, as may be determined by the committee. Only employees of the company and its subsidiaries are eligible to receive “incentive stock options” under the 2017 Incentive Plan. All non-employee directors (10 in number) are also eligible to receive awards under the 2017 Incentive Plan.

Shares Subject to Awards. The following shares of the company’s common stock would be available for delivery under the 2017 Incentive Plan: (a) 12,000,000 new shares (subject to approval at the 2021 Annual Meeting), plus (b) the maximum number of shares available for delivery under the 2017 Incentive Plan on the effective date of the 2017 Incentive Plan. The maximum number of shares available for delivery on the effective date of the 2017 Incentive Plan was the sum of (a) 13,500,000 shares reserved on the effective date of the 2017 Incentive Plan, plus (b) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Amended and Restated 2008 Long-Term Incentive Plan as of March 9, 2017, plus (c) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Amended and Restated 2008 Long-Term Incentive Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares. As of April 12, 2021, the number of shares subject to stock options or other awards that remain outstanding under the Amended and Restated 2008 Long-Term Incentive Plan is 1,407,554 shares. The shares of common stock that may be issued under the 2017 Incentive Plan are either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that have been reacquired and are held as treasury stock. The 2017 Incentive Plan provides that for purposes of determining the number of shares of common stock available for delivery under the 2017 Incentive Plan, (a) each share delivered upon exercise of stock options reduces the shares available for delivery under the 2017 Incentive Plan by one share, (b) each share covered by the exercised portion of a stock appreciation right (“SAR”), whether settled in cash or shares, reduces the shares available for delivery under the 2017 Incentive Plan by one share, (c) each share delivered pursuant to a restricted stock unit award, a dividend equivalent paid in shares, or a performance award shall reduce the share reserve by two shares, (d) each share delivered under a restricted stock award without a purchase price at least equal to the fair market value of common stock on the award

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Proposal 4: Approval of Amendment No. 1 to Our 2017 Long Term Incentive Plan

date, a restricted stock unit, a performance award, or a dividend equivalent reduces the shares available for delivery under the 2017 Incentive Plan by two shares, (e) any shares covered by an award which are not delivered because the award is paid in cash does not reduce the shares available for delivery under the 2017 Incentive Plan, (f) any shares subject to an award or portion of an award that is forfeited, terminated, cancelled or otherwise expires will be available for future awards under the 2017 Incentive Plan, (g) shares withheld or tendered to pay the exercise price of an option shall not be available for delivery in connection with future awards under the plan, (h) shares withheld or tendered to pay withholding taxes with respect to an outstanding award shall not be available for delivery in connection with future awards under the plan, (i) shares not delivered to a participant under a stock-settled stock appreciation right (whether such shares are withheld to cover the base price or are withheld to pay withholding taxes) shall not be available for delivery in connection with future awards under the plan and (j) shares repurchased by the company using proceeds from the exercise of an option shall not be available for delivery in connection with future awards under the plan. In addition, the payment of cash dividends or dividend equivalents in cash in connection with awards under the 2017 Incentive Plan does not reduce the shares available for delivery under the 2017 Incentive Plan. If the company or a subsidiary acquires or combines with another company, any awards that may be granted under the 2017 Incentive Plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the shares available for issuance under the 2017 Incentive Plan, but the shares available for incentive stock options granted under the 2017 Incentive Plan will be limited to 13,500,000 shares of the company’s common stock, adjusted as stated above, but not increased by shares subject to expired, forfeited or terminated unexercised awards under the Amended and Restated 2008 Long-Term Incentive Plan. On April 12, 2021, the closing price of the company’s common stock on the NYSE was $72.95.

Terms of Awards. Awards may be granted on the terms and conditions described in the 2017 Incentive Plan. In addition, the committee may generally impose on any award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the 2017 Incentive Plan, as the committee determines. Payment to be made by the company or a subsidiary upon the grant or exercise of an award may be made in such forms as the committee determines, such as cash, shares of common stock, other awards, or other property. Generally, only services may be required as consideration for the grant of any award. If the terms and conditions imposed by the committee on any award are not complied with or achieved by a participant such award will, unless otherwise provided under the 2017 Incentive Plan or determined by the committee in accordance with the 2017 Incentive Plan, be forfeited by the participant. Set forth below are the specific types of awards authorized to be made by the committee under the 2017 Incentive Plan:

•

Non-qualified and Incentive Stock Options. The committee is authorized to grant either incentive stock options or stock options not intended to qualify as incentive stock options. The committee determines the exercise price per share purchasable under an option, which, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”), will not be less than the fair market value of a share of common stock on the date of grant (unless the stock option is granted in substitution or exchange for options or awards of a company involved in a corporate transaction with the company or its subsidiary). The committee is not otherwise permitted to reduce the exercise price of an outstanding option. The committee determines the time or times at which an option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by which shares are delivered or deemed to be delivered to participants. Options expire not later than ten years after the date of grant; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with the company and its affiliates terminates. Incentive stock options comply with section 422 of the Code.

•

Stock Appreciation Rights. The committee is authorized to grant stock appreciation rights, which give the recipient the right to receive, upon exercise, for each share covered by the stock appreciation rights the excess of the fair market value of one share on the date of exercise over the base price of the stock appreciation rights as determined by the committee as of the date of grant, which base price, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”), may not be less than the fair market value of a share of common stock on the date of grant (unless the stock appreciation right is granted in substitution or exchange for awards of a company involved in a corporate transaction with the company or its subsidiary). The committee is not otherwise permitted to reduce the base price of an outstanding stock appreciation right. Stock appreciation rights expire not later than ten years after the date of grant.

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Proposal 4: Approval of Amendment No. 1 to Our 2017 Long Term Incentive Plan

•

Restricted Stock and Restricted Stock Units. The committee is authorized to grant restricted stock and restricted stock units. Restricted stock awards are shares of common stock that are awarded to a participant subject to such restrictions as the committee may impose, including vesting conditions and restrictions on the transfer of the shares of restricted stock. Restricted stock units are denominated in shares of common stock, except that no shares are issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of common stock, a cash payment based on the value of shares of common stock or a combination of shares and cash. Generally, an award of restricted stock or restricted stock units must vest either (1) in full at the expiration of a period determined by the committee or (2) proportionally over a vesting period determined by the committee, except that the award may vest earlier in cases of death, or disability, as the committee shall determine, or on a change in control as provided in the 2017 Incentive Plan. The committee is generally not permitted otherwise to accelerate the vesting of restricted stock or restricted stock units. However, the 2017 Incentive Plan permits the committee to make awards of special restricted stock or special restricted stock units that have vesting conditions other than those described above with respect to a limited aggregate amount specified in the plan, as described below under “Limitations on the Numbers of Awards—Certain Special Awards.” Performance-based restricted stock and performance-based restricted stock units will generally be forfeited unless pre-established performance goals (as described below under “Performance Awards”) specified by the committee are met during the applicable restriction period of at least one year. Except as otherwise determined by the committee, upon termination of employment (as determined by the committee) during the applicable restriction period, restricted stock or restricted stock units that are at that time subject to restrictions will be forfeited and returned to the company. Unless otherwise determined by the committee, cash dividends and other distributions made or paid with respect to the shares underlying an award of restricted stock or performance-based restricted stock will be held in escrow, and may (but need not) be reinvested as determined by the committee. During the period in which the restricted stock is subject to restrictions, such dividends and other distributions shall be accumulated and retained by the company (with or without interest, as determined by the committee), and paid at the time the restrictions on the shares lapse.

•

Performance Awards. The committee is authorized to grant performance awards conditioned upon the achievement of specified performance goals. The deductibility of such performance awards on our federal income tax return are subject to limits under Section 162(m) of the Internal Revenue Code. See “Tax Deductibility of Compensation” on page 36.

•

Dividend Equivalents. The committee is authorized to grant dividend equivalents to participants with respect of an award (other than stock options or SARs). During the period in which the shares underlying an award are unvested, subject to forfeiture or subject to performance vesting conditions, such dividend equivalents shall be accumulated and retained by the company and paid to the participant (with or without interest, as determined by the committee), at the time the restrictions on the underlying shares lapse.

•

Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the 2017 Incentive Plan may, in the discretion of the committee, be granted either alone or in addition to or in tandem with any other award granted under the 2017 Incentive Plan or any award granted under any other plan of the company, any subsidiary, or any business entity to be acquired by the company. Generally, awards may not be granted in substitution for another award under the 2017 Incentive Plan, or retroactively in tandem with another award under the 2017 Incentive Plan at an exercise or base price lower than that of the previously granted award, without first obtaining stockholder approval of the grant. However, the committee may grant shares or awards under the 2017 Incentive Plan in assumption of, or substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company involved in a corporate transaction with the company or its subsidiary.

Minimum Vesting Conditions. Participants who are granted awards will be required to continue to provide continuous services to the company (or a subsidiary) for not less than one-year following the date of grant in order for any portion of such award to vest or be exercisable (other than in case of death, disability, a termination by the company (or a subsidiary) other than for cause or a change in control). Notwithstanding the foregoing, up to five (5) percent of the available shares authorized for issuance under the 2017 Incentive Plan may provide for vesting of awards partially or in full in less than one-year.

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Limitations on the Number of Awards. In addition to the aggregate limit on the number of shares that may be made subject to awards under the 2017 Incentive Plan, awards are also subject to the following limitations:

•

Performance-Based Awards and Performance-Based Restricted Stock. The maximum aggregate number of shares for or under which or with respect to performance awards, performance-based restricted stock and performance-based restricted stock units granted to any participant in any single calendar year may not exceed 750,000 shares.

•

Stock Options and Stock Appreciation Rights. The maximum aggregate number of shares with respect to options or SARs granted to any participant in any single calendar year may not exceed 750,000 shares.

•	Cash-Based Performance Awards. The maximum aggregate amount awarded with respect to Performance Awards denominated in cash granted to any participant in any calendar year may not exceed $25,000,000.

•

Certain Special Awards. No more than a total of 750,000 shares may be made subject to awards of special restricted stock and special restricted stock units granted during the term of the 2017 Incentive Plan (as described above under “Terms of Awards—Restricted Stock and Restricted Stock Units”).

•

Awards to Non-Employee Directors. The maximum aggregate grant with respect to awards made in any calendar year to any non-employee director shall not exceed $800,000 dollars in value, based on the combined grant-date fair value that is granted in such year.

Change in Control Provisions. The 2017 Incentive Plan provides for potential acceleration of vesting or exercisability of awards, and other potential changes to awards, upon the occurrence of a change in control. A change in control will generally be deemed to occur in the following circumstances:

•	the acquisition of 20% or more of the outstanding voting stock of the company by any person or entity, other than acquisitions by Hess family members or Hess family-related entities;

•

the persons serving as directors of the company as of the effective date of the 2017 Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

•	consummation of a merger, consolidation or reorganization in which the stockholders of the company prior to the merger own 51% or less of the surviving corporation; or

•

consummation of a complete liquidation or dissolution of the company or sale of all or substantially all of the assets of the company, other than to a corporation more than 51% of which is owned after such sale by stockholders of the company prior to the sale.

Under the 2017 Incentive Plan, unless otherwise determined by the committee (or unless otherwise set forth in an change-in-control, employment or similar agreement or an award agreement), if a participant’s employment is terminated without cause or on account of good reason within 2 years following a change in control, each award become fully vested. Unless otherwise set forth in a change-in-control, employment or similar agreement or an award agreement, the committee, in its discretion, may provide that performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control) or (y) converted into time-vesting restricted stock or restricted stock unit awards). In the event of a change in control, unless otherwise set forth in an employment, change-in-control or similar agreement or an award agreement, the committee may in its sole discretion provide for: (i) cancel such awards for fair value; (ii) provide for the assumption or replacement of awards; (iii) provide that for a period of at least 20 days prior to the change in control to exercise options or SARs whether vested or unvested or (iv) provide that any shares of restricted stock become fully vested.

Under the 2017 Incentive Plan, unless otherwise determined by the committee (or unless otherwise set forth in a change in control, employment or similar agreement or an award agreement), if a participant’s employment is terminated without cause or on account of good reason within 2 years following a change in control, each award become fully vested. Unless otherwise set forth in a change in control, employment or similar agreement or an award agreement, the committee, in its discretion, may provide that performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control) or (y) converted

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Proposal 4: Approval of Amendment No. 1 to Our 2017 Long Term Incentive Plan

into time-vesting restricted stock or restricted stock unit awards). In the event of a change in control, unless otherwise set forth in an employment, change in control or similar agreement or an award agreement, the committee may in its sole discretion provide: (i) for the cancelation of such awards for fair value; (ii) for the assumption or replacement of awards; (iii) for a period of at least 20 days prior to the change in control to exercise options or SARs whether vested or unvested or (iv) that any shares of restricted stock become fully vested.

Changes in Capital. In the event a corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger, consolidation or spin-off, affects the company’s common stock such that an adjustment is necessary to prevent dilution or enlargement of participants’ rights under the 2017 Incentive Plan, the committee will, in a manner it deems equitable, adjust the number and kind of shares that can be issued under the 2017 Incentive Plan and outstanding awards and the plan’s limits on the number of shares that can be subject to awards, described above under “Limitations on the Number of Awards,” and the exercise price, base price or purchase price relating to awards (or make a cash payment for any outstanding award). In addition, the committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the 2017 Incentive Plan in recognition of unusual or nonrecurring events affecting the company or any subsidiary or their financial statements, or in response to changes in applicable laws, regulations, rules or accounting principles.

Nontransferability. Generally, a participant’s rights in any award may not be pledged, encumbered or hypothecated to or in favor of any party (other than the company or a subsidiary), nor be subject to any liability of any participant to any party. Unless otherwise determined by the committee, no award subject to any restriction is assignable or transferable by a participant otherwise than by will or the laws of descent and distribution or to the participant’s designated beneficiary. The committee may allow a participant to transfer his or her award (other than an incentive stock option) to an immediate family member or related trust or similar entity or another transferee.

Changes to the 2017 Incentive Plan and Awards. The board may amend, suspend or terminate the 2017 Incentive Plan without the consent of stockholders or participants, except that any such amendment, suspension or termination will be subject to the approval of the company’s stockholders within one year after such board action if (1) an amendment (a) increases the number of shares reserved for awards under the plan, (b) changes the class of participants eligible to receive awards under the plan, (c) decreases the plan’s minimum exercise price or base price requirements for options or SARs, (d) modifies or eliminates the plan’s prohibitions on re-pricing or substituting outstanding awards, or (e) materially increases the benefits to participants under the plan or (2) the board determines that stockholder approval is required by any applicable law, regulation or stock exchange rule, or is otherwise for any reason advisable. The committee may, unless expressly prohibited by the 2017 Incentive Plan, also waive any conditions or rights under, or amend, suspend or terminate, any outstanding award and any related award agreement. However, without the consent of an affected participant, no amendment, suspension, waiver or termination of the 2017 Incentive Plan or any award may materially impair the previously accrued rights of any participant under his or her outstanding award, unless the board or the committee determines that the action is required or advisable to comply with any law, rule or accounting standard, or is not reasonably likely to significantly diminish the benefits provided under the award.

The 2017 Incentive Plan prohibits the board or committee from reducing the exercise price or base price of an outstanding stock option or SAR, replacing an outstanding stock option or SAR with a new option or SAR that has a lower exercise price or base price, or with any other type of new award or a cash payment, except in connection with a corporate transaction involving the company, or as described under “Changes in Capital” above, without first obtaining stockholder approval.

Duration of 2017 Incentive Plan. The 2017 Incentive Plan became effective upon the date on which it received approval by the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote (and the affirmative vote of a majority of the shares voting) at the meeting of the company’s stockholders on June 7, 2017. In no event may an award be granted under the 2017 Incentive Plan on or after ten years from the effective date of the 2017 Incentive Plan.

Non-United States Participants. The committee may authorize appropriate procedures and subplans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the 2017 Incentive Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

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Forfeiture. The 2017 Incentive Plan authorizes the committee to provide for the forfeiture or recoupment of a participant’s awards in certain situations, such as the termination of the participant’s employment for cause or due to voluntary resignation, serious misconduct, breach of noncompetition, confidentiality or other restrictive covenants, or other activity detrimental to the business, reputation or interests of the company and/or any subsidiary. If the company is required to prepare an accounting restatement (a) due to the company’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, if a participant knowingly or grossly negligently engaged in, or failed to prevent, that misconduct, or if a participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the participant will be obligated to reimburse the company the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the relevant financial document, and (b) the committee may in its discretion provide that if the amount earned under any participant’s award is reduced by such restatement, that participant will reimburse the company the amount of the reduction previously paid in settlement of that award. Awards granted under the 2017 Incentive Plan may be subject to recoupment or clawback as may be required by applicable law, or the company’s recoupment, or “clawback” policy as it may be amended from time to time.

Tax Withholding Obligations. The 2017 Incentive Plan authorizes the company and its subsidiaries to withhold all applicable taxes from any award or payment under the 2017 Incentive Plan and to take other actions necessary or advisable to satisfy those tax obligations.

Certain Federal Income Tax Consequences of the 2017 Incentive Plan

The following is a brief and general summary of certain federal income tax consequences applicable to transactions under the 2017 Incentive Plan. The consequences of transactions depend on a variety of factors, including a participant’s tax status. References to “the company” in this summary of tax consequences mean Hess Corporation or any subsidiary of Hess Corporation that employs or receives the services of a recipient of an award under the 2017 Incentive Plan, as the case may be.

Incentive Stock Options. A participant will not recognize any income upon the grant of an incentive stock option or, assuming requirements of the 2017 Incentive Plan and the Code are met, upon exercise thereof. If the shares are disposed of by the participant more than two years after the date of grant of the incentive stock option, and more than one year after those shares are transferred to the participant, any gain or loss realized upon the disposition will be a long-term capital gain or loss, and the company will not be entitled to any income tax deduction in respect of the option or its exercise. If the participant disposes of the shares within either such period in a taxable transaction, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the exercise price will be compensation taxable to the participant as ordinary income, and the company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If the amount realized upon that disqualifying disposition exceeds the fair market value of the shares on the exercise date, the excess will be a capital gain. If the exercise price exceeds the amount realized upon such disqualifying disposition, the difference will be a capital loss.

Non-Qualified Stock Options. Upon the grant of a non-qualified stock option, a participant will not recognize any taxable income. Generally, at the time a non-qualified stock option is exercised, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, in an amount equal to the difference between the fair market value on the exercise date of the shares of common stock purchased upon exercise and the exercise price. Upon a subsequent disposition of the shares, the participant will realize either long-term or short-term capital gain or loss, depending upon the holding period of the shares.

Stock Appreciation Rights. Upon the grant of a stock appreciation right, a participant will not recognize any taxable income. Generally, at the time a stock appreciation right is exercised, a participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding) plus the fair market value on the exercise date of any shares of common stock received.

Restricted Stock. A participant will not realize any income upon the award of restricted stock that is not transferable and is subject to a substantial risk of forfeiture. Generally, unless a participant has made an election under

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section 83(b) of the Code, at the time the vesting terms and conditions applicable to restricted stock are satisfied, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, equal to the then fair market value of the common stock on the vesting date, together with the amount of any accrued dividends and any interest thereon received by the participant, if any.

Restricted Stock Units. Upon the grant of restricted stock units, a participant will not recognize any taxable income. Generally, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding), plus the then-current fair market value of any shares of common stock received, by the participant upon settlement of the restricted stock units.

Performance Awards, Other Stock-based Awards and Dividend Equivalents. The granting of a performance award, other stock-based award or dividend equivalent right will not result in the recognition of taxable income by the participant or a tax deduction by the company. The payment or settlement of a performance award, other stock-based award or dividend equivalent right generally results in immediate recognition of taxable ordinary income by the participant equal to the amount of any cash received or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the company will be entitled to a corresponding tax deduction.

Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2017 Incentive Plan in connection with a “change in control” of the company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of section 280G of the Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the company would be denied a tax deduction for the excess parachute payment.

New Plan Benefits

Because it is within the committee’s discretion to determine which non-employee directors, officers, employees and consultants receive awards under the 2017 Incentive Plan, as amended by the 2021 Amendment, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future, and the amounts and types of individual grants. All employees of the company (approximately 1,621 in number), including all of the company’s corporate officers (approximately 32 in number, of whom 8 are executive officers) are eligible to participate, and it is expected that all employees (including all executive officers) will be granted awards under the 2017 Incentive Plan. See “Grants of Plan-Based Awards” on page 39 for a description of equity grants made to our named executive officers during 2020 under the 2017 Incentive Plan. All non-employee directors (10 in number) are also eligible to receive awards under the 2017 Incentive Plan. Each non-employee director has generally received shares of fully vested common stock constituting approximately $175,000 in value on the date of award. See “Director Compensation” on page 19 for a description of equity grants made to our non-employee directors during 2020. Non-employee directors were granted such annual awards under the 2017 Incentive Plan for 2021. Approval of the 2021 Amendment to the 2017 Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not be counted as present and are not entitled to vote on this proposal.

The board of directors unanimously recommends a vote FOR this proposal to approve Amendment No. 1 to the 2017 Long-Term Incentive Plan.

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Securities Authorized for Issuance Under Equity Compensation Plans

See “Compensation Discussion and Analysis – LTI Program Structure” for a discussion of the company’s equity compensation plans.

The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)

Equity Compensation Plans Approved by stockholders	4,382,243	(a)	$61.57	13,006,658	(b)

Not approved by stockholders(c)	—		—	—
(a)

This amount includes 4,382,243 shares of common stock issuable upon exercise of outstanding stock options. This amount excludes 806,270 PSUs for which the number of shares of common stock to be issued may range from 0% to 200%, based on our TSR relative to the TSR of a predetermined group of peer companies over a three-year performance period ending December 31 of the year prior to settlement of the grant. Beginning with the PSUs granted in 2020, the company’s TSR is compared to the TSR of a predetermined group of peer companies and the S&P 500 index over the three-year performance period. In addition, this amount also excludes 1,917,459 shares of common stock issued as restricted stock pursuant to our equity compensation plans.

(b)

These securities may be awarded as stock options, restricted stock, PSUs or other awards permitted under our equity compensation plan. As of April 12, 2021, the company had 9,313,805 shares of common stock available for future grants under the 2017 Incentive Plan.

(c)

We have a Non-Employee Director’s Stock Award Plan pursuant to which each of our non-employee directors receive approximately $175,000 in value of our common stock annually. During 2020, the awards were made from shares we purchased in the open market. Non-employee directors were granted awards under the 2017 Incentive Plan for 2021.

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QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You have received these proxy materials because you are a Hess Corporation stockholder, and our board of directors is soliciting your authority, or proxy, to vote your shares at the 2021 annual meeting of stockholders. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2020 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the annual meeting. Proxy cards are being solicited on behalf of our board of directors. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting and provide updated information about our company that you should consider in order to make an informed decision when voting your shares. The proxy materials are first being furnished to stockholders on or about April 23, 2021.

The following proposals are scheduled to be voted on at the annual meeting:

• Proposal 1:	Election of eleven director nominees;

• Proposal 2:	Advisory approval of the compensation of our named executive officers;

• Proposal 3:	Ratification of the selection of Ernst & Young LLP as our independent registered accountants for the fiscal year ending December 31, 2021; and

• Proposal 4:	Approval of amendment no. 1 to our 2017 long term incentive plan.

Can I access the proxy materials on the internet?

Yes. The company’s notice of annual meeting, proxy statement and 2020 annual report are available at www.proxyvote.com.

In accordance with SEC rules, we are making our proxy materials available to stockholders over the internet. On or about April 23, 2021, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”). The Notice contains instructions on how to access this proxy statement and our 2020 annual report and submit a proxy over the internet. If you received the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice.

The Notice also includes instructions about how to request delivery of future proxy materials electronically by e-mail, and we encourage you to do so. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the materials to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail prior to the next stockholder meeting containing links to the proxy materials and the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you change it.

How do I attend the annual meeting?

Due to the ongoing health impact of COVID-19, the annual meeting will be held virtually only, via live webcast, on Wednesday, June 2, 2021 at 9:00 a.m., Central Time. If you were a stockholder at the close of business on April 12, 2021, you may attend the virtual annual meeting. You will be able to participate in the annual meeting online and submit your questions in advance of the meeting by visiting www.proxyvote.com or during the meeting by visiting www.virtualshareholdermeeting.com/HES2021. You also will be able to vote your shares electronically at the virtual annual meeting.

If you hold shares beneficially in street name through a bank, broker or other nominee, you can attend the annual meeting by visiting www.virtualshareholdermeeting.com/HES2021 and entering the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials or voting instruction form. Beneficial shareholders may need to obtain a control number and instructions by contacting their account representative at the bank, broker, or other nominee that holds their shares. If you are a stockholder of record, you can attend the annual meeting by visiting www.virtualshareholdermeeting.com/HES2021 and entering the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials or proxy card. You do not need to attend the virtual annual meeting to vote. Even if you plan to attend the virtual annual meeting, please submit your vote in advance as instructed herein.

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Questions and Answers About the Annual Meeting and Voting

The virtual annual meeting webcast will begin promptly at 9:00 a.m., Central Time. We encourage you to access the virtual annual meeting website prior to the start time. Online check-in will begin at 8:45 a.m., Central Time, and you should allow ample time to ensure your ability to access the meeting.

Why is this annual meeting only virtual?

We have been closely monitoring developments regarding COVID-19 and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. In light of the ongoing health and safety concerns and in order to protect our stockholders, employees and others and align with relevant gathering and travel restrictions, we will be conducting the annual meeting by remote communication only. Instructions on how to attend and participate in the virtual annual meeting via live webcast are posted at www.proxyvote.com. You will be able to vote your shares and submit questions at the virtual annual meeting by following the instructions on the website.

What if I have technical or logistical difficulties?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. If you encounter any difficulties accessing the meeting during the check-in or meeting time, there will be a toll free number and international number available on the meeting website to assist you.

How can I ask questions at the annual meeting?

Stockholders may submit questions in advance of the meeting by visiting www.proxyvote.com or during the meeting by visiting www.virtualshareholdermeeting.com/HES2021. To ask a question, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (or on your voting instruction form or as provided by your bank, broker or other nominee in the case of beneficial holders). The chairman of the meeting has broad authority to conduct the virtual annual meeting in an orderly manner, including establishing rules of conduct and time limitations for stockholder questions. A copy of the rules of conduct will be available online at the virtual annual meeting. Responses to appropriate questions asked by stockholders during or in advance of the annual meeting will be posted to our website at www.hess.com as soon as is practical after the meeting.

What is the quorum requirement for holding the 2021 annual meeting?

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who can vote?

Holders of record of common stock at the close of business on April 12, 2021 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote on all matters properly brought before the meeting. As of April 12, 2021, there were 308,421,378 shares of common stock outstanding and entitled to vote at the annual meeting. There are no other voting securities of the company outstanding.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on April 12, 2021, the record date for the annual meeting, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation or for

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Questions and Answers About the Annual Meeting and Voting

approval of amendment no. 1 to our 2017 long term incentive plan without your instructions as to how to vote. Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. The voting instruction forms provided by your bank, broker or other nominee will also include information about how to vote your shares over the internet or telephonically, if such options are available. Please return your completed voting instruction form to your broker and contact the person responsible for your account or vote by using the internet or telephone so that your vote can be counted.

How do I vote my shares?

You may vote your shares using one of the following methods (please also see the information provided above concerning the difference between holding shares as a holder of record and holding shares beneficially through a bank, broker or other nominee – beneficial holders should follow the voting instructions provided by such nominee):

Over the Internet	By Telephone

If you have access to the internet, you can submit your proxy online by following the instructions included on your proxy card or the Notice (or voting instruction form in the case of beneficial holders for whom internet voting is available) for voting over the internet.

You can vote by calling a toll-free telephone number listed on the proxy card (or voting instruction form in the case of beneficial holders for whom telephone voting is available). Please refer to your proxy card or voting instruction form for instructions on voting by phone.

By Mail	At the Annual Meeting

You may vote your shares by completing, signing and mailing the proxy card included with your proxy materials (or voting instruction form in the case of beneficial holders). Please refer to your proxy card or voting instruction form for instructions on voting by mail.

Stockholders are invited to attend the virtual annual meeting and vote electronically by visiting the following website: www.virtualshareholdermeeting.com/
HES2021. To participate, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (or on your voting instruction form or as provided by your bank, broker or other nominee in the case of beneficial holders).

A control number, located on the instruction sheet attached to the proxy card or the Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card. If you vote by proxy prior to the annual meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote.

As noted above, if you hold shares beneficially in street name through a bank, broker or other nominee, you may vote by submitting the voting instruction form provided by your bank, broker or other nominee. Telephone and internet voting may be also available – please refer to the voting instruction form provided by your bank, broker or other nominee for more information.

Can I change my vote?

Yes. You may revoke the proxy at any time prior to its use by:

•	delivering a written notice to the secretary of the company, mailed to Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036;

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Questions and Answers About the Annual Meeting and Voting

•	executing and submitting a later-dated proxy;

•	re-voting your shares by telephone or on the internet; or

•	attending the virtual annual meeting and voting electronically.

What vote is required to approve each of the proposals?

•

Proposal 1: Election of directors: Directors will be elected by a majority of votes cast, which means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

•

Proposal 2: Advisory vote to approve the compensation of the named executive officers: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

•

Proposal 3: Ratification of the selection of Ernst & Young LLP as our independent registered public accountants: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of this vote and will have the effect of a vote against the proposal.

•

Proposal 4: Approval of amendment no. 1 to our 2017 long term incentive plan: Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present for the purposes of this vote and will have the effect of a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote your shares on your proxy card:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers;

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021; and

•	FOR the approval of amendment no. 1 to our 2017 long term incentive plan.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

What if I do not specify how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of directors nominated herein;

•	FOR the advisory approval of the compensation of our named executive officers;

•	FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2021; and

•	FOR the approval of amendment no. 1 to our 2017 long term incentive plan.

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Questions and Answers About the Annual Meeting and Voting

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What is the effect of an “abstain” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

What is a “broker non-vote”?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any “non-routine” matters brought to a vote at a stockholder meeting.

Under the rules of the NYSE, “non-routine” matters include, among others, the election of directors and the advisory vote to approve the compensation of named executive officers. As such, a broker may not vote your shares with respect to such matters without your instructions.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

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ADDITIONAL INFORMATION

Availability of Additional Materials

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s corporate secretary at our principal executive offices at Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, a copy of the company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, or the company’s proxy statement. The company’s proxy statement and annual report are also available on our website at www.hess.com.

The information provided on the company’s website is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report, shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Proxy Solicitation Expenses

The cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, we have retained MacKenzie Partners, Inc. to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s directors, certain of its officers and persons who beneficially own more than 10% of the outstanding shares of the company’s common stock to file initial reports of ownership and reports of changes in ownership of the company’s common stock with the SEC. Based solely on the company’s review of such reports filed electronically with the SEC and on any written representations from such reporting persons, the company believes that in 2020 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a), other than late Form 4 filings due in December 2019 and February and March 2020 on behalf of Mr. Lipschultz, a director of the company, to report a total of seven transactions in the company’s common stock by an investment advisor in respect of a discretionary brokerage account without Mr. Lipschultz’s knowledge or authorization.

Submission of Stockholder Proposals and Nominations for the 2022 Annual Meeting

Proposals and Director Nominees for Inclusion in Proxy Materials

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2022 annual meeting of stockholders must be received by the corporate secretary at the address below no later than December 24, 2021 (120 days prior to the one-year anniversary of this proxy statement). Such proposals must meet the requirements of the applicable SEC rules and regulations to be eligible for inclusion in the company’s proxy materials. Proposals must be addressed to:

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Attn: Corporate Secretary

Stockholder nominations for candidates for election at the 2022 annual meeting of stockholders which the stockholders wish to include in the company’s proxy materials relating to the 2022 annual meeting of stockholders pursuant to the company’s proxy access by-law must be received by the company at the above address on or prior to March 4, 2022 (90 days prior to the one-year anniversary of the 2021 annual meeting) together with the information required by the proxy access provision in the company’s by-laws.

2021 PROXY STATEMENT	67

Additional Information

Proposals and Director Nominees for Presentation at the Annual Meeting

Any stockholder proposal for, or nominations for candidates for election at, the 2022 annual meeting of stockholders which the proponent does not wish to include in the company’s proxy materials for that meeting must be received on or prior to March 4, 2022 (90 days prior to the one-year anniversary of the 2021 annual meeting) together with the information required by the company’s by-laws. If the notice of such proposal or nomination is received by the company at the above address after March 4, 2022, the proposal or nomination will be considered untimely, and if voted at the annual meeting, will be subject to the discretionary authority of proxies solicited by the board of directors.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

Timothy B. Goodell

Secretary

April 23, 2021

68	2021 PROXY STATEMENT

ANNEX A

AMENDMENT NO. 1 TO HESS CORPORATION 2017 LONG TERM INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Hess Corporation 2017 Long Term Incentive Plan (the “Plan”) is adopted by the Board of Directors of Hess Corporation, a Delaware corporation (the “Company”) on March 3, 2021. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2021 annual meeting. Capitalized terms used, but not otherwise defined, shall have the meanings set forth in the Plan.

WHEREAS, the Board of Directors of the Company originally adopted the Plan on March 1, 2017 and the stockholders of the Company approved the Plan on June 7, 2017;

WHEREAS, Section 4 of the Plan provides in part:

Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan includes the following Shares: (a) 13,500,000 new Shares, plus (b) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus, (c) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Prior Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”);

WHEREAS, the Company has determined that it will soon exhaust the Share Reserve and has determined that the Share Reserve should be increased; and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the Share Reserve under the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The Section 4 is deleted in its entirety and replaced with the following:

The shares of stock subject to Awards granted under the Plan shall be Shares. Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Corporation or any Subsidiary. Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan includes the following Shares: (a) 12,000,000 new Shares (subject to approval at the 2021 Annual Meeting), plus (b) 13,500,000 Shares reserved on the Effective Date of the Plan, plus (c) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus (d) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Prior Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”). For purposes of this Section 4, (a) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (b) each Share subject to the exercised portion of a SAR shall reduce the Share Reserve by one (1) Share, such that the total number of Shares with respect to which such SAR is exercised shall reduce the Share Reserve by an equal number of Shares; (c) each Share delivered pursuant to a Restricted Stock Unit Award, a Dividend Equivalent paid in Shares, or a Performance Award shall reduce the Share Reserve by two (2) Shares; (d) each Share delivered pursuant to a Restricted Stock Award without a purchase price, or with a per-Share purchase price lower than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award, shall reduce the Share Reserve by two (2) Shares; (e) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (f) notwithstanding the foregoing provisions of this sentence to contrary, the Share Reserve shall not be reduced to the extent that a distribution pursuant to an Award is made in cash. Subject to the immediately preceding sentence, and except (x) as may be inconsistent with the rules governing Incentive Stock Options under the Code and (y) for purposes of the maximum Share amounts set forth in Sections 7.02, if any Shares are subject to an Option, Stock Appreciation Right, or other Award (or outstanding award under the Prior Plan) which for any reason expires or is terminated or canceled without having been fully exercised or

2021 PROXY STATEMENT	A-1

Annex A

satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Corporation at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. Notwithstanding any other provisions of this Section 4 to the contrary, (i) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve, (ii) Shares withheld or tendered to pay the exercise price of an Option shall not again be available for issuance pursuant to future Awards under the Plan, (iii) Shares withheld or tendered to pay withholding taxes with respect to an outstanding Award shall not again be available for issuance pursuant to future Awards under the Plan, (iv) Shares not delivered to a Participant under a stock-settled Stock Appreciation Right (whether such Shares are withheld to cover the base price or are withheld to pay withholding taxes) shall not again be available for issuance pursuant to future Awards under the Plan, and (v) Shares repurchased by the Corporation using proceeds from the exercise of an Option shall not again be available for issuance pursuant to future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 13,500,000 Shares, as adjusted pursuant to this Section 4, but without application of the foregoing provisions of this sentence or the provisions of the first sentence of this Section 4 concerning Shares subject to certain stock options or other awards under the Prior Plan. From and after the effective date of the Plan, no further grants or awards shall be made under the Prior Plan; however, grants or awards made under the Prior Plan before the effective date of the Plan shall continue in effect in accordance with their terms.

Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.

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ANNEX B

HESS CORPORATION 2017 LONG TERM INCENTIVE PLAN

SECTION 1. Purpose. The purpose of this 2017 Long-Term Incentive Plan (the “Plan”) of Hess Corporation (together with any successor thereto, the “Corporation”) is (a) to promote the identity of interests between shareholders of the Corporation and non-employee directors of the Corporation and officers, other employees and consultants of the Corporation and the Subsidiaries by encouraging and creating significant ownership of Common Stock of the Corporation by such directors, officers, other employees and consultants; (b) to enable the Corporation and the Subsidiaries to attract and retain qualified officers, other employees, consultants and directors who contribute to the Corporation’s and its Subsidiaries’ success by their ability, ingenuity and industry; and (c) to provide meaningful long-term incentive opportunities for such officers, other employees, consultants and directors who are responsible for the success of the Corporation and the Subsidiaries and who are in a position to make significant contributions toward their objectives.

SECTION 2. Definitions. In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

2.01 “Assumed” where used to describe an Award, means that, pursuant to a transaction resulting in a Change in Control, either (a) the Award is expressly affirmed by the Corporation or (b) the contractual obligations represented by the Award are expressly (and not merely by operation of law) assumed by the surviving or successor corporation or entity to the Corporation, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change in Control, in connection with such Change in Control, with appropriate adjustments to the number and kind of securities of such surviving or successor corporation or entity, or such other applicable parent, subsidiary, corporation or entity, subject to the Award and the exercise or purchase price thereof, which preserves the compensation element of the Award existing at the time of such Change in Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.02 “Award” means any Performance Award, Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Dividend Equivalent granted to a Participant under the Plan.

2.03 “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.04 “Board” means the Board of Directors of the Corporation.

2.05 “Cause” means, unless otherwise provided in the Participant’s Award Agreement: (i) a felony conviction of the Participant or the failure of the Participant to contest prosecution for a felony; (ii) the Participant’s gross and willful misconduct in connection with the performance of the Participant’s duties with the Corporation and/or a Subsidiary or (iii) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Corporation after a written demand from the Board or the Committee for substantial performance which specifically identifies the manner in which the Board or the Committee, as the case may be, believes that the Participant has not performed the Participant’s duties with the Corporation, provided that the event or circumstance described in clause (i), (ii) or (iii) is directly and materially harmful to the business or reputation of the Corporation or any Subsidiary; provided further, however, that, if at any particular time the Participant is subject to an effective employment agreement or Change in Control agreement with the Corporation or a Subsidiary, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement or Change in Control agreement, as applicable.

2.06 “Change in Control” and related terms are defined in Section 9.

2.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

2021 PROXY STATEMENT	B-1

Annex B

2.08 “Committee” means the Compensation and Management Development Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, or any subcommittee of either; provided, however, that the Committee, and any subcommittee thereof, shall consist of three or more directors (or such lesser number as may be permitted by applicable law or rule), each of whom is a “disinterested person” within the meaning of the applicable provisions of Rule 16b-3 under the Exchange Act, is, to the extent that an exception from the deduction limitations of Section 162(m) of the Code is sought with respect to Awards, an “outside director” within the meaning of Section 162(m)(3)(c) of the Code and Treasury Regulation Section 1.162-27(e)(3), as amended from time to time, and satisfies such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate, and any such other criteria of independence as the Board may establish.

2.09 “Corporation” is defined in Section 1.

2.10 “Covered Employee” means any Participant who the Committee determines, at the time an Award is granted to such Participant, is, or may as of the end of the tax year in which the Corporation or a Subsidiary would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m) of the Code, and successor provisions.

2.11 “Dividend Equivalent” means a right, granted to a Participant under Section 6.04, to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares.

2.12 “Early Retirement” shall be as defined in an Award Agreement, if applicable.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and any rules and regulations thereunder.

2.14 “Fair Market Value” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be the closing sales price on that date of a Share as reported in the New York Stock Exchange Composite Transaction Report; provided, that if there were no sales on the valuation date but there were sales on dates within a reasonable period both before and after the valuation date, the Fair Market Value is the weighted average of the closing prices on the nearest date before and the nearest date after the valuation date. The average is to be weighted inversely by the respective numbers of trading days between the selling dates and the valuation date.

2.15 “Full Retirement” shall be as defined in an Award Agreement, if applicable.

2.16 “Good Reason” means, unless otherwise provided in the Participant’s Award Agreement, the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for the Participant’s termination of employment exists or has occurred): (i) failure to elect or reelect or otherwise to maintain the Participant in the office or the position, or at least a substantially equivalent office or position, of or with the Corporation, which the Participant held immediately prior to the Change in Control, or the removal of the Participant as a director of the Corporation, if the Participant shall have been a director of the Corporation immediately prior to the Change in Control; (ii) (A) any material adverse change in the nature or scope of the Participant’s authorities, powers, functions, responsibilities or duties from those in effect immediately prior to the Change in Control, (B) a material reduction in the Participant’s annual base salary rate, (C) a material reduction in the Participant’s annual incentive compensation target or any material reduction in the Participant’s other bonus opportunities or (D) the termination or denial of the Participant’s ability to participate in employee welfare benefits, including travel accident, major medical, dental care and other welfare benefit programs, substantially similar to those in effect immediately prior to the Change in Control, or, if greater, to those that the Participant was receiving or entitled to receive immediately prior to the date of his or her termination of employment with the Corporation or a Subsidiary (or, if greater, immediately prior to any such termination or denial), or in the Corporation’s Employees’ Pension Plan or Pension Restoration Plan or other supplemental pension plan in effect as of the date of the Change in Control, or a material reduction in the scope or value thereof; (iii) the Corporation requires the Participant to change the Participant’s principal location of work to a location that is in excess of thirty (30) miles from the location thereof immediately prior to the Change in Control, or requires the Participant to travel in the course of discharging the Participant’s responsibilities or duties at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of

B-2	2021 PROXY STATEMENT

Annex B

comparison to any prior year) than was required of the Participant in any of the three full years immediately prior to the Change in Control without, in either case, the Participant’s prior written consent; or (iv) if at any particular time the Participant is subject to an effective employment agreement or Change in Control agreement with the Corporation or a Subsidiary, (A) the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its businesses and/or assets have been transferred (directly or by operation of law), by agreement in form and substance reasonably satisfactory to the Participant, expressly assumed and agreed to perform all duties and obligations of the Corporation or such Subsidiary under such agreement in the same manner and to the same extent that the Corporation or such Subsidiary would be required to so perform if no such succession had taken place or (B) without limiting the generality or effect of the foregoing, any material breach of such agreement by the Corporation or such Subsidiary. The foregoing to the contrary notwithstanding, (a) a termination of employment of a Participant for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Corporation within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) the Corporation has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and (iii) the Participant must terminate employment within (30) days following the expiration of such cure period and (b) if at any particular time the Participant is subject to an effective employment agreement or Change in Control agreement with the Corporation or a Subsidiary, then, in lieu of the foregoing definition, “Good Reason” shall at that time have such meaning as may be specified in such employment agreement or Change in Control agreement, as applicable.

2.17 “Immediate Family Member” means, with respect to any Participant, any of such Participant’s spouse, children, parents or siblings.

2.18 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.19 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.20 “Option” means a right, granted to a Participant under Section 6.07, to purchase Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.21 “Participant” means an eligible person who has been granted an Award under the Plan.

2.22 “Performance Award” means a right, granted to a Participant under Section 6.03, to receive cash, Shares, other Awards, or other property the payment of which is contingent upon achievement of performance goals specified by the Committee.

2.23 “Performance-Based Restricted Stock” means Restricted Stock that is subject to a risk of forfeiture if specified performance goals are not met within the restriction period.

2.24 “Performance-Based Restricted Stock Unit” means a Restricted Stock Unit that is subject to forfeiture if specified performance criteria are not met within the restriction period.

2.25 “Plan” is defined in Section 1.

2.26 “Prior Plan” means the Hess Corporation Amended and Restated 2008 Long-Term Incentive Plan (Approved by stockholders on May 7, 2008, and incorporating amendments to Section 9.02(c) and (d) effective March 3, 2010, and amendments to Section 4 effective when approved by stockholders on May 2, 2012, and Amended and Restated as of March 4, 2015, effective when approved by the stockholders on May 6, 2015).

2.27 “Replaced,” where used to describe an Award, means that pursuant to a transaction resulting in a Change in Control, the Award is replaced with a comparable stock award or a cash incentive program by the Corporation, the surviving or successor corporation or entity to the Corporation, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change in Control, in connection with such Change in Control, which preserves the compensation element of the Award existing at the time of such Change in Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to replace the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2021 PROXY STATEMENT	B-3

Annex B

2.28 “Restricted Stock” means Shares granted to a Participant under Section 6.05, that are subject to certain restrictions and to a risk of forfeiture.

2.29 “Restricted Stock Units” means a right, granted to a Participant under Section 6.06, to receive Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment (as the Committee shall determine) at the end of a specified restriction period.

2.30 “Rule 16b-3” means Rule 16b-3, as from time to time amended and applicable to Participants, promulgated by the Securities and Exchange Commission (“SEC”) under Section 16 of the Exchange Act.

2.31 “Shares” means the Common Stock, $1.00 par value per share, of the Corporation and such other securities of the Corporation as may be substituted for Shares or such other securities pursuant to Section 10.

2.32 “Special Restricted Stock Units” means Restricted Stock Units granted under Subsection 6.06(i)(b), subject to the maximum Share limitation set forth in Section 7.02.(iv).

2.33 “Special Restricted Stock” means Restricted Stock granted under Subsection 6.05(i)(b), subject to the maximum Share limitation set forth in Section 7.02.(iv).

2.34 “Stock Appreciation Right” means a right, granted to a Participant under Section 6.08, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards, or other property as specified in the Award or determined by the Committee.

2.35 “Subsidiary” means any corporation (other than the Corporation) with respect to which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power for all classes of stock. In addition, any other related entity may be designated by the Board or the Committee as a Subsidiary, provided the Board or the Committee determines that the Corporation has a substantial ownership interest in such entity; and provided further that any such determination shall be made taking into account, without limitation, Sections 409A and 422 of the Code, as applicable. The foregoing to the contrary notwithstanding, for purposes of Incentive Stock Options, “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Corporation as such term is defined in Section 424(f) of the Code.

2.36 “Substitute Awards” has the meaning given such term in Section 7.03.

2.37 “Year” means a calendar year.

SECTION 3. Administration.

3.01 Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select and designate Participants;

(ii) to designate Subsidiaries;

(iii) to determine the type or types of Awards to be granted to each Participant;

(iv) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;

B-4	2021 PROXY STATEMENT

Annex B

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or pursuant to an agreement between the Corporation and the Participant;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to amend any outstanding Award Agreement in accordance with the provisions of Section 11 hereof.

(ix) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(x) to interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law;

(xi) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

(xii) to take all other actions and make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.02 Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, or applicable law, the Committee shall have sole discretion in exercising such authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Corporation, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may, to the extent permissible under applicable law, delegate to officers or managers of the Corporation or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions or exercise powers, responsibilities or duties of the Committee under the Plan. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

3.03 Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent certified public accountants, or any consultant or other professional retained by the Corporation to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Corporation acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action, determination, or interpretation. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person may be entitled under the Corporation’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Corporation may have to indemnify such persons or hold them harmless.

SECTION 4. Shares Subject to the Plan. The shares of stock subject to Awards granted under the Plan shall be Shares. Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Corporation or any Subsidiary. Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan includes the following Shares: (a) 13,500,000 new Shares, plus (b) up to 6,429,132 Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan as of March 9, 2017, plus, (c) up to 6,602,006 Shares subject to outstanding stock options or other awards under the Prior Plan as of March 9, 2017 to the extent that on or after March 9, 2017 such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”). For purposes of

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Annex B

this Section 4, (a) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (b) each Share subject to the exercised portion of a SAR shall reduce the Share Reserve by one (1) Share, such that the total number of Shares with respect to which such SAR is exercised shall reduce the Share Reserve by an equal number of Shares; (c) each Share delivered pursuant to a Restricted Stock Unit Award, a Dividend Equivalent paid in Shares, or a Performance Award shall reduce the Share Reserve by two (2) Shares; (d) each Share delivered pursuant to a Restricted Stock Award without a purchase price, or with a per-Share purchase price lower than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award, shall reduce the Share Reserve by two (2) Shares; (e) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (f) notwithstanding the foregoing provisions of this sentence to contrary, the Share Reserve shall not be reduced to the extent that a distribution pursuant to an Award is made in cash. Subject to the immediately preceding sentence, and except (x) as may be inconsistent with the rules governing Incentive Stock Options under the Code and (y) for purposes of the maximum Share amounts set forth in Sections 7.02, if any Shares are subject to an Option, Stock Appreciation Right, or other Award (or outstanding award under the Prior Plan) which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Corporation at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. Notwithstanding any other provisions of this Section 4 to the contrary, (i) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve, (ii) Shares withheld or tendered to pay the exercise price of an Option shall not again be available for issuance pursuant to future Awards under the Plan, (iii) Shares withheld or tendered to pay withholding taxes with respect to an outstanding Award shall not again be available for issuance pursuant to future Awards under the Plan, (iv) Shares not delivered to a Participant under a stock–settled Stock Appreciation Right (whether such Shares are withheld to cover the base price or are withheld to pay withholding taxes) shall not again be available for issuance pursuant to future Awards under the Plan, and (v) Shares repurchased by the Corporation using proceeds from the exercise of an Option shall not again be available for issuance pursuant to future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 13,500,000 Shares, as adjusted pursuant to this Section 4, but without application of the foregoing provisions of this sentence or the provisions of the first sentence of this Section 4 concerning Shares subject to certain stock options or other awards under the Prior Plan. From and after the effective date of the Plan, no further grants or awards shall be made under the Prior Plan; however, grants or awards made under the Prior Plan before the effective date of the Plan shall continue in effect in accordance with their terms.

SECTION 5. Eligibility. Awards may be granted only to individuals who are officers, other employees (including employees who are also directors) or consultants of the Corporation or a Subsidiary, or non-employee directors of the Corporation.

SECTION 6. Specific Terms of Awards.

6.01 General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11.02), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Except as provided in Section 7.04, only services may be required as consideration for the grant of any Award.

6.02 Minimum Vesting Conditions. Participants who are granted Awards will be required to continue to provide continuous services to the Corporation (or a Subsidiary) for not less than one-year following the date of grant in order for any portion of such Award to vest or be exercisable (other than in case of death, disability, a termination by the Corporation (or a Subsidiary) other than for Cause or a Change in Control). Notwithstanding the foregoing, up to five (5) percent of the available Shares authorized for issuance under the Plan pursuant to Section 4 may provide for vesting of Awards partially or in full in less than one-year.

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6.03 Performance Awards. Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Awards and Conditions. A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as determined by the Committee, conditioned upon the achievement of performance criteria determined by the Committee.

(ii) Performance Period. The period of time with respect to which it is to be determined whether the performance criteria applicable to a Performance Award have been achieved shall not be less than one year, commencing not earlier than the commencement of the performance period during or with respect to which such Performance Award is granted.

(iii) Other Terms. A Performance Award shall be denominated in Shares, Share equivalents, units or cash, and may be payable in cash, Shares, other Awards, or other property, and have such other terms as shall be determined by the Committee.

6.04 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants with respect of an Award (other than Stock Options or SARs). During the period in which the Shares underlying an Award are unvested, subject to forfeiture or subject to performance vesting conditions, such Dividend Equivalents shall be accumulated and retained by the Corporation and paid to the Participant (with or without interest, as determined by the Committee), at the time the restrictions on the underlying Shares lapse. Such Dividend Equivalents will revert back to the Corporation if for any reason the underlying Shares upon which such Dividend Equivalents relate are forfeited.

6.05 Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions.

(a) Subject to the provisions of Section 6.02, Restricted Stock (other than Special Restricted Stock) shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote such Restricted Stock or the right to receive dividends thereon), which restrictions shall lapse: (x) in full with respect to all Shares underlying such Award of Restricted Stock at the expiration of a period determined in the discretion of the Committee; (y) proportionally in equal installments of the Shares underlying such Award of Restricted Stock over a period determined in the discretion of the Committee ; or (z) in the case of Performance-Based Restricted Stock, a performance period of not less than one year with respect to which it is to be determined whether the performance goals applicable to such Performance-Based Restricted Stock have been achieved, as the Committee shall determine, except that such restrictions may lapse earlier in the event of death, disability or a Full Retirement or Early Retirement of an awardee, on such terms as the Committee shall determine, or in accordance with Section 9 hereof. The Committee shall not have the authority to otherwise accelerate the vesting of an Award of Restricted Stock under this Section 6.05(i)(a).

(b) Special Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Special Restricted Stock or the right to receive dividends thereon) which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee shall determine.

(ii) Forfeiture. Performance-Based Restricted Stock shall be forfeited unless pre-established performance goals specified by the Committee are met during the applicable restriction period. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and returned to the Corporation.

(iii) Certificates of Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such

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Restricted Stock, the Corporation or an escrow agent acting on behalf of the Corporation shall retain physical possession of the certificates, and the Participant shall deliver a stock power to the Corporation or such agent, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Unless otherwise determined by the Committee, cash dividends and other distributions made or paid with respect to the Shares underlying an Award of Restricted Stock or Performance-Based Restricted Stock shall be held in escrow by the Corporation, and may (but need not be) reinvested as determined by the Committee. During the period in which the Restricted Stock is subject to restrictions, such dividends and other distributions shall be accumulated and retained by the Corporation (with or without interest, as determined by the Committee), and paid to the Participant at the time the restrictions on the Shares lapse. Such dividends or other distributions will revert back to the Corporation if for any reason the Restricted Stock upon which such dividends or other distributions were paid is forfeited. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend or other distribution, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock or Performance-Based Restricted Stock with respect to which such stock or other property has been distributed.

6.06 Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, on the following terms and conditions:

(i) Award and Restrictions.

(a) Subject to Section 6.02, Settlement of an Award of Restricted Stock Units by delivery of Shares, a cash payment, or a combination thereof will occur upon expiration of the restriction period specified for such Restricted Stock Units (other than Special Restricted Stock Units) by the Committee (or, if permitted by the Committee, as elected by the awardee), which restriction period shall lapse: (x) in full with respect to all Shares underlying such Award of Restricted Stock Units at the expiration of a period determined in the discretion of the Committee; (y) proportionally in equal installments of the Shares underlying such Award of Restricted Stock Units over a period determined in the discretion of the Committee; or (z) in the case of Performance-Based Restricted Stock Units, a performance period of not less than one year with respect to which it is to be determined whether the performance goals applicable to such Performance-Based Restricted Stock Units have been achieved, as the Committee shall determine, except that such restriction period may lapse earlier in the event of death, disability or Full Retirement or Early Retirement of an awardee, on such terms as the Committee shall determine, or in accordance with Section 9 hereof. In addition, Restricted Stock Units shall be subject to such other restrictions as the Committee may impose, which other restrictions shall lapse at the expiration of such restriction period. The Committee shall not have the authority to otherwise accelerate the expiration of the restriction period for an Award of Restricted Stock Units under Section 6.06(i)(a).

(b) Settlement of an Award of Special Restricted Stock Units by delivery of Shares, a cash payment, or a combination thereof will occur upon expiration of the restriction period specified for such Special Restricted Stock Units by the Committee (or, if permitted by the Committee, by the awardee). In addition, Special Restricted Stock Units shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the restriction period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee), or failure to meet any applicable performance goals, during the applicable restriction period or portion thereof (as provided in the Award Agreement evidencing the Restricted Stock Units), all Restricted Stock Units that are at that time subject to the restriction period (other than a deferral at the election of the Participant) shall be forfeited.

(iii) Any election and other distribution provisions applicable to Restricted Stock Units, and the other terms of any Restricted Stock Units, shall be determined by the Committee, after taking into account, without limitation, the provisions of Section 409A of the Code.

6.07 Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 10, such exercise price shall be not less than the Fair Market

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Value of a Share on the date of grant of such Option (or such higher exercise price as may be required under Section 422 of the Code); provided further, however, that Substitute Awards granted in the form of Options shall have an exercise price per Share that is intended to maintain the economic value of the award that was replaced, as determined by the Committee. On and after the date of grant of an Option hereunder, the Committee shall not have the authority to amend such Option to reduce the exercise price thereof, except as provided in Section 10.

(ii) Time and Method of Exercise. Subject to Section 6.02, the Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, previously-owned Shares, withholding of Shares, other Awards or awards issued under other Corporation plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements), any terms, conditions and limitations with respect to any such form of payment, and the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than ten years after the date of grant.

(iii) Incentive Stock Options.

(a) General. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan (for purposes Section 422 of the Code, the Plan shall be deemed to be a new plan). No Incentive Stock Option shall be granted to any individual otherwise eligible to participate in the Plan who is not an employee of the Corporation or a Subsidiary on the date of granting of such Option. Any Incentive Stock Option granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b) $100,000 Per Year Limitation. Notwithstanding any intent to grant Incentive Stock Options, an Option granted under the Plan will not be considered an Incentive Stock Option to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Corporation, any Subsidiary and any “parent corporation” of the Corporation within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c) Options Granted to Certain Stockholders. No Incentive Stock Option shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or a Subsidiary or any “parent corporation” of the Corporation within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such Incentive Stock Option is granted the exercise price of the Incentive Stock Option is at least 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted, and the Incentive Stock Option by its terms is not exercisable after the expiration of five years from such date of grant.

(d) Disqualifying Disposition. If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by a Participant prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Participant pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Corporation in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Corporation (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Corporation (or such affiliate) an amount equal to any withholding tax the Corporation (or affiliate) is required to pay as a result of the disqualifying disposition.

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6.08 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the base price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which shall be not less than the Fair Market Value of one Share on the date of grant (provided, however, that Substitute Awards granted in the form of Stock Appreciation Rights shall have a base price per Share that is intended to maintain the economic value of the award that was replaced, as determined by the Committee). On and after the date of grant of a Stock Appreciation Right hereunder, the Committee shall not have the authority to reduce the base price of such Stock Appreciation Right, except as provided in Section 10 hereof.

(ii) Other Terms. Subject to Section 6.02, the Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights shall expire not later than ten years after the date of grant.

SECTION 7. Certain Provisions Applicable to Awards.

7.01 Performance-Based Awards. To the extent an exception from the deduction limitations of Section 162(m) of the Code is sought, Performance Awards, Performance-Based Restricted Stock and Performance-Based Restricted Stock Units granted to Covered Employees, are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more pre-established, objective performance goals within the meaning of Section 162(m) and the regulations thereunder. The performance goal or goals shall be based solely on account of the attainment of one or more of the following criteria: attainment of pre-established levels of net income, pre-tax earnings, earnings before interest, taxes, depreciation, depletion and amortization (EBITDA), earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX), net cash flow, net cash provided by operating activities before changes in operating assets and liabilities, net cash flow before changes in operating assets and liabilities, net cash flow from operations, sales, production, cost of production, controllable operated cash costs, margins, capital and exploratory spend, capital expenditures, market capitalization, market price per share, return on equity, return on assets, return on capital employed, earnings per share, net asset value, book value per share, total shareholder return, cash return on capital employed, finding and development costs per barrel, reserve replacement, proved reserve additions, resource additions, or environment, health & safety measures, as determined by the Committee. Such performance goals may be applied either individually, alternatively or in any combination to the Corporation or any Subsidiary or Subsidiaries, on a consolidated or individual company basis, on an adjusted or unadjusted basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Committee, in its discretion. As determined by the Committee, performance goals may relate to absolute performance or relative performance compared to the performance of other companies, an index or indices or other comparator selected by the Committee in its discretion consistent with the “qualified performance-based compensation” exception under Section 162(m) of the Code. The Committee may provide in advance for such adjustments to any performance goal as it may determine are permitted under Section 162(m) of the Code. The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee.

7.02 Maximum Awards. The maximum Share amounts in this Section 7.02 are subject to adjustment under Section 10 and are subject to the Plan maximum under Section 4.

(i) Performance-Based Awards. The maximum aggregate number of Shares for or under which or with respect to Performance Awards (other than Performance Awards denominated in cash), Performance-Based Restricted Stock and Performance-Based Restricted Stock Units granted to any Participant in any Year may not exceed 750,000 Shares.

(ii) Stock Options and SARs. The maximum aggregate number of Shares with respect to Options or Stock Appreciation Rights granted to any Participant in any Year may not exceed 750,000 Shares.

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(iii) Cash-Based Performance Awards. The maximum aggregate amount awarded with respect to Performance Awards denominated in cash granted to any Participant in any Year may not exceed $25,000,000.

(iv) Special Restricted Stock and Special Restricted Stock Units. A maximum of 750,000 Shares may be made subject to Awards of Special Restricted Stock and Special Restricted Stock Units, in the aggregate, under the Plan during the term hereof.

(v) Awards to Non-Employee Directors. The maximum aggregate grant with respect to Awards made in any Year to any non-employee director shall not exceed $800,000 dollars in value, based on the combined grant-date fair value that is granted during such Year.

7.03 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award granted under the Plan or any award granted under any other plan of the Corporation, any Subsidiary, or any business entity to be acquired by the Corporation or a Subsidiary, or any other right of a Participant to receive payment from the Corporation or any Subsidiary. No Award may be granted in substitution for any other Award theretofore granted under the Plan, and no Award may be retroactively granted in tandem with any other Award theretofore granted under the Plan, at an exercise or base price less than that of such other previously granted Award, without, in each such case, first obtaining approval of the shareholders of the Corporation of such action; provided, however, that the Committee may, in its discretion, grant Awards or Shares (“Substitute Awards”) in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a business entity acquired or to be acquired by the Corporation or a Subsidiary or with which the Corporation or a Subsidiary combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Corporation or a Subsidiary, including a transaction described in Section 424(a) of the Code.

7.04 Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that (i) in no event shall the term of any Option or a Stock Appreciation Right exceed a period of ten (10) years from the date of its grant (or such shorter period as may be required under Section 422 of the Code) and; (ii) notwithstanding any contrary provision of the Plan, an Agreement may provide that the period of time over which a Non-Qualified Stock Option may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate applicable laws, in which case (A) during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; and (B) such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

7.05 Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Corporation or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares.

SECTION 8. General Restrictions Applicable to Awards.

8.01 Restrictions Under Rule 16b-3; Nontransferability.

(i) Nontransferability. Awards shall not be transferable by a Participant except (i) upon such terms and conditions and subject to such limitations, as the Committee may determine, to an Immediate Family Member of such Participant, or to a trust, partnership or limited liability company all of whose beneficiaries, partners or members, as the case may be, are Immediate Family Members or to another transferee permitted by the Committee (provided, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Corporation); (ii) by will or the laws of descent and distribution (or pursuant to a beneficiary designation authorized under Section 8.02) or (iii) if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided, however, that Incentive Stock Options and any Stock Appreciation Rights related to

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Incentive Stock Options, or, if then required by Rule 16b-3, any other derivative security, granted to a Participant under the Plan, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of such Participant only by such Participant.

(ii) Compliance with Rule 16b-3. It is the intent of the Corporation that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

8.02 Limits on Transfer of Awards; Beneficiaries. Except as provided in Section 8.01, no right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any party (other than the Corporation or a Subsidiary), or shall be subject to any lien, obligation, or liability of such Participant to any party (other than the Corporation or a Subsidiary). Unless otherwise determined by the Committee (subject to the requirements of Section 8.01(i)), no Award subject to any restriction shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Corporation under the terms of the Plan); provided, however, that a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant or Agreement applicable to such, except to the extent the Plan and such Award Agreement or agreement otherwise provide with respect to such persons, and to any additional restrictions deemed necessary or appropriate by the Committee.

8.03 Requirements of Law; Registration and Listing Compliance.

(i) The Corporation shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state or other law, regulation or rule, or subject to a listing requirement under any listing or similar agreement between the Corporation and any national securities exchange, until such laws, regulations, rules and contractual obligations of the Corporation have been complied with in full, although the Corporation shall be obligated to use its best efforts to obtain any such approval and comply with such requirements as promptly as practicable.

(ii) If at any time counsel to the Corporation shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Corporation or any Subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Corporation shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Corporation or any Subsidiary. This Section 8.03(ii) shall be applied by the Committee after taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate.

(iii) Upon termination of any period of suspension under this Section 8.03, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

8.04 Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Corporation in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. The Committee may cause a legend or legends to be placed on any such certificates

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to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Corporation or such other person as the Committee may designate.

SECTION 9. Change in Control Provisions. Notwithstanding any other provision of the Plan, the following acceleration and valuation provisions of this Section 9 shall apply in the event of a “Change in Control” as defined in Section 9.

9.01 Assumption, Replacement, Acceleration and Cash-Out.

(a) Unless otherwise determined by the Committee (or unless otherwise set forth in an employment Change in Control or similar agreement or an Award Agreement), if a Participant’s employment is terminated by the Corporation or its Subsidiaries, or any successor entity thereto, without Cause or on account of Good Reason within two (2) years following a Change in Control, each Award granted to such Participant prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment. Unless otherwise set forth in an employment Change in Control or similar agreement or an Award Agreement, upon a Change in Control, the Committee, in its discretion, may provide that performance-based Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control) or (y) converted into time-vesting restricted stock or restricted stock unit awards with respect to a number of Shares (or shares of any successor entity) determined based upon achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control). The provisions of this section 9.01(a) will not restrict the treatment of any Award in connection with a Change in Control as set forth in Section 9.01(b) below.

(b) In the event of a Change in Control, unless otherwise set forth in an employment, change-in-control or similar agreement or an Award Agreement, a Participant’s Award shall be treated, to the extent determined by the Committee to be permitted under Code Section 409A, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of outstanding Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights over the aggregate exercise price of such options or stock appreciation rights, as the case may be; (ii) provide for the Assumption or Replacement of Awards; (iii) provide that for a period of at least 20 days prior to the Change in Control, Options or Stock Appreciation Rights, whether previously vested or not, will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or Stock Appreciation Rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control or (iv) provide that any shares of Restricted Stock become fully vested upon consummation of the Change in Control. In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (A) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (B) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid in connection with the Corporation. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid for Shares in the Change in Control transaction without payment of consideration therefor.

9.02 Change in Control. For purposes of this Section 9, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of

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Annex B

20% or more of either the then (i) outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Corporation or any of its subsidiaries, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, (III) any acquisition by any corporation with respect to which, following such acquisition, more than 51% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock and Outstanding Voting Securities, as the case may be, or (IV) any acquisition by one or more Hess Entity (for this purpose a “Hess Entity” means (A) any of the children of Mr. Leon Hess, (B) any spouse of any person described in Section 9.02(a)(IV)(A) above, (C) any affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of any person described in Section 9.02(a)(IV)(A) above, (D) the Hess Foundation Inc., or (E) any persons comprising a group controlled (as such term is defined in such Rule 12b-2) by one or more of the foregoing persons or entities described in this Section 9.02(a)(IV)); or

(b) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act applies or other actual threatened solicitation of proxies or consents; or

(c) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Voting Securities, as the case may be; or

(d) Consummation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, more than 51% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Voting Securities, as the case may be. The term “the sale or other disposition of all or substantially all of the assets of the Corporation” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect subsidiary of the Corporation (including the stock of any direct or indirect subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined). The “fair market value of the Corporation” shall be the aggregate market value of the then Outstanding Corporation Common Stock (on a fully diluted basis) plus the aggregate market value of the Corporation’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Corporation Common Stock shall be determined by multiplying the number

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of shares of such Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Corporation Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Corporation Common Stock or by such other method as the Board shall determine is appropriate.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

SECTION 10. Adjustment Provisions. In the event that any dividend or other distribution (whether in the form of cash, Shares or other stock, or other property, but excluding regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issued or issuable in respect of outstanding Awards, (iii) the exercise price, base price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award and (iv) the maximum Share amounts set forth in Section 7.02; provided, however, in each case, that, with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(l) of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, rules or accounting principles. Any adjustments pursuant to this Section 10 shall be determined by the Committee after taking into account, among other things, the provisions of Section 409A of the Code.

SECTION 11. Changes to the Plan and Awards.

11.01 Changes to the Plan. The Board may, at any time and with or without prior notice, amend, alter, suspend, discontinue or terminate the Plan, retroactively or prospectively, without the consent of shareholders or Participants; provided, however, that, except as is provided in Section 10, any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Corporation’s shareholders within one year after such Board action (i) if such amendment or alteration (v) increases the number of shares reserved for Awards under the Plan, (w) changes the class of Participants eligible to receive Awards under the Plan, (x) decreases the minimum exercise price or base price requirements of Section 6.07(i) or 6.08(i), (y) modifies or eliminates the provisions of Section 7.03, 7.04 or 11.03(B), or (z) materially increases the benefits to Participants under the Plan; (ii) if the Board determines that such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may be listed in order to maintain compliance therewith, or (iii) if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan after initial shareholder approval of the Plan may materially impair the previously accrued rights of such Participant under any Award theretofore granted to him.

11.02 Changes to Awards. The Committee may, unless otherwise expressly prohibited by the Plan, at any time and with or without prior notice, waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, retroactively or prospectively, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award after initial shareholder approval of the Plan may materially impair the previously accrued rights of such Participant under such Award.

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11.03 Limitations on Changes. Notwithstanding the foregoing provisions of this Section 11 to the contrary, (A) the Board may amend or alter the Plan, and the Committee may amend or alter any Award, including any Award Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (a) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, or (b) if the Board or the Committee determines in its discretion that such amendment or alteration either (i) is required or advisable for the Corporation, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as is provided in Section 10, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or Stock Appreciation Right to reduce the exercise price or base price thereof, cancel an Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right with a lower exercise price or base price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or Stock Appreciation Right in exchange for cash or the grant of another type of Award or Options or SARs with an exercise price or grant price that is less than the exercise price of the original Options or SARs, without, in each such case, first obtaining approval of the stockholders of the Corporation of such action.

SECTION 12. General Provisions.

12.01 No Rights to Awards. No Participant, director, employee or consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and directors, employees or consultants. Accordingly, the Committee may make non-uniform and selective determinations, amendments and adjustments, enter into non-uniform and selective Award certificates or agreements and have non-uniform treatment of Awards upon a Change in Control under Section 9 hereof.

12.02 No Shareholder Rights. No Award shall confer on any Participant any of the rights of a shareholder of the Corporation unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

12.03 Tax Withholding and Other Tax Matters.

(i) To the extent and in the manner permitted by applicable law, the Corporation or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income, except to the extent the Committee determines to permit additional withholding and determines that doing so would not result in any adverse accounting consequences for the Corporation or a Subsidiary), or any payroll or other payment to a Participant, amounts or withholding and other taxes due with respect thereto, its exercise, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation or any Subsidiary and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Participant’s tax obligations.

(ii) If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Corporation immediately after filing such election with the Internal Revenue Service. Neither the Corporation nor any Subsidiary shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

(iii) Although the Corporation intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Corporation does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United

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States law. The Corporation may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of, or excise tax under, Code Section 409A, provided that such action is consistent with the requirements of Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to Awards that are subject to the requirements of Code Section 409A, (a) terms such as “termination of service” and “termination of employment” shall mean a “separation from service” within the meaning of Code Section 409A and (b) if a Participant is a “specified employee” (as such term is defined in Code Section 409A and as determined by the Corporation) as of the Participant’s termination of employment or service, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s termination of employment or service will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Code Section 409A) or (ii) the date of the Participant’s death.

12.04 No Right to Employment or Other Service. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any director, employee or consultant any right to continue in the employment or other service of the Corporation or any Subsidiary or to interfere in any way with the right of the Corporation or any Subsidiary to terminate such employment or other service at any time or increase or decrease such director’s, employee’s or consultant’s compensation from the rate in existence at the time of granting of an Award.

12.05 Unfunded Status of Awards. The Plan is intended to constitute an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant pursuant to an Award the Plan constitutes a mere promise to make the benefit payments provided for herein, and nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation. The Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the unfunded status of the Plan.

12.06 Other Compensatory Arrangements. The Corporation or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

12.07 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

12.08 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

12.09 Forfeiture Events.

(i) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or Stock Appreciation Right), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s termination of employment or service with the Corporation or a Subsidiary for cause (as determined by the Committee) or due to voluntary resignation; serious misconduct; violation of the Corporation’s or a Subsidiary’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Corporation or a Subsidiary; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Corporation or any Subsidiary, or otherwise detrimental to the business, reputation or interests of the Corporation and/or any Subsidiary; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an employee, director or consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

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(ii) If the Corporation is required to prepare an accounting restatement (x) due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant knowingly or grossly negligently engaged in such misconduct, or knowingly or grossly negligently failed to prevent such misconduct, or if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Corporation the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement, and (y) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Corporation the amount of any such reduction previously paid in settlement of such Award.

(iii) Awards granted under the Plan may be subject to recoupment or clawback as may be required by applicable law, or the Corporation’s recoupment, or “clawback” policy as it may be amended from time to time.

12.10 Transfer, Leave of Absence. For purposes of the Plan, a transfer of an employee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized in writing by the Corporation or a Subsidiary, shall not be deemed a termination of such employee’s employment for purposes of the Plan or with respect to any Award. The Committee shall have the discretion to determine the effects upon any Award and upon an individual’s status as an employee, director or consultant of the Corporation or a Subsidiary for purposes of the Plan in the case of: (a) any Participant who is employed by an entity that ceases to be a Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Corporation and/or a Subsidiary or between the Corporation or a Subsidiary or between Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an employee to a consultant or a non-employee director, or vice versa; and (e) any employee who experiences a termination of employment with the Corporation or a Subsidiary but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary. Notwithstanding the foregoing, this Section 12.10 shall not cause a Participant to fail to be considered to have terminated employment for purposes of the Plan, to the extent that the Participant would be considered to have had a “separation from service” with the Corporation or a Subsidiary for purposes of Section 409A of the Code, and it would be necessary in order to comply with Section 409A of the Code to consider such Participant as having so terminated.

12.11 Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Corporation, in any case in accordance with the terms and conditions of the Plan.

12.12 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

12.13 Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Corporation and/or any Subsidiary operates or has employees, directors or consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which such employees, directors and/or consultants outside the United States are eligible to participate in the Plan;

(c) Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

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(d) Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 12.13 by the Committee shall be attached to the Plan as appendices; and

(e) Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

SECTION 13. Effective Date; Duration of Plan. Following adoption of the Plan by the Board, the Plan shall be effective upon the date on which the Plan is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the Corporation’s shareholders during 2017, or any adjournment thereof. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 11, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the effective date of the Plan described in the first sentence of this Section.

2021 PROXY STATEMENT	B-19

HESS CORPORATION 1185 AVENUE OF THE AMERICAS NEW YORK, NY 10036 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in the Hess Corporation Savings Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/HES2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in the Hess Corporation Savings Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51173-P55040 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HESS CORPORATION The Board of Directors recommends a vote FOR all the nominees. 1. Election of eleven director nominees to serve for a one-year term expiring in 2022: Nominees: For Against Abstain 1a. T.J. CHECKI 1b. L.S. COLEMAN, JR. 1c. J. DUATO 1d. J.B. HESS 1e. E.E. HOLIDAY 1f. M.S. LIPSCHULTZ 1g. D. MCMANUS 1h. K.O. MEYERS 1i. K.F. OVELMEN 1j. J.H. QUIGLEY 1k. W.G. SCHRADER The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. For Against Abstain 2. Advisory approval of the compensation of our named executive officers. 3. Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2021. 4. Approval of amendment no. 1 to our 2017 long term incentive plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D51174-P55040 HESS CORPORATION Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for the Annual Meeting — June 2, 2021 at 9:00 a.m., Central Time The undersigned hereby authorizes and appoints JOHN B. HESS, GREGORY P. HILL and TIMOTHY B. GOODELL, or any of them, as proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held virtually on June 2, 2021, at 9:00 a.m., Central Time, via live webcast at www.virtualshareholdermeeting.com/HES2021, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournments or postponements thereof. Please indicate on the reverse side of this card how this stock is to be voted. If not otherwise specified, shares will be voted FOR each of the nominees in Proposal 1 and FOR Proposals 2, 3 and 4. Additional instructions for Hess Corporation Savings Plan Participants: Participants and Beneficiaries who do not vote the stock in the Company Stock Fund attributable to their accounts shall be deemed to have directed Fidelity Management Trust Company as Trustee to vote such stock on each proposal in the same proportion as the other participants in the plan vote.